Form 10-K, Exhibit 13
period 1994-06-30
MICROSOFT CORP
filed 1994-09-27
CIK 789019

                                                                     EXHIBIT 13
                               FINANCIAL HIGHLIGHTS

(In millions, except earnings per share)                       Year Ended June 30
                                         -------------------------------------------------------------
                                          1990            1991         1992         1993         1994
                                         ------          ------       ------       ------       ------
 Net revenues                            $1,183          $1,843       $2,759       $3,753       $4,649
 Net income                                 279             463          708          953        1,146
 Earnings per share                        0.52            0.82         1.20         1.57         1.88
 Return on net revenues                    23.6%           25.1%        25.7%        25.4%        24.7%
 Cash and short-term investments         $  449          $  686       $1,345       $2,290       $3,614
 Total assets                             1,105           1,644        2,640        3,805        5,363
 Stockholders' equity                       919           1,351        2,193        3,242        4,450

FINANCIAL RESULTS

         Due in large measure to the ongoing success of the Microsoft(R) Windows(TM) operating system and Microsoft Office, Microsoft posted its 19th consecutive year of revenue and earnings growth.

         Revenues were $4.65 billion in 1994, an increase of 24% over the $3.75 billion recorded the preceding year. Net income totaled $1.15 billion, up 20% from the $953 million of 1993. Earnings per share reached $1.88, compared with $1.57 last year (restated to reflect the Company's two-for-one stock split in May 1994).

         In the third quarter of 1994, Microsoft recorded a $120 million pretax charge after a jury verdict in the Stac Electronics patent litigation. In the fourth quarter, Microsoft reached an agreement with Stac to settle the litigation and reversed $30 million of the charge. The net $90 million pretax charge reduced earnings per share for 1994 by $0.10.

                 MICROSOFT CORPORATION 1994 FINANCIAL RESULTS


                              TABLE OF CONTENTS

             Income Statements                           2

             Management's Discussion and
               Analysis - Results of Operations          3

             Management's Discussion and
               Analysis - Outlook:  Issues and Risks     6

             Management's Discussion and
               Analysis - Financial Condition            7

             Cash Flows Statements                       8

             Balance Sheets                              9

             Statements of Stockholders' Equity         10

             Management's Discussion and
               Analysis - Employee Stock Options        11

             Management's Discussion and
               Analysis - Outstanding Common
               Shares and Options and Computed Values   12

             Notes to Financial Statements              13

             Quarterly Financial and Market
               Information                              18

             Selected Five-Year Financial Data          19

             Reports of Management and
               Independent Auditors                     20

                              INCOME STATEMENTS
                   (In millions, except earnings per share)

                                                    Year Ended June 30
                                         -------------------------------------
                                          1992            1993           1994
                                         ------          ------         ------
Net revenues                             $2,759          $3,753         $4,649
Cost of revenues                            467             633            763
                                         ------          ------         ------
Gross profit                              2,292           3,120          3,886
                                         ------          ------         ------
Operating expenses:
  Research and development                  352             470            610
  Sales and marketing                       854           1,205          1,384
  General and administrative                 90             119            166
                                         ------          ------         ------
    Total operating expenses              1,296           1,794          2,160
                                         ------          ------         ------
Operating income                            996           1,326          1,726
Interest income -- net                       56              82            102
Litigation charge                           --              --             (90)
Other expenses                              (11)             (7)           (16)
                                         ------          ------         ------
Income before income taxes                1,041           1,401          1,722
Provision for income taxes                  333             448            576
                                         ------          ------         ------
Net income                               $  708          $  953         $1,146
                                         ======          ======         ======
Earnings per share                       $ 1.20          $ 1.57         $ 1.88
                                         ======          ======         ======
Weighted average shares outstanding         588             606            610
                                         ======          ======         ======

See accompanying notes.

           NET REVENUES            NET INCOME           EARNINGS PER SHARE
          --------------         --------------         ------------------
          YEAR    AMOUNT         YEAR    AMOUNT         YEAR        AMOUNT
          ----    ------         ----    ------         ----        ------
          1992    $2,759         1992    $  708         1992         $1.20
          1993    $3,753         1993    $  953         1993         $1.57
          1994    $4,649         1994    $1,146         1994         $1.88

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                                (In millions)


RESULTS OF OPERATIONS

OVERVIEW

Microsoft develops, manufactures, markets, licenses, and supports a wide range of software products, including operating systems for personal computers (PCs), office machines, and personal information devices; applications programs; and languages; as well as personal computer books, hardware, and multimedia products.

NET REVENUES

                1992      Change      1993      Change     1994
               ------     ------     ------     ------    ------
Net revenues   $2,759       36%      $3,753       24%     $4,649

         Product groups. Operating systems product group revenues were $1,104 million, $1,267 million, and $1,519 million in 1992, 1993, and 1994. The MS-DOS(R) operating system is preinstalled on PCs by most original equipment manufacturers (OEMs), and revenues from such licenses increased steadily in both 1993 and 1994. Revenues from retail upgrade versions of MS-DOS decreased in 1994 after a strong increase in 1993. The Microsoft Windows operating system was an increasingly strong contributor to systems revenues as the number of new PCs preinstalled with Windows increased rapidly during the three-year period.

         Applications product group revenues were $1,401 million, $2,253 million, and $2,927 million in 1992, 1993, and 1994. Increases in applications revenues were led by strong sales of Microsoft Office. The Microsoft Office Standard product includes Microsoft Excel, Microsoft Word, the Microsoft PowerPoint(R) presentation graphics program, and a Microsoft Mail license, while the Microsoft Office Professional product also includes Microsoft Access(R) database. Sales of stand-alone versions of the Microsoft Excel spreadsheet and the Microsoft Word word processor increased in 1993 but decreased in 1994 as the sales mix continued to shift to integrated products.

         Microsoft Home, a broad range of products in the Company's consumer applications group, also showed continued growth. The Microsoft Home brand includes CD-ROM multimedia library titles and products for children's creativity, personal productivity, and entertainment.

         Windows-based software programs represented approximately 85% of applications revenues in 1994, up from 65% in 1992 and 75% in 1993.

         Hardware product group revenues were $254 million, $233 million, and $203 million in 1992, 1993, and 1994. The hardware product group's principal products are the Microsoft Mouse and BallPoint(R) Mouse pointing devices.

      SYSTEMS REVENUES                 APPLICATIONS REVENUES
      ----------------                 ---------------------
      YEAR      AMOUNT                 YEAR           AMOUNT
      ----      ------                 ----           ------
      1992      $1,104                 1992           $1,401
      1993      $1,267                 1993           $2,253
      1994      $1,519                 1994           $2,927

                                 (In millions)


Sales channels. The Company has four major channels of distribution including: finished goods sales in the U.S. and Canada, Europe, and Other International; and OEM. Sales in the finished goods channels are primarily to distributors and resellers. OEM channel revenues are license fees from original equipment manufacturers.

         U.S. and Canada channel revenues were $1,062 million, $1,371 million, and $1,575 million in 1992, 1993, and 1994.

        Revenues in Europe were $997 million, $1,259 million, and $1,363 million in 1992, 1993, and 1994. Other International channel revenues increased 36% in 1994 to $532 million. Revenues were $223 million in 1992 and $392 million in 1993.

         The Company's operating results are affected by foreign exchange rates. Approximately 46%, 44%, and 40% of the Company's revenues were collected in foreign currencies during 1992, 1993, and 1994. Since much of the Company's international manufacturing costs and operating expenses are also incurred in local currencies, the relative impact of exchange rates on net income is less than on revenues.

         OEM revenues grew 61% from the prior year to $1,179 million. OEM revenues were $477 million in 1992 and $731 million in 1993. The primary source of OEM revenues is licenses of operating systems, particularly MS-DOS and Microsoft Windows. During 1994, approximately 80% of Windows units were sold through the OEM channel, up from approximately 50% in 1992 and 75% in 1993.

   U.S. AND CANADA REVENUES             EUROPE REVENUES
   ------------------------             ---------------
   YEAR              AMOUNT             YEAR     AMOUNT
   ----              ------             ----     ------
   1992              $1,062             1992     $  997
   1993              $1,371             1993     $1,259
   1994              $1,575             1994     $1,363

 OTHER INTERNATIONAL REVENUES            OEM REVENUES
 ----------------------------           ---------------
 YEAR                  AMOUNT           YEAR     AMOUNT
 ----                  ------           ----     ------
 1992                  $223             1992     $  477
 1993                  $392             1993     $  731
 1994                  $532             1994     $1,179

                   (In millions, except earnings per share)


COST OF REVENUES

                              1992    Change     1993      Change     1994
                              ----    ------     ----      ------     ----
Cost of revenues              $467      36%      $633        21%      $763
Percentage of net revenues    16.9%              16.9%                16.4%
                              ----               ----                 ----

Cost of revenues as a percentage of net revenues was 16.4% in 1994, down from 16.9% in 1992 and 1993. The percentage decreased due to lower disk prices from vendors and a greater percentage of sales of licenses to OEMs and corporations, offset by increased sales of lower-margin Microsoft Office and upgrade products.

OPERATING EXPENSES

                              1992    Change      1993      Change      1994
                              ----    ------     ------     ------     ------
Research and development      $352      34%      $  470       30%      $  610
Percentage of net revenues    12.8%                12.5%                 13.1%
                              ----               ------                ------
Sales and marketing           $854      41%      $1,205       15%      $1,384
Percentage of net revenues    31.0%                32.1%                 29.8%
                              ----               ------                ------
General and administrative    $ 90      32%      $  119       39%      $  166
Percentage of net revenues     3.3%                 3.2%                  3.6%
                              ----               ------                ------

         Increases in research and development expenses resulted primarily from planned additions to the Company's software development and advanced technology staffs, as well as higher levels of third-party development costs.

         In 1994, sales and marketing expenses increased at a slower rate than revenues due to a concerted performance orientation at all sales sites. The increases in the absolute dollars of sales and marketing expenses in 1993 and 1994 were due to increased marketing programs and advertising for the launch of new products, planned hiring of marketing personnel, and continued development of Product Support Services.

         Increases in general and administrative expenses are primarily attributable to higher legal costs and growth in the systems and people necessary to support overall increases in the scope of the Company's operations.

NONOPERATING INCOME

                              1992    Change     1993      Change     1994
                              ----    ------     ----      ------     ----
Nonoperating income            $45      67%       $75        15%       $86
Litigation charge               --                 --                  $90
                               ---                ---                  ---

         The primary component of nonoperating income is interest income, which was $58 million, $83 million, and $104 million in 1992, 1993, and 1994. Increased interest income is the result of a larger investment portfolio generated by cash from operations, offset in both 1993 and 1994 by declining interest rates.

         In the third quarter of 1994, the Company recorded a $120 million charge to reflect the estimated impact of a jury verdict in the Stac Electronics patent litigation and related expenses. In June 1994, the Company reached an agreement with Stac to settle the litigation and adjusted its estimate accordingly, resulting in a credit of $30 million in the fourth quarter and a net pretax charge of $90 million for the year.

PROVISION FOR INCOME TAXES

                              1992    Change     1993      Change     1994
                              ----    ------     ----      ------     ----
Provision for income taxes    $333      35%      $448        29%      $576
Effective tax rate            32.0%              32.0%                33.5%
                              ----               ----                 ----

The effective tax rate increased in 1994 primarily because of an increase in the U.S. statutory income tax rate. Notes To Financial Statements describe the differences between the U.S. statutory and effective income tax rates.

NET INCOME AND EARNINGS PER SHARE

                              1992    Change     1993      Change     1994
                             -----    ------    -----      ------    ------
Net income                   $ 708      35%     $ 953        20%     $1,146
Percentage of net revenues    25.7%              25.4%                 24.7%
Earnings per share           $1.20      31%     $1.57        20%     $ 1.88
                             -----      --      -----        --      ------

Net income as a percentage of net revenues decreased in 1994, primarily due to the Stac Electronics patent litigation charge and increased research and development expenses, offset by the lower relative level of sales and marketing expenses. The slight percentage decrease in 1993 from 1992 was attributable to higher relative sales and marketing expenditures.

OUTLOOK: ISSUES AND RISKS

The Company's 1994 Annual Report includes discussions of its long-term growth outlook. The following issues and risks, among others, should also be considered in evaluating its outlook.

         Rapid technological change. The personal computer software industry is characterized by rapid technological change and uncertainty as to the widespread acceptance of new products.

         Long-term investment cycle. Developing, manufacturing, and licensing software is expensive and the investment in product development often involves a long pay-back cycle. The Company began investing in the principal products that are significant to its current revenues in the early 1980s. The Company's plans for 1995 include significant investments in software research and development and related product opportunities from which significant revenues are not anticipated for a number of years.

         Product ship schedules. Delays in the release of new products can cause operational inefficiencies that impact manufacturing capabilities, distribution logistics, and telephone support staffing.

         Microsoft Office. Revenues from Microsoft Office may increase as a percentage of total revenues in 1995. The price of Microsoft Office is less than the sum of the prices for the individual application programs included in this product when such programs are sold separately.

         Prices. Future prices the Company is able to obtain for its products may decrease from historical levels depending upon market or other cost factors.

         Saturation. Product upgrades, enabling users to upgrade from earlier versions of the Company's products or from competitors' products, have lower prices than new products. As the desktop PC software market becomes saturated, the sales mix shifts from standard products to upgrade products. This trend is expected to continue in 1995.

         Introductory pricing. The Company has offered certain new products at low introductory prices. This practice may continue with other new product offerings.

         Channel mix. Average revenue per license is lower from OEM licenses than from retail versions, reflecting the relatively lower direct costs of operations in the OEM channel. An increasingly higher percentage of revenues was achieved through the OEM channel during 1993 and 1994.

         Volume discounts. In 1994, unit sales increased under Microsoft Select, a large account program designed to permit large organizations to license Microsoft products. Average revenue per copy from Select license programs is lower than average revenue per copy from retail versions shipped through the finished goods channels.

         Foreign exchange. A large percentage of the Company's sales are transacted in local currencies. As a result, the Company's revenues are subject to foreign exchange rate fluctuations.

         Cost of revenues. Although cost of revenues as a percentage of net revenues was relatively consistent in 1993 and 1994, it varies with channel mix and product mix within channels. Changes in channel and product mix, as well as in the cost of product components, may affect cost of revenues as a percentage of net revenues in 1995.

         Sales and marketing and support investments. The Company's plans for 1995 include continued investments in its sales and marketing and support groups. Competitors may be able to enter the market without making investments of such scale.

         Accounting standards. Accounting standards promulgated by the Financial Accounting Standards Board change periodically. Changes in such standards, including currently proposed changes in the accounting for employee stock option plans, may have a negative impact on the Company's future reported earnings.

         Unlicensed copying. Unlicensed copying of software represents a loss of revenues to the Company. The Company is actively educating consumers and lawmakers on this issue. However, there can be no assurance that continued efforts will affect revenues positively.

         Growth rates. Management believes the Company's recent revenue growth rates are not sustainable. Operating expenses as a percentage of revenues may increase in 1995 because of the above factors, among others.

                                 (In millions)


         Litigation. Litigation regarding intellectual property rights, patents, and copyrights is increasing in the PC software industry. In addition, there are other general corporate legal risks. See Notes To Financial Statements regarding contingencies related to government regulation and legal proceedings.

FINANCIAL CONDITION

The Company's cash and short-term investments totaled $3,614 million at June 30, 1994 and represented 67% of total assets. The portfolio is diversified among security types, industries, and individual issuers. The Company's investments are investment grade and liquid.

         Microsoft has no material long-term debt. Stockholders' equity at June 30, 1994 was over $4.4 billion.

         Cash generated from operations has been sufficient to fund the Company's investment in research and development activities and facilities expansion. As the Company grows, investments will continue in research and development in existing and advanced areas of technology. The Company's cash will be used to acquire technology or to fund strategic ventures. Additions to property, plant, and equipment are expected to continue, including facilities and computer systems for research and development, sales and marketing, product support, and administrative staff.

         The exercise of stock options by employees provides additional cash. These proceeds have funded the Company's open market stock repurchase program through which Microsoft provides shares for stock option and stock purchase plans. This practice is expected to continue in 1995.

         The Company has available $70 million of standby multicurrency lines of credit. These lines support foreign currency hedging and international cash management.

         Management believes existing cash and short-term investments together with funds generated from operations will be sufficient to meet the Company's operating requirements in 1995.

   RESEARCH AND DEVELOPMENT SPENDING              SALES AND MARKETING SPENDING
   ---------------------------------              ----------------------------
   YEAR                       AMOUNT              YEAR                  AMOUNT
   ----                       ------              ----                  ------
   1992                        $352               1992                  $  854
   1993                        $470               1993                  $1,205
   1994                        $610               1994                  $1,384

                            CASH FLOWS STATEMENTS
                                (In millions)

                                                        Year Ended June 30
                                                 --------------------------------
                                                  1992         1993        1994
                                                 ------       ------      -------
CASH FLOWS FROM OPERATIONS
 Net income                                      $  708       $  953      $ 1,146
 Depreciation and amortization                      112          151          237
 Current liabilities                                167          177          360
 Accounts receivable                                (33)        (121)        (146)
 Inventories                                        (40)         (51)          23
 Other current assets                               (18)         (35)         (27)
                                                 ------       ------      -------
  Net cash from operations                          896        1,074        1,593
                                                 ------       ------      -------

CASH FLOWS FROM FINANCING
 Common stock issued                                135          229          280
 Common stock repurchased                          (135)        (250)        (348)
 Stock option income tax benefits                   130          207          151
                                                 ------       ------      -------
  Net cash from financing                           130          186           83
                                                 ------       ------      -------

CASH FLOWS USED FOR INVESTMENTS
 Additions to property, plant, and equipment       (317)        (236)        (278)
 Other assets                                       (41)         (17)         (64)
 Short-term investments                            (284)        (723)        (860)
                                                 ------       ------      -------
  Net cash used for investments                    (642)        (976)      (1,202)
                                                 ------       ------      -------
Net change in cash and equivalents                  384          284          474
Effect of exchange rates                            (10)         (62)         (10)
Cash and equivalents, beginning of year             417          791        1,013
                                                 ------       ------      -------
Cash and equivalents, end of year                   791        1,013        1,477
Short-term investments                              554        1,277        2,137
                                                 ------       ------      -------
Cash and short-term investments                  $1,345       $2,290      $ 3,614
                                                 ======       ======      =======

See accompanying notes.


                         CASH AND SHORT-TERM INVESTMENTS
                         -------------------------------
                         YEAR                     AMOUNT
                         ----                     ------
                         1992                     $1,345
                         1993                     $2,290
                         1994                     $3,614

                                 BALANCE SHEETS
                                 (In millions)


                                                                                  June 30
                                                                         -------------------------
                                                                          1993               1994
                                                                         ------             ------
ASSETS
Current assets:
 Cash and short-term investments                                         $2,290             $3,614
 Accounts receivable -- net of allowances of $76 and $92                    338                475
 Inventories                                                                127                102
 Other                                                                       95                121
                                                                         ------             ------
  Total current assets                                                    2,850              4,312
Property, plant, and equipment -- net                                       867                930
Other assets                                                                 88                121
                                                                         ------             ------
   Total assets                                                          $3,805             $5,363
                                                                         ======             ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                        $  239             $  324
 Accrued compensation                                                        86                 96
 Income taxes payable                                                       127                305
 Other                                                                      111                188
                                                                         ------             ------
  Total current liabilities                                                 563                913
                                                                         ------             ------
Commitments and contingencies
Stockholders' equity:
 Common stock and paid-in capital -- shares authorized 2,000;
  issued and outstanding 565 and 581                                      1,086              1,500
 Retained earnings                                                        2,156              2,950
                                                                         ------             ------
  Total stockholders' equity                                              3,242              4,450
                                                                         ------             ------
   Total liabilities and stockholders' equity                            $3,805             $5,363
                                                                         ======             ======

See accompanying notes.

                                LIABILITIES AND STOCKHOLDERS'
         ASSETS - 1994                  EQUITY - 1994
    ---------------------       -----------------------------
                                LIABILITIES &
                                STOCKHOLDERS'
    ASSETS        PERCENT          EQUITY             PERCENT
    ------        -------       -------------         -------
    Cash             67%        Stockholders'
    PP&E             18%          Equity                83%
    Other                       Liabilities             17%
      Current
      Assets         13%
    Other             2%



                       STATEMENTS OF STOCKHOLDERS'  EQUITY
                                 (In millions)


                                                          Year Ended June 30
                                                 ----------------------------------
                                                  1992          1993          1994
                                                 ------        ------        ------
COMMON STOCK AND PAID-IN CAPITAL
 Balance, beginning of year                      $  395        $  657        $1,086
 Common stock issued                                135           229           280
 Common stock repurchased                            (3)           (7)          (17)
 Stock option income tax benefits                   130           207           151
                                                 ------        ------        ------
  Balance, end of year                              657         1,086         1,500
                                                 ------        ------        ------

RETAINED EARNINGS
 Balance, beginning of year                         956         1,536         2,156
 Common stock repurchased                          (132)         (243)         (331)
 Net income                                         708           953         1,146
 Translation adjustment                               4           (90)          (21)
                                                 ------        ------        ------
  Balance, end of year                            1,536         2,156         2,950
                                                 ------        ------        ------
   Total stockholders' equity                    $2,193        $3,242        $4,450
                                                 ======        ======        ======

See accompanying notes.

                              STOCKHOLDERS' EQUITY
                              --------------------
                              YEAR          AMOUNT
                              ----          ------
                              1992          $2,193
                              1993          $3,242
                              1994          $4,450

EMPLOYEE STOCK OPTIONS

At Microsoft, every employee is eligible to become a stockholder in the Company through the Company's employee stock purchase and stock option plans. Management believes stock options have made a major contribution to the success of the Company by aligning employee interests with those of other stockholders. Stock options enjoy widespread use today, and many of the Company's competitors have similar programs.

         During the last several years there has been considerable debate about the appropriate accounting for stock options. Questions in this ongoing discussion include how stock options should be measured; whether they should be recorded in traditional financial statements, subject to already complex and increasingly difficult rules; whether they should be highlighted in a separate new financial statement or table; or whether further information concerning stock options should be disclosed in footnotes to financial statements.
Pending resolution of these outstanding issues, on the accompanying page we have provided a table of outstanding common shares and net options and changes in their computed values based on quoted prices for the Company's stock. It provides a clear understanding of the Company's equity, its equity holders, and the value or possible value of their vested and unvested holdings.

         In this table, common shares are those outstanding. Net vested and unvested options represent the number of common shares issuable upon exercise of such stock options less the number of common shares that could be repurchased with proceeds from their exercise. Computed values are calculated based on the closing price of the Company's common stock on the Nasdaq National Market System on the dates indicated.

                              STAKEHOLDINGS - 1994
                              --------------------
                        Employees' and Directors'
                          Shares and Options         47%
                        Other Investors' Shares      53%

                                 (In millions)


                                                                           June 30
                                                   -----------------------------------------------------
                                                    1992        Change     1993        Change     1994
                                                   -------      ------    -------      ------    -------
OUTSTANDING COMMON SHARES AND OPTIONS
Directors' and officers' common shares                 273         (13)       260         (21)       239
Employees' and directors' net vested
  and unvested stock options                            78         (11)        67          (5)        62
                                                   -------      ------    -------      ------    -------
Employees' and directors' shares and options           351         (24)       327         (26)       301
Other investors' common shares                         271          34        305          37        342
                                                   -------      ------    -------      ------    -------
     Total                                             622          10        632          11        643
                                                   =======      ======    =======      ======    =======
Nasdaq closing price per share                         $35                    $44                $51-5/8
                                                   =======                =======                =======

COMPUTED VALUES
Directors' and officers' common shares             $ 9,579      $1,886    $11,465      $  845    $12,310
Employees' and directors' net vested
  and unvested stock options                         2,714         245      2,959         269      3,228
                                                   -------      ------    -------      ------    -------
Employees' and directors' shares and options        12,293       2,131     14,424       1,114     15,538
Other investors' common shares                       9,486       3,930     13,416       4,259     17,675
                                                   -------      ------    -------      ------    -------
     Total                                         $21,779      $6,061    $27,840      $5,373    $33,213
                                                   =======      ======    =======      ======    =======

                         NOTES TO FINANCIAL STATEMENTS


SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation. The financial statements include the accounts of Microsoft and its wholly owned subsidiaries. Significant intercompany transactions and balances have been eliminated.

         Foreign currencies. Current assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Fixed assets and resulting depreciation are translated at historical rates. Translation adjustments resulting from this process are charged or credited to equity. Revenues, costs, and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses.

         Revenue recognition. Revenue from finished goods sales to distributors and resellers is recognized when related products are shipped. Revenue billed upon shipment of finished goods products attributable to both specified and unspecified future product enhancements is deferred and recognized when such enhancements are delivered. Revenue from software maintenance contracts is recognized ratably over the contract period.

         The Company warrants products against defects and has policies permitting the return of products under certain circumstances. Provision is made for warranty costs and returns. Such costs generally have not been material.

         Revenue from products licensed to original equipment manufacturers is recognized when the licensed products are shipped by the OEM. License fees received prior to product acceptance are recorded as customer deposits.

         Provision is made for bad debts. Such costs generally have not been material.

         Research and development. Research and development costs are expensed as incurred.

         Income taxes. Income tax expense includes U.S. and international income taxes, plus an accrual for U.S. taxes on undistributed earnings of international subsidiaries. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of this difference is reported as deferred income taxes. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

         Earnings per share. Earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method.

         Stock split. In May 1994, outstanding shares of common stock were split two-for-one. All shares and per share amounts have been restated.

         Cash and short-term investments. The Company considers all liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments are stated at the lower of cost or market. Cost approximates market value for all classifications of cash and short-term investments.

         Inventories. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

         Property, plant, and equipment. Property, plant, and equipment is stated at cost and depreciated using the straight-line method. Estimated lives are as follows: buildings, 30 years; leasehold improvements, the lease term; computer equipment and other, principally three years.

         Diversification of risk. The Company's investment portfolio is diversified and consists of short-term investment grade securities. At June 30, 1993 and 1994, approximately 40% of accounts receivable represented amounts due from ten channel purchasers. Two of these each accounted for approximately 10% of revenues in 1993 and 13% in 1994. The Company hedges certain foreign exchange exposures although no material hedge contracts were outstanding at June 30, 1994.

         Statements of Financial Accounting Standards (SFAS). SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, does not materially affect the Company. SFAS No. 109, Accounting for Income Taxes, was adopted in 1994, and the effect on current year and cumulative net income was not material. Required adoption of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, in the first quarter of 1995 will not have a material impact on the financial statements.
In its current form, a proposed new SFAS, Accounting for Stock-based Compensation, if adopted, is expected to have a material adverse effect on the way future net income is reported.

         Reclassifications. Certain reclassifications have been made for consistent presentation.

                                 (In millions)


CASH AND SHORT-TERM INVESTMENTS

                                                  June 30
                                            --------------------
                                             1993          1994
                                            ------        ------
Cash and equivalents:
Cash                                        $  225        $  263
Commercial paper                               326           619
Money market preferreds                        159           180
Certificates of deposit                        160           218
Bank loan participations                       143           197
                                            ------        ------
Cash and equivalents                         1,013         1,477
                                            ------        ------
Short-term investments:
Municipal securities                           788         1,245
Corporate notes and bonds                      226           423
U.S. Treasury securities                       199           417
Commercial paper                                64            52
                                            ------        ------
Short-term investments                       1,277         2,137
                                            ------        ------
Cash and short-term investments             $2,290        $3,614
                                            ======        ======

PROPERTY, PLANT, AND EQUIPMENT

                                                  June 30
                                            --------------------
                                             1993          1994
                                            ------        ------
Land                                        $  144        $  162
Buildings                                      389           440
Computer equipment                             415           532
Other                                          233           311
                                            ------        ------
Property, plant, and equipment - at cost     1,181         1,445
Accumulated depreciation                      (314)         (515)
                                            ------        ------
Property, plant, and equipment - net        $  867        $  930
                                            ======        ======

INCOME TAXES

The provision for income taxes was composed of:

                                1992      1993      1994
                                ----      ----      ----
Current taxes:
U.S. and state                  $225      $352      $470
International                    112       123        94
                                ----      ----      ----
Current taxes                    337       475       564
Deferred taxes                    (4)      (27)       12
                                ----      ----      ----
Provision for income taxes      $333      $448      $576
                                ====      ====      ====

Differences between the U.S. statutory and effective tax rates were:

                                1992      1993      1994
                                ----      ----      ----
U.S. statutory rate             34.0%     34.0%     35.0%
Tax exempt income               (0.6)     (0.6)     (0.9)
Foreign sales corporation       (1.0)     (1.0)     (1.0)
Tax credits                     (1.1)     (0.9)     (2.1)
State taxes and other - net      0.7       0.5       2.5
                                ----      ----      ----
Effective tax rate              32.0%     32.0%     33.5%
                                ====      ====      ====







Deferred income tax balances were:

                                                          JUNE 30
                                                            1994
                                                          -------
Deferred income tax assets:
Gross margin items                                        $   72
Expense items                                                132
                                                          ------
Deferred income tax assets                                   204
                                                          ------
Deferred income tax liabilities:
International earnings                                      (147)
Other                                                         (4)
                                                          ------
Deferred income tax liabilities                             (151)
                                                          ------
Net deferred income tax asset                             $   53
                                                          ======

U.S. and international components of income before income taxes were:

                                 1992      1993      1994
                                ------    ------    ------
U.S.                            $  658    $  960    $1,281
International                      383       441       441
                                ------    ------    ------
Income before income taxes      $1,041    $1,401    $1,722
                                ======    ======    ======

         The Internal Revenue Service is examining the Company's U.S. income tax returns for 1990 and 1991. The Company believes any adjustments from the examination will not be material. Income taxes paid were $175 million, $187 million, and $247 million in 1992, 1993, and 1994.

COMMON STOCK

Shares of common stock outstanding were as follows:

                                1992      1993      1994
                                ----      ----      ----
Balance, beginning of year       522       544       565
Issued                            26        27        25
Repurchased                       (4)       (6)       (9)
                                 ---       ---       ---
Balance, end of year             544       565       581
                                 ===       ===       ===

         The Company repurchases its common stock in the open market to provide shares for issuance to employees under stock option and stock purchase plans. The Company's Board of Directors authorized continuation of this program in 1995.
         In June 1994, the Company merged with SOFTIMAGE, Inc. (SI), a leading developer of 2-D and 3-D computer animation and visualization software, in a pooling of interests. The Company exchanged 2.7 million shares, shown as outstanding at June 30, 1994,

                      (In millions, except per share data)


for all of the outstanding stock of SI. SI's assets and liabilities, which were nominal, are included with those of Microsoft as of June 30, 1994. Operating results for SI during 1992, 1993, and 1994 were not material to the combined results of the two companies. Accordingly, the financial statements for such periods have not been restated.

EMPLOYEE STOCK AND SAVINGS PLANS

Employee stock purchase plan. The Company has an employee stock purchase plan for all eligible employees. Under the plan, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or the last day of each six-month period. Employees may purchase shares having a value not exceeding 10% of their gross compensation during an offering period. During 1992, 1993, and 1994, employees purchased 0.9 million, 1.0 million, and 1.1 million shares at average prices of $24.59, $33.29, and $34.16 per share. At June 30, 1994, 6.5 million shares were reserved for future issuance.

         Savings plan.  The Company has a savings plan, which qualifies under
Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 15% of their pretax salary, but not more than statutory limits. The Company contributes fifty cents for each dollar contributed by a participant, with a maximum contribution of 3% of a participant's earnings. The Company's matching contributions to the savings plan were $5 million, $7 million, and $9 million in 1992, 1993, and 1994.

         Stock option plans. The Company has stock option plans for directors, officers, and all employees, which provide for nonqualified and incentive stock options. The Board of Directors determines the option price (not to be less than fair market value for incentive options) at the date of grant. The options generally expire ten years from the date of grant and vest over four and one-half years. At June 30, 1994, options for 52.6 million shares were vested and 111.0 million shares were available for future grants under the plans.

                            Outstanding Options
- -----------------------------------------------------------------------------
                                                      Price per Share
                                             --------------------------------
                                                                     Weighted
                             Number              Range               Average
                             ------          --------------          --------
Balance, June 30, 1991        115.0          $ 0.31 - 22.39           $ 8.27

Granted                        29.7           20.59 - 39.79            23.77
Exercised                     (20.7)           0.31 - 16.61             6.50
Canceled                       (3.7)           1.50 - 38.84             7.39
                              -----
Balance, June 30, 1992        120.3            0.31 - 39.79            12.44

Granted                        24.4           30.88 - 44.25            34.30
Exercised                     (26.2)           0.31 - 36.92             7.95
Canceled                       (4.4)           4.97 - 44.13            14.23
                              -----
Balance, June 30, 1993        114.1            0.31 - 44.25            18.06

GRANTED                        26.2           35.50 - 50.13            37.47
EXERCISED                     (20.9)           1.51 - 44.25            11.42
CANCELED                       (5.5)           5.01 - 44.13            28.67
                              -----
BALANCE, JUNE 30, 1994        113.9            0.31 - 50.13            23.29
                              =====

LEASES

The Company has operating leases for most U.S. and international sales and support offices and certain equipment. Rental expense for operating leases was $44 million, $54 million, and $68 million in 1992, 1993, and 1994. Future minimum rental commitments under noncancelable leases, in millions of dollars, are: 1995, $67; 1996, $49; 1997, $38; 1998, $32; 1999, $24; and thereafter,
$22.

CONTINGENCIES

On July 15, 1994, Microsoft entered into an undertaking with the Commission of the European Communities (European Commission) resolving a complaint submitted by Novell, Inc. claiming that certain practices of Microsoft violated Articles 85 and 86 of the Treaty of Rome. The undertaking is effective immediately, requires no further approval, and closes the investigation of Novell's complaint by the European Commission's Directorate-General for Competition. In the undertaking, which involves no admission of wrongdoing on Microsoft's part, Microsoft agreed to make certain changes in its OEM licensing practices. Microsoft also agreed to employ a uniform duration in its nondisclosure agreements for precommercial versions of certain operating system products, and clarified the rights and responsibilities of those signing such nondisclosure agreements. The European Commission has the right to monitor Microsoft's compliance during the 6-1/2 year term of the settlement agreement.

         On July 15, 1994, Microsoft and the U.S. Department of Justice (DOJ) entered into a consent decree resolving the DOJ's nonpublic investigation of Microsoft. The consent decree contained the same provisions as the undertaking between Microsoft and the European Commission. To become final, the consent decree must be approved by the U.S. District Court for the District of Columbia. The Court's consideration of the consent decree and any comments and responses submitted concerning it will occur no sooner than 60 days after publication of the consent decree in the Federal Register.

         Microsoft does not expect the undertaking with the European Commission or the consent decree with the DOJ to affect its OEM revenues.

         On March 17, 1988, Apple Computer, Inc. (Apple) brought suit against Microsoft and Hewlett-Packard Company for alleged copyright infringement in the U.S. District Court, Northern District of California. The complaint included allegations that the visual displays of Microsoft Windows version 2.03 (and Windows version 3.0, which was added to the complaint later) infringed Apple's copyrights and exceeded the scope of a 1985 Settlement Agreement between Microsoft and Apple. The complaint sought to enjoin Microsoft from marketing Microsoft Windows versions 2.03 and 3.0 or any derivative work based on Windows
2.03 or 3.0 and from otherwise infringing Apple's copyrights and sought damages resulting from the alleged infringement.

         The Company answered the complaint, raising affirmative defenses including its claim that the 1985 Settlement Agreement entitled it to use the visual displays in question, denying Apple's allegations that the visual displays in Microsoft Windows version 2.03 and 3.0 infringe any protectible right of Apple, and asserting counterclaims.

         On August 24, 1993, the Court entered final judgment dismissing all of Apple's claims. Apple has appealed a number of the Court's decisions in the case to the Ninth Circuit Court of Appeals. Microsoft has cross-appealed the dismissal of one of its counterclaims and related issues. Oral argument on the appeal and cross-appeal was heard by Judges Ferdinand Fernandez, Pamela Rymer, and Thomas Nelson on July 11, 1994.

         On July 30, 1993 Wang Laboratories, Inc. (Wang) filed suit in U.S. District Court for the District of Massachusetts against Microsoft and Watermark Software, Inc., alleging that unspecified Microsoft products infringe two patents owned by Wang concerning object management and the handling of compound documents (United States Patents 5,206,951 issued on April 27, 1993, and 5,129,061 issued on July 7, 1992, respectively). The suit also alleges that Microsoft induced and continues to induce others, including Watermark Software, Inc., to infringe the Wang patents. Microsoft's OLE technology appears to be the subject of Wang's allegations against Microsoft. The complaint seeks a determination that Microsoft's alleged infringement is willful, an award of treble damages, an award of attorneys' fees, and to preliminarily and permanently enjoin Microsoft from continuing the alleged infringement. In its answer Microsoft denied that any of its products infringe the Wang patents and asked the Court for a declaratory judgment that those patents are invalid and unenforceable for failing to meet patent law requirements. The suit is currently in the early stages of discovery.

         Although there is no assurance that these lawsuits will be resolved favorably and that the Company's financial condition will not be adversely affected, the Company currently believes that resolution of these matters will not have material adverse effects on its financial condition as reported in the accompanying financial statements.

                                 (In millions)


INFORMATION BY GEOGRAPHIC AREA

                                                      1992             1993             1994
                                                     ------           ------           ------
NET REVENUES
  U.S. operations                                    $1,878           $2,655           $3,472
  European operations                                 1,019            1,289            1,401
  Other international operations                        272              395              375
  Eliminations                                         (410)            (586)            (599)
                                                     ------           ------           ------
    Total net revenues                               $2,759           $3,753           $4,649
                                                     ======           ======           ======
OPERATING INCOME
  U.S. operations                                    $  664           $  961           $1,394
  European operations                                   329              360              346
  Other international operations                         11               18               31
  Eliminations                                           (8)             (13)             (45)
                                                     ------           ------           ------
    Total operating income                           $  996           $1,326           $1,726
                                                     ======           ======           ======
IDENTIFIABLE ASSETS
  U.S. operations                                    $1,858           $2,944           $4,397
  European operations                                   872            1,133            1,366
  Other international operations                        289              310              423
  Eliminations                                         (379)            (582)            (823)
                                                     ------           ------           ------
    Total identifiable assets                        $2,640           $3,805           $5,363
                                                     ======           ======           ======

Intercompany sales between geographic areas are accounted for at prices representative of unaffiliated party transactions. "U.S. operations" include shipments to customers in the U.S., licensing to OEMs, and exports of finished goods directly to international customers, primarily in Canada, South America, and Asia. Exports and international OEM transactions are primarily in U.S. dollars and totaled $255 million, $426 million, and $787 million in 1992, 1993, and 1994. "Other international operations" primarily include subsidiaries in Australia, Japan, Korea, and Taiwan. International revenues, which include European operations, other international operations, exports, and OEM distribution, were 55.1%, 55.3%, and 54.0% of total revenues in 1992, 1993, and 1994.

                   QUARTERLY FINANCIAL AND MARKET INFORMATION
                (In millions, except per share data; unaudited)

                                                                   Quarter Ended
                                             ----------------------------------------------------------
                                             Sept. 30     Dec. 31      Mar. 31      June 30       Year
                                             --------     -------      -------      -------      ------
1992
Net revenues                                 $  581       $  682       $  681       $  815       $2,759
Gross profit                                    476          567          571          678        2,292
Net income                                      144          175          179          210          708
Earnings per share                             0.25         0.30         0.30         0.35         1.20
Common stock price per share:
  High                                           30       37-3/8       44-1/2       43-1/8       44-1/2
  Low                                        20-1/8       28-3/4       36-1/2       32-7/8       20-1/8
                                             ======       ======       ======       ======       ======
1993
Net revenues                                 $  818       $  938       $  958       $1,039       $3,753
Gross profit                                    683          781          797          859        3,120
Net income                                      209          236          243          265          953
Earnings per share                             0.35         0.39         0.40         0.43         1.57
Common stock price per share:
  High                                           41       47-1/2       47-1/8           49           49
  Low                                        32-3/4       37-7/8       38-3/8       39-7/8       32-3/4
                                             ======       ======       ======       ======       ======
1994
NET REVENUES                                 $  983       $1,129       $1,244       $1,293       $4,649
GROSS PROFIT                                    824          944        1,036        1,082        3,886
NET INCOME                                      239          289          256          362        1,146
EARNINGS PER SHARE                             0.39         0.48         0.42         0.59         1.88
COMMON STOCK PRICE PER SHARE:
  HIGH                                       44-1/4       43-1/4       44-5/8       54-5/8       54-5/8
  LOW                                        35-1/8           38           39           41       35-1/8
                                             ======       ======       ======       ======       ======

The Company has not paid cash dividends on its common stock. The Company's common stock is traded on the over-the-counter market and is quoted on the Nasdaq National Market System under the symbol MSFT. On July 29, 1994, there were 26,790 holders of record of the Company's common stock.

                       SELECTED FIVE-YEAR FINANCIAL DATA
               (In millions, except employee and per share data)

                                                               Year Ended June 30
                                            --------------------------------------------------------
                                             1990         1991        1992         1993        1994
                                            ------       ------      ------       ------      ------
FOR THE YEAR
Net revenues                                $1,183       $1,843      $2,759       $3,753      $4,649
Cost of revenues                               253          362         467          633         763
                                            ------       ------      ------       ------      ------
Gross profit                                   930        1,481       2,292        3,120       3,886
                                            ------       ------      ------       ------      ------
Research and development                       181          235         352          470         610
Sales and marketing                            317          534         854        1,205       1,384
General and administrative                      39           62          90          119         166
                                            ------       ------      ------       ------      ------
Total operating expenses                       537          831       1,296        1,794       2,160
                                            ------       ------      ------       ------      ------
Operating income                               393          650         996        1,326       1,726
Interest income - net                           31           37          56           82         102
Litigation charge                              --           --          --           --          (90)
Other expenses                                 (14)         (16)        (11)          (7)        (16)
                                            ------       ------      ------       ------      ------
Income before income taxes                     410          671       1,041        1,401       1,722
Provision for income taxes                     131          208         333          448         576
                                            ------       ------      ------       ------      ------
Net income                                  $  279       $  463      $  708       $  953      $1,146
                                            ======       ======      ======       ======      ======

AT YEAR END
Working capital                             $  533       $  735      $1,323       $2,287      $3,399
Total assets                                $1,105       $1,644      $2,640       $3,805      $5,363
Stockholders' equity                        $  919       $1,351      $2,193       $3,242      $4,450
Number of employees                          5,635        8,226      11,542       14,430      15,257
                                            ======       ======      ======       ======      ======

COMMON STOCK DATA
Earnings per share                          $ 0.52       $ 0.82      $ 1.20       $ 1.57      $ 1.88
Cash and short-term investments per share   $ 0.88       $ 1.31      $ 2.47       $ 4.05      $ 6.22
Average common and equivalent
  shares outstanding                           537          563         588          606         610
Shares outstanding at year end                 512          522         544          565         581
                                            ======       ======      ======       ======      ======

KEY RATIOS
Current ratio                                  3.9          3.5         4.0          5.1         4.7
Return on net revenues                        23.6%        25.1%       25.7%        25.4%       24.7%
Return on average total assets                30.6%        33.7%       33.1%        29.6%       25.0%
Return on average stockholders' equity        37.7%        40.8%       40.0%        35.1%       29.8%
                                            ======       ======      ======       ======      ======

GROWTH PERCENTAGES -- INCREASES
Net revenues                                    47%          56%         50%          36%         24%
Net income                                      63%          66%         53%          35%         20%
Earnings per share                              55%          58%         47%          31%         20%
                                            ======       ======      ======       ======      ======

                 REPORTS OF MANAGEMENT AND INDEPENDENT AUDITORS


REPORT OF MANAGEMENT

Management is responsible for preparing the Company's financial statements and related information that appears in this annual report. Management believes that the financial statements fairly reflect the form and substance of transactions and reasonably present the Company's financial condition and results of operations in conformity with generally accepted accounting principles. Management has included in the Company's financial statements amounts that are based on estimates and judgments, which it believes are reasonable under the circumstances.

         The Company maintains a system of internal accounting policies, procedures, and controls intended to provide reasonable assurance, at appropriate cost, that transactions are executed in accordance with Company authorization and are properly recorded and reported in the financial statements, and that assets are adequately safeguarded.

         Deloitte & Touche audits the Company's financial statements in accordance with generally accepted auditing standards and provides an objective, independent review of the fairness of reported financial condition and results of operations.

         The Microsoft Board of Directors has an Audit Committee composed of nonmanagement Directors. The Committee meets with financial management, internal auditors, and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters.


MICHAEL W. BROWN
Vice President, Finance;
Chief Financial Officer



REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Microsoft Corporation:

         We have audited the accompanying balance sheets of Microsoft Corporation and subsidiaries as of June 30, 1993 and 1994, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1994, appearing on pages 2, 8, 9, 10, and 13 through 17. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1994 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE
Seattle, Washington
July 20, 1994

                                   Appendix A

 PAGE WHERE
  GRAPHIC            DESCRIPTION OF GRAPHIC AND IMAGE MATERIAL
  APPEARS             (In millions, except earnings per share)

 2            Bar graph of Net Revenues.
              Data points: 1992-$2,759, 1993-$3,753, 1994-$4,649
 2            Bar graph of Net Income.
              Data points: 1992-$708, 1993-$953, 1994-$1,146
 2            Bar graph of Earnings Per Share.
              Data points: 1992-$1.20, 1993-$1.57, 1994-$1.88
 3            Bar graph of Systems Revenues.
              Data points: 1992-$1,104, 1993-$1,267, 1994-$1,519
 3            Bar graph of Applications Revenues.
              Data points: 1992-$1,401, 1993-$2,253, 1994-$2,927
 4            Bar graph of U.S. and Canada Revenues.
              Data points: 1992-$1,062, 1993-$1,371, 1994-$1,575
 4            Bar graph of Europe Revenues.
              Data points: 1992-$997, 1993-$1,259, 1994-$1,363
 4            Bar graph of Other International Revenues.
              Data points: 1992-$223, 1993-$392, 1994-$532
 4            Bar graph of OEM Revenues.
              Data points: 1992-$477, 1993-$731, 1994-$1,179
 7            Bar graph of Research and Development Spending.
              Data points: 1992-$352, 1993-$470, 1994-$610
 7            Bar graph of Sales and Marketing Spending.
              Data points: 1992-$854, 1993-$1,205, 1994-$1,384
 8            Bar graph of Cash and Short-Term Investments
              Data points: 1992-$1,345, 1993-$2,290, 1994-$3,614
 9            Pie Chart of Assets - 1994.
              Data points: Cash-67%, Other Current Assets-13%, PP&E-18%, Other-2%
 9            Pie Chart of Liabilities and Stockholders' Equity - 1994.
              Data points: Liabilities-17%, Stockholders' Equity-83%
 10           Bar graph of Stockholders' Equity.
              Data points: 1992-$2,193, 1993-$3,242, 1994-$4,450
 11           Pie Chart of Stakeholdings - 1994.
              Data points: Other Investors' Shares-53%, Employees' and Directors' Shares and Options-47%