Form 10-K, Exhibit 13
period 1996-06-30
MICROSOFT CORP
filed 1996-09-27
CIK 789019

                                                                    EXHIBIT 13.1

QUARTERLY INFORMATION
(In millions, except per share data) (Unaudited)

                                                                      Quarter Ended
- -------------------------------------------------------------------------------------------------------------
                                                    Sept. 30     Dec. 31     Mar. 31     June 30       Year
- -------------------------------------------------------------------------------------------------------------
1994
Net revenues                                         $   983     $ 1,129     $ 1,244     $ 1,293     $ 4,649
Operating income                                         343         415         480         488       1,726
Net income                                               239         289         256         362       1,146
Earnings per share                                      0.39        0.48        0.42        0.59        1.88
Common stock price per share:
  High                                                44-1/4      43-1/4      44-5/8      54-5/8      54-5/8
  Low                                                 35-1/8          38          39          41      35-1/8
- -------------------------------------------------------------------------------------------------------------
1995
Net revenues                                         $ 1,247     $ 1,482     $ 1,587     $ 1,621     $ 5,937
Operating income                                         437         520         549         532       2,038
Net income                                               316         373         396         368       1,453
Earnings per share                                      0.51        0.60        0.63        0.58        2.32
Common stock price per share:
  High                                                59-1/4      65-1/8      74-1/8      92-3/8      92-3/8
  Low                                                 46-7/8      53-7/8      58-1/4      68-3/4      46-7/8
- -------------------------------------------------------------------------------------------------------------
1996
Net revenues                                         $ 2,016     $ 2,195     $ 2,205     $ 2,255     $ 8,671
Operating income                                         708         786         774         810       3,078
Net income                                               499         575         562         559       2,195
Earnings per share                                      0.78        0.90        0.88        0.87        3.43
Common stock price per share:
  High                                               109-1/4     103-3/8    107-1/16     125-7/8     125-7/8
  Low                                                     85      80-3/8      79-7/8      99-5/8      79-7/8
- -------------------------------------------------------------------------------------------------------------

The Company's common stock is traded on The Nasdaq Stock Market under the symbol MSFT. On July 31, 1996, there were 37,883 holders of record of the Company's common stock. The Company has not paid cash dividends on its common stock.