Form 10-K, Exhibit 13
period 1996-06-30
MICROSOFT CORP
filed 1996-09-27
CIK 789019

                                                                    EXHIBIT 13.2

FINANCIAL HIGHLIGHTS
(In millions, except earnings per share)

                                                                           Year Ended June 30
- -----------------------------------------------------------------------------------------------------------------
                                                       1992         1993         1994         1995         1996
- -----------------------------------------------------------------------------------------------------------------
Net revenues                                          $2,759       $3,753       $4,649       $5,937      $ 8,671
Net income                                               708          953        1,146        1,453        2,195
Earnings per share                                      1.20         1.57         1.88         2.32         3.43
Return on net revenues                                  25.7%        25.4%        24.7%        24.5%        25.3%
Cash and short-term investments                       $1,345       $2,290       $3,614       $4,750      $ 6,940
Total assets                                           2,640        3,805        5,363        7,210       10,093
Stockholders' equity                                   2,193        3,242        4,450        5,333        6,908
- -----------------------------------------------------------------------------------------------------------------