Form 10-K, Exhibit 13
period 1996-06-30
MICROSOFT CORP
filed 1996-09-27
CIK 789019

                                                                    EXHIBIT 13.3


MANAGEMENT'S DISCUSSION AND ANALYSIS


RESULTS OF OPERATIONS FOR 1994, 1995, AND 1996

Microsoft develops, manufactures, licenses, sells, and supports a wide range of software products, including operating systems for personal computers (PCs) and servers, server applications for client/server environments, business and consumer productivity applications, interactive media programs, and Internet platform and development tools. Microsoft also offers online services, sells personal computer books and input devices, and researches and develops advanced technology software products.


NET REVENUES

The Company's net revenues grew 28% in the fiscal year ended June 30, 1995 and 46% in fiscal year 1996. Software license volume increases have been the principal factor in Microsoft's revenue growth. The average selling price per license has decreased, primarily because of general shifts in the sales mix from retail packaged products to licensing programs, from new products to product upgrades, and from stand-alone desktop applications to integrated product suites. Average revenue per license from original equipment manufacturer (OEM) licenses and corporate license programs, such as Microsoft Select, is lower than average revenue per license from retail versions. Likewise, product upgrades have lower prices than new products. Also, prices of integrated suites, such as Microsoft Office, are less than the sum of the prices for the individual programs included in these suites when such programs are licensed separately.

PRODUCT GROUPS. Microsoft has a Platforms Product Group and an Applications and Content Product Group.

Platforms Product Group revenues were $1.83 billion, $2.36 billion, and $4.11 billion in 1994, 1995, and 1996.

The Company's principal desktop operating system product in 1996 was Microsoft Windows 95. Released in August 1995, Windows 95 was a successor to MS-DOS(R) and Microsoft Windows 3.X operating systems. Windows 95, and before its release, MS-DOS and Windows 3.X, were preinstalled on PCs by most OEMs. Desktop operating systems increasingly contributed to revenues as new PCs preinstalled with such systems increased rapidly during the three-year period. Additionally, retail sales of Windows 95 were a major factor in the platforms revenue increase in 1996, reflecting the typical sales pattern for operating systems upgrades.

Business systems products offer an enterprise-wide distributed client/server environment based on the Microsoft Windows NT operating system and the server applications in the Microsoft BackOffice family of products. Revenues from these products increased strongly in 1994, 1995, and 1996 due to greater corporate demand for Windows NT Workstation and Windows NT Server.

During 1996, Microsoft implemented its policy of offering customers the latest Internet technology at no additional cost. Given this strategy, and because Internet browsers are a fundamental and integral part of Windows-based operating systems, ratable revenue recognition is required for a portion of all Windows-based operating system license fees, including those licensed through retail and OEM channels. Unearned revenues as of June 30, 1996 on the accompanying balance sheet include $425 million for future support commitments, Internet browser updates, and other unspecified enhancements to Windows-based operating systems that will be recognized ratably over the products' life cycles.

Revenues from developer products increased steadily in all three years, as more independent software vendors, corporate developers, and solutions developers licensed tools such as the Microsoft Visual Basic(R) programming system to develop software for Windows 95, Windows NT, and the Internet.

Applications and Content Product Group revenues were $2.82 billion, $3.58 billion, and $4.56 billion in 1994, 1995, and 1996.

Increases in desktop applications revenues were led by strong sales of 16-bit and 32-bit versions of Microsoft Office. The Microsoft Office Standard product includes the Microsoft Excel spreadsheet; Microsoft Word, a word-processing program; and the Microsoft PowerPoint presentation graphics program. The Microsoft Office for Windows 95 (32-bit) version also includes the Microsoft Schedule+ calendar and scheduling program. Microsoft Office Professional version includes all of the above plus the Microsoft Access database management system. Sales of stand-alone versions of Microsoft Excel and Microsoft Word continued to decrease as the sales mix shifted to integrated product suites. Sales of Microsoft Project and Microsoft Works also increased during the three-year period.

Microsoft licenses a broad range of consumer software products, which also showed continued growth. Products include CD-ROM multimedia reference titles and programs for home and small office productivity, children's creativity, and entertainment.

The Company also markets input devices. Mouse and keyboard sales increased during the three-year period, while the joystick's initial introduction increased revenues in 1996.

SALES CHANNELS. The Company distributes its products primarily through OEM licenses, corporate licenses, and retail packaged products. OEM channel revenues are license fees from original equipment manufacturers. Microsoft has three major geographic sales and marketing organizations: the United States and Canada, Europe, and elsewhere in the world (Other International). Sales of corporate licenses and packaged products in these channels are primarily to distributors and resellers.

OEM channel revenues were $1.18 billion in 1994, $1.65 billion in 1995, and $2.50 billion in 1996. The primary source of OEM revenues is the licensing of desktop operating systems. As such, OEM channel revenues are highly dependent on PC shipment volume.

Corporate licenses continued to grow in popularity across all geographic areas during the three-year period. Packaged product volume increased in 1996 due to the release of retail upgrade versions of Windows 95 and 32-bit desktop applications. U.S. and Canadian channel revenues were $1.58 billion, $1.88 billion, and $2.68 billion in 1994, 1995, and 1996. Revenues in Europe were $1.36 billion, $1.49 billion, and $2.02 billion in 1994, 1995, and 1996. Growth rates have been lower in Europe than in other geographic areas due to general economic slowness, higher existing market shares, and a more dramatic shift to corporate licensing programs. Other International channel revenues were $532 million in 1994, $924 million in 1995, and $1.47 billion in 1996. Growth rates continue to be strong due to customers accepting newly localized products, particularly in Japan, and early entrance into emerging markets.

The Company's operating results are affected by foreign exchange rates. Approximately 40%, 37%, and 38% of the Company's revenues were collected in foreign currencies during 1994, 1995, and 1996. Since much of the Company's international manufacturing costs and operating expenses are also incurred in local currencies, the impact of exchange rates on net income is less than on revenues.


OPERATING EXPENSES

COST OF REVENUES. As a percentage of revenues, cost of revenues was 16.4% in 1994, 14.8% in 1995, and 13.7% in 1996. The percentage decreased due to a greater proportion of licenses to OEMs and corporations, a higher proportion of CD-ROM versions, and manufacturing efficiencies. These factors were offset somewhat by increased sales of lower-margin products such as integrated suites and retail upgrades.

RESEARCH AND DEVELOPMENT. Microsoft invested heavily in the future by funding research and development (R&D). Expense increases of 41% in 1995 and 67% in 1996 resulted primarily from development staff headcount growth and higher levels of third-party development costs in many areas, including development efforts for Windows 95 in 1995 and Windows NT and the Internet in 1996. R&D costs also increased for business systems, consumer systems, desktop applications, and interactive media products such as The Microsoft Network and other online services.

SALES AND MARKETING. The increase in the absolute dollar amount of sales and marketing expenses in the three-year period was due primarily to increased product-specific marketing programs, particularly for Windows 95 during 1996. Also, expenses increased due to higher levels of Microsoft brand advertising and product support.

GENERAL AND ADMINISTRATIVE. Increases in general and administrative expenses were primarily attributable to growth in the number of people and computer systems necessary to support overall increases in the scope of the Company's operations.


NONOPERATING ITEMS

Interest income increased primarily as a result of a larger investment portfolio generated by cash from operations. Other expenses increased in 1996 due to recognition of Microsoft's share of joint venture operational expenses, including DreamWorks Interactive and the MSNBC entities. During 1995, Microsoft paid a $46 million breakup fee to Intuit Inc. in connection with the termination of a planned merger. During 1994, the Company recorded a net pretax charge of $90 million, reflecting the patent litigation settlement with Stac Electronics.


PROVISION FOR INCOME TAXES

The effective tax rate was 33.5% in 1994, 33.0% in 1995, and 35.0% in 1996. The 1996 increase was primarily attributable to the research and experimental credit expiring in the United States.


NET INCOME

Net income as a percent of revenues increased in 1996 due to the lower relative cost of revenues, sales and marketing expenses, general and administrative expenses, and nonoperating expenses, offset by higher relative research and development expenses and the higher tax rate. The net income percentage decreased in 1995 due to increased relative research and development, sales and marketing, and general and administrative expenses, offset by the lower relative cost of revenues and the higher relative net nonoperating income.


FINANCIAL CONDITION

The Company's cash and short-term investments equaled $6.94 billion at June 30, 1996. The portfolio is diversified among security types, industries, and individual issuers. The Company's investments are generally investment grade and liquid. The portfolio is invested predominantly in U.S. dollar denominated securities, but also includes foreign currency positions in anticipation of continued international expansion. The Company's portfolio is primarily invested in short-term securities to minimize interest rate risk and facilitate rapid deployment in the event of immediate cash needs.

Microsoft has no material long-term debt. The Company has $70 million of standby multicurrency lines of credit that support foreign currency hedging and international cash management.

Stockholders' equity at June 30, 1996 exceeded $6.9 billion.

Cash generated from operations has been sufficient historically to fund the Company's investment in research and development activities and facilities expansion. As the Company grows, investments will continue in research and development in existing and advanced areas of technology. The Company's cash will also be used to acquire technology and to fund ventures and other strategic opportunities. Additions to property, plant, and equipment are expected to continue, including facilities and computer systems for research and development, sales and marketing, product support, and administrative staff. On June 30, 1996, commitments for constructing new buildings approximated $293 million.

Employees exercising stock options provides additional cash. These proceeds have funded the Company's open market stock repurchase program through which Microsoft provides shares for stock option and stock purchase plans. This program will continue in 1997.

To enhance its stock repurchase program, Microsoft sold equity put warrants to independent third parties. These put warrants entitle the holders to sell shares of Microsoft common stock to the Company on certain dates at specified prices.

A subsidiary of Tele-Communications, Inc. (TCI) owns a 20% minority interest in The Microsoft Network. TCI contributed $125 million of TCI common stock, and Microsoft contributed the business assets of this online service.

During 1996, Microsoft and National Broadcasting Company (NBC) established two MSNBC joint ventures: a 24-hour cable news and information channel, and an interactive online news service. Microsoft agreed to pay $220 million over a five-year period for its interest in the cable venture and to pay one-half of operational funding of both joint ventures for a multiyear period.

Management believes existing cash and short-term investments together with funds generated from operations will be sufficient to meet operating requirements in 1997. The Company's cash and short-term investments are also managed to be available for strategic investment opportunities or other potential large-scale cash needs that may arise in pursuing the Company's long-term strategies.

Microsoft shareholders have also authorized issuing up to 100 million shares of preferred stock, which may be used for any proper corporate purpose.


OUTLOOK: ISSUES AND UNCERTAINTIES

Microsoft does not provide forecasts of future financial performance. While Microsoft's management is optimistic about the Company's long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating its growth outlook.

RAPID TECHNOLOGICAL CHANGE. The PC software industry is characterized by rapid change and uncertainty due to new and emerging technologies. The pace of change has recently accelerated due to the Internet, online services, networking, and new programming languages, such as Java.

PC GROWTH RATES. The underlying PC unit growth rate, which may increase at a slower rate in the future, impacts software revenue growth.

CUSTOMER ACCEPTANCE. While the Company performs extensive usability and beta testing of new products, user acceptance and corporate penetration rates ultimately dictate the success of development and marketing efforts.

PRODUCT SHIP SCHEDULES. Delays in new-product releases impact revenue growth rates and can cause operational inefficiencies that impact manufacturing and distribution logistics, independent software vendor (ISV) and OEM relationships, and telephone support staffing.

PRICES. Future prices the Company can obtain for its products may decrease from historical levels, depending on competitive market or cost factors. European and Far Eastern software prices are generally higher than in the United States to cover localization costs and higher costs of distribution. Such price uplifts could erode in the future.

EARNINGS PROCESS. An increasingly higher percentage of the Company's revenues is earned after the initial shipment or licensing of the software product. Microsoft also offers product support, Internet browsers and add-ons, and other unspecified enhancements, so the applicable portion of revenues is recognized over the product's life cycle. This policy may be required for future products such as Microsoft Office 97, depending on specific license terms and conditions.

SATURATION. Product upgrades, which enable users to upgrade from earlier versions of the Company's products or from competitors' products, have lower prices and margins than new products. As the desktop applications market has become saturated, the sales mix has shifted from standard products to upgrade products. This trend is likely to continue.

CORPORATE LICENSES. Average revenue per unit from corporate license programs is lower than average revenue per unit from retail versions shipped through the finished goods channels. Unit sales under corporate licensing programs may continue to increase.

CHANNEL MIX. Average revenue per license is lower from OEM licenses than from retail versions, reflecting the relatively lower direct costs of operations in the OEM channel. An increasingly higher percentage of revenues was achieved through the OEM channel during 1995 and 1996.

INTEGRATED SUITES. The price of integrated suites, such as Microsoft Office, is less than the sum of the prices for the individual programs included in these suites when such programs are licensed separately. Revenues from integrated suites may continue to increase as a percentage of total revenues.

COST OF REVENUES. Although cost of revenues as a percentage of net revenues decreased in 1995 and 1996, it varies with channel mix and product mix within channels. Such mix factors may increase cost of revenues as a percentage of revenues in 1997.

PAY AND PARTICIPATION MODEL. Microsoft employees currently receive salaries, incentive bonuses, other fringe benefits, and stock options. New government regulations, low stock prices, or other factors could diminish the value of the option program and force the Company into more of a cash compensation model. Had the Company paid employees in cash the grant date Black-Scholes value of options vested in 1994, 1995, and 1996, the pretax expense would have been approximately $360 million, $410 million, and $570 million.

LONG-TERM RESEARCH AND DEVELOPMENT INVESTMENT CYCLE. Developing and localizing software is expensive and the investment in product development often involves a long payback cycle. The Company plans to continue significant investments in software research and development and related product opportunities from which significant revenues are not anticipated for a number of years. Management expects total spending for research and development in 1997 to increase over spending in 1996.

SALES AND MARKETING AND SUPPORT INVESTMENTS. The Company's plans for 1997 include continued investments in its sales and marketing and support groups.

FOREIGN EXCHANGE. A large percentage of the Company's sales, costs of manufacturing, and marketing is transacted in local currencies. As a result, the Company's international results of operations are subject to foreign exchange rate fluctuations.

INTELLECTUAL PROPERTY RIGHTS. Microsoft diligently defends its intellectual property rights, but unlicensed copying of software represents a loss of revenues to the Company. While this adversely affects U.S. revenues, revenue loss is even more significant outside of the United States, particularly in countries where laws are less protective of intellectual property rights. Throughout the world, Microsoft actively educates consumers on the benefits of licensing genuine products and educates lawmakers on the advantages of a business climate where intellectual property rights are protected. However, continued efforts may not affect revenues positively.

FUTURE GROWTH RATE. The revenue growth rate in the first two quarters of 1997 may not approach the level attained in 1996, which was high due to Windows 95 upgrades. As discussed above, operating expenses are expected to increase in 1997. Because of the fixed nature of a significant portion of such expenses, coupled with the possibility of slower revenue growth, operating margins in 1997 may decrease from those in 1996.

LITIGATION. Litigation regarding intellectual property rights, patents, and copyrights occurs in the PC software industry. In addition, there are government regulation and investigation risks along with other general corporate legal risks.