Form 10-K, Exhibit 13
period 1996-06-30
MICROSOFT CORP
filed 1996-09-27
CIK 789019

                                                                    EXHIBIT 13.4







                              MICROSOFT CORPORATION



                              FINANCIAL STATEMENTS







Income Statements for the three years ended June 30, 1996

Cash Flows Statements for the three years ended June 30, 1996

Balance Sheets as of June 30, 1995 and 1996

Stockholders' Equity Statements for the three years ended June 30, 1996

Notes to Financial Statements

Independent Auditors' Report

INCOME STATEMENTS
(In millions, except earnings per share)







                                                                           Year Ended June 30
- ------------------------------------------------------------------------------------------------------
                                                                      1994         1995         1996
- ------------------------------------------------------------------------------------------------------
Net revenues                                                         $4,649       $5,937       $8,671
Operating expenses:
     Cost of revenues                                                   763          877        1,188
     Research and development                                           610          860        1,432
     Sales and marketing                                              1,384        1,895        2,657
     General and administrative                                         166          267          316
- ------------------------------------------------------------------------------------------------------
         Total operating expenses                                     2,923        3,899        5,593
- ------------------------------------------------------------------------------------------------------
Operating income                                                      1,726        2,038        3,078
Interest income                                                         102          191          320
Noncontinuing items                                                     (90)         (46)          --
Other expenses                                                          (16)         (16)         (19)
- ------------------------------------------------------------------------------------------------------
Income before income taxes                                            1,722        2,167        3,379
Provision for income taxes                                              576          714        1,184
- ------------------------------------------------------------------------------------------------------
Net income                                                           $1,146       $1,453       $2,195
- ------------------------------------------------------------------------------------------------------
Earnings per share                                                   $ 1.88       $ 2.32       $ 3.43
- ------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                                     610          627          640
- ------------------------------------------------------------------------------------------------------

See accompanying notes.

CASH FLOWS STATEMENTS
(In millions)

                                                                            Year Ended June 30
- -----------------------------------------------------------------------------------------------------
                                                                     1994         1995         1996
- -----------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATIONS
     Net income                                                     $1,146       $1,453       $2,195
     Depreciation and amortization                                     237          269          480
     Current liabilities                                               360          419        1,090
     Accounts receivable                                              (146)         (91)         (71)
     Other current assets                                               (4)         (60)          25
- -----------------------------------------------------------------------------------------------------
         Net cash from operations                                    1,593        1,990        3,719
- -----------------------------------------------------------------------------------------------------
CASH FLOWS USED FOR FINANCING
     Common stock issued                                               280          332          504
     Common stock repurchased                                         (348)        (649)      (1,261)
     Stock option income tax benefits                                  151          179          352
- ------------------------------------------------------------------------------------------------------
         Net cash used for financing                                    83         (138)        (405)
- ------------------------------------------------------------------------------------------------------
CASH FLOWS USED FOR INVESTMENTS
     Additions to property, plant, and equipment                      (278)        (495)        (494)
     Other assets                                                      (64)        (230)        (625)
     Short-term investments                                           (860)        (651)      (1,551)
- ------------------------------------------------------------------------------------------------------
         Net cash used for investments                              (1,202)      (1,376)      (2,670)
- ------------------------------------------------------------------------------------------------------
Net change in cash and equivalents                                     474          476          644
Effect of exchange rates on cash                                       (10)           9           (5)
Cash and equivalents, beginning of year                              1,013        1,477        1,962
- -----------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                    1,477        1,962        2,601
Short-term investments                                               2,137        2,788        4,339
- -----------------------------------------------------------------------------------------------------
Cash and short-term investments                                     $3,614       $4,750       $6,940
- -----------------------------------------------------------------------------------------------------

See accompanying notes.

BALANCE SHEETS
(In millions)

                                                                                  June 30
- -------------------------------------------------------------------------------------------------
                                                                              1995         1996
- -------------------------------------------------------------------------------------------------

ASSETS
Current assets:
  Cash and short-term investments                                            $4,750      $ 6,940
  Accounts receivable                                                           581          639
  Other                                                                         289          260
- -------------------------------------------------------------------------------------------------
    Total current assets                                                      5,620        7,839
Property, plant, and equipment                                                1,192        1,326
Other assets                                                                    398          928
- -------------------------------------------------------------------------------------------------
      Total assets                                                           $7,210      $10,093
- -------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                           $  563      $   808
  Accrued compensation                                                          130          202
  Income taxes payable                                                          410          484
  Unearned revenues                                                              54          560
  Other                                                                         190          371
- -------------------------------------------------------------------------------------------------
    Total current liabilities                                                 1,347        2,425
- -------------------------------------------------------------------------------------------------
Minority interest                                                               125          125
- -------------------------------------------------------------------------------------------------
Put warrants                                                                    405          635
- -------------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Common stock and paid-in capital -- shares authorized 2,000;
    shares issued and outstanding 588 and 597                                 2,005        2,924
  Retained earnings                                                           3,328        3,984
- -------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                5,333        6,908
- -------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                             $7,210      $10,093
- -------------------------------------------------------------------------------------------------

See accompanying notes.

STOCKHOLDERS' EQUITY STATEMENTS
(In millions)

                                                                             Year Ended June 30
- ------------------------------------------------------------------------------------------------------
                                                                      1994         1995         1996
- ------------------------------------------------------------------------------------------------------

COMMON STOCK AND PAID-IN CAPITAL
  Balance, beginning of year                                         $1,086       $1,500       $2,005
  Common stock issued                                                   280          332          504
  Common stock repurchased                                              (17)         (30)         (41)
  Proceeds from sale of put warrants                                     --           49          124
  Reclassification of put warrant obligation                             --          (25)         (20)
  Stock option income tax benefits                                      151          179          352
- ------------------------------------------------------------------------------------------------------
    Balance, end of year                                              1,500        2,005        2,924
- ------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                                          2,156        2,950        3,328
  Common stock repurchased                                             (331)        (668)      (1,344)
  Reclassification of put warrant obligation                             --         (380)        (210)
  Net income                                                          1,146        1,453        2,195
  Equity adjustments                                                    (21)         (27)          15
- ------------------------------------------------------------------------------------------------------
    Balance, end of year                                              2,950        3,328        3,984
- ------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                     $4,450       $5,333       $6,908
- ------------------------------------------------------------------------------------------------------

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES. The financial statements are prepared on a basis consistent with U.S. generally accepted accounting principles and International Accounting Standards formulated by the International Accounting Standards Committee (IASC).

PRINCIPLES OF CONSOLIDATION. The financial statements include the accounts of Microsoft and its subsidiaries. Significant intercompany transactions and balances have been eliminated. Investments in 50% owned joint ventures are accounted for using the equity method; the Company's share of joint ventures' operating results is reflected in nonoperating expenses.

ESTIMATES AND ASSUMPTIONS. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Examples include provisions for returns and bad debts and the length of product life cycles and buildings' lives. Actual results may differ from these estimates.

FOREIGN CURRENCIES. Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to equity. Revenues, costs, and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in nonoperating expenses.

REVENUE RECOGNITION. Revenue from sales to distributors and resellers is recognized when related products are shipped. Revenue from corporate license programs generally is recognized when the user installs the product. Revenue attributable to significant support (telephone support and unspecified enhancements such as service packs and Internet browser updates) is recognized ratably over the product's life cycle, which may exceed one year. Costs related to insignificant obligations, which include telephone support for certain products, are accrued.

Revenue from products licensed to original equipment manufacturers is recognized when the OEM ships the licensed products.

Provisions are recorded for returns and bad debts.

RESEARCH AND DEVELOPMENT. Research and development costs are expensed as incurred. The current U.S. accounting rule, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, does not materially affect the Company.

TELEPHONE SUPPORT. Telephone support costs are included in sales and marketing.

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

FINANCIAL INSTRUMENTS. The Company considers all liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments generally mature between three months and five years from the purchase date. All cash and short-term investments are classified as available for sale and are recorded at market. Cost approximates market for all classifications of cash and short-term investments; realized and unrealized gains and losses are reflected in stockholders' equity and are not material.

Equity securities are recorded at market in other assets; unrealized gains and losses are reflected in stockholders' equity and are not material.

PROPERTY, PLANT, AND EQUIPMENT. Property, plant, and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated life of the asset or the lease term, ranging from one to 30 years.

DIVERSIFICATION OF RISK. The Company's investment portfolio is diversified and consists primarily of short-term investment grade securities. At June 30, 1995 and 1996, approximately 38% of accounts receivable represented amounts due from ten channel purchasers. One customer accounted for approximately 13%, 12%, and 13% of revenues while another customer accounted for approximately 13%, 12%, and 8% of revenues in 1994, 1995, and 1996.

Finished goods sales to international customers in Europe, Japan, Australia, and Canada are primarily billed in local currencies. Payment cycles are relatively short, generally less than 90 days. European manufacturing costs and international selling, distribution, and support costs are generally disbursed in local currencies. Local currency cash balances in excess of short-term operating needs are generally converted into U.S. dollar cash and short-term investments upon receipt. Therefore, foreign exchange rate fluctuations generally do not create a risk of material transaction gains or losses. As a result, Microsoft's hedging activities for transaction exposures have been minimal. No material hedge contracts were outstanding at June 30, 1996.

Foreign exchange rates affect the translated results of operations of the Company's foreign subsidiaries. During 1995, 1996, and for 1997, the Company hedged a percentage of planned translated international finished goods revenues by purchasing options on the applicable currencies. Premiums paid for the options were not material.

RECLASSIFICATIONS. Certain reclassifications have been made for consistent presentation.

CASH AND SHORT-TERM INVESTMENTS

                                                       June 30
- ----------------------------------------------------------------------
                                                   1995         1996
- ----------------------------------------------------------------------

Cash and equivalents:
Cash                                              $  135      $    64
Commercial paper                                   1,035        1,447
Money market preferreds                              255          105
Certificates of deposit                              492          768
Bank loan participations                              45          217
- ----------------------------------------------------------------------
Cash and equivalents                               1,962        2,601
- ----------------------------------------------------------------------
Short-term investments:
Municipal securities                               1,291        1,357
Corporate notes and bonds                            866        1,125
U.S. Treasury securities                             444        1,591
Commercial paper                                     187          266
- ----------------------------------------------------------------------
Short-term investments                             2,788        4,339
- ----------------------------------------------------------------------
Cash and short-term investments                   $4,750      $ 6,940
- ----------------------------------------------------------------------

PROPERTY, PLANT, AND EQUIPMENT

                                                       June 30
- -----------------------------------------------------------------------
                                                   1995         1996
- ----------------------------------------------------------------------
Land                                              $  206      $   183
Buildings                                            607          787
Computer equipment                                   707          885
Other                                                387          491
- ----------------------------------------------------------------------
Property, plant, and equipment -- at cost          1,907        2,346
Accumulated depreciation                            (715)      (1,020)
- ----------------------------------------------------------------------
Property, plant, and equipment -- net             $1,192      $ 1,326
- ----------------------------------------------------------------------

During 1995 and 1996, depreciation expense, of which the majority related to computer equipment, was $227 million and $363 million; disposals were immaterial.

INCOME TAXES

The provision for income taxes consisted of:

                                          1994           1995        1996
- ---------------------------------------------------------------------------

Current taxes:
U.S. and state                             $470          $518       $1,139
International                                94           151          285
- ---------------------------------------------------------------------------
Current taxes                               564           669        1,424
Deferred taxes                               12            45         (240)
- ---------------------------------------------------------------------------
Provision for income taxes                 $576          $714       $1,184
- ---------------------------------------------------------------------------

Income taxes payable were:

                                                             June 30
- ---------------------------------------------------------------------------
                                                        1995         1996
- ---------------------------------------------------------------------------

Deferred income tax assets:
Revenue items                                          $  25         $ 193
Expense items                                            189           322
- ---------------------------------------------------------------------------
Deferred income tax assets                               214           515
- ---------------------------------------------------------------------------
Deferred income tax liabilities:
International earnings                                  (201)         (261)
Other                                                     (5)           (6)
- ----------------------------------------------------------------------------
Deferred income tax liabilities                         (206)         (267)
- ----------------------------------------------------------------------------
Current income tax liabilities                          (418)         (732)
- ----------------------------------------------------------------------------
Income taxes payable                                   $(410)        $(484)
- ----------------------------------------------------------------------------

U.S. and international components of income before income taxes were:


                                          1994          1995         1996
- ---------------------------------------------------------------------------
U.S.                                     $1,281        $1,549       $2,356
International                               441           618        1,023
- ---------------------------------------------------------------------------
Income before income taxes               $1,722        $2,167       $3,379
- ---------------------------------------------------------------------------

Income taxes have been settled with the Internal Revenue Service for all years through 1989. The IRS concluded its field examination of the Company's U.S. income tax returns for 1990 and 1991 and has assessed taxes that the Company is contesting in Tax Court. Management believes any related adjustments that might be required will not be material to the financial statements. Income taxes paid were $247 million, $430 million, and $758 million in 1994, 1995, and 1996.

COMMON STOCK

Shares of common stock outstanding were as follows:


                                           1994          1995         1996
- ---------------------------------------------------------------------------
Balance, beginning of year                  565           581          588
Issued                                       25            19           22
Repurchased                                  (9)          (12)         (13)
- ---------------------------------------------------------------------------
Balance, end of year                        581           588          597
- ---------------------------------------------------------------------------

The Company repurchases its common stock in the open market to provide shares for issuing to employees under stock option and stock purchase plans. The Company's Board of Directors authorized continuation of this program in 1997.

PUT WARRANTS

To enhance its stock repurchase program, the Company sold put warrants to independent third parties during 1995 and 1996. These put warrants entitle the holders to sell shares of Microsoft common stock to the Company at specified prices, are exercisable only at maturity, and are settleable in cash at Microsoft's option. On June 30, 1995 and 1996, 8.0 million and 13.0 million warrants were outstanding. The outstanding warrants at June 30, 1996 expire on various dates between December 1996 and December 1997 and have strike prices ranging from $95 per share to $104 per share. The maximum potential repurchase obligations of $405 million and $635 million at June 30, 1995 and 1996 have been reclassified from stockholders' equity to put warrants. There was no impact on earnings per share in 1995 or 1996.

EMPLOYEE STOCK AND SAVINGS PLANS

EMPLOYEE STOCK PURCHASE PLAN. The Company has an employee stock purchase plan for all eligible employees. Under the plan, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or the last day of each six-month period. Employees may purchase shares having a value not exceeding 10% of their gross compensation during an offering period. During 1994, 1995, and 1996, employees purchased 1.0 million, 1.1 million, and .9 million shares at average prices of $34.16, $46.76, and $75.44 per share. At June 30, 1996, 1.2 million shares were reserved for future issuance.

SAVINGS PLAN. The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 15% of their pretax salary, but not more than statutory limits. The Company contributes fifty cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings. The Company's matching contributions to the savings plan were $9 million, $12 million, and $15 million in 1994, 1995, and 1996.

STOCK OPTION PLANS. The Company has stock option plans for directors, officers, and all employees, which provide for nonqualified and incentive stock options. The Board of Directors determines the option price (not to be less than fair market value for incentive options) at the date of grant. Options granted prior to 1995 generally vest over four and one-half years and expire ten years from the date of grant. Options granted during and after 1995 generally vest over four and one-half years and expire seven years from the date of grant, while certain options vest over seven and one-half years and expire after ten years. At June 30, 1996, options for 60.2 million shares were vested and 67.8 million shares were available for future grants under the plans.

Stock options outstanding were as follows:

                                                 Price per Share
                                                               Weighted
                                   Number        Range          Average
- ------------------------------------------------------------------------

Balance, June 30, 1993            114.1       $0.31 - 44.25      $18.06
Granted                            26.2       35.50 - 50.13       37.47
Exercised                         (20.9)       1.51 - 44.25       11.42
Canceled                           (5.5)       5.01 - 44.13       28.67
                                -------
Balance, June 30, 1994            113.9        0.31 - 50.13       23.29
Granted                            21.7       47.75 - 83.13       50.50
Exercised                         (17.6)       0.31 - 47.75       15.81
Canceled                           (4.2)       5.11 - 75.00       35.40
                                -------
Balance, June 30, 1995            113.8        1.54 - 83.13       29.12
Granted                            28.5      80.19 - 117.88       89.97
Exercised                         (19.6)      1.54 -  90.50       21.49
Canceled                           (3.6)      5.17 - 110.88       55.70
                                -------
Balance, June 30, 1996            119.1       2.19 - 117.88       44.14
- ------------------------------------------------------------------------

THE MICROSOFT NETWORK

During 1995, a wholly owned subsidiary of Tele-Communications, Inc. (TCI) purchased a 20% minority interest in The Microsoft Network. TCI contributed $125 million of TCI common stock and Microsoft contributed the business assets of this online service. Microsoft owns 80% of the entity, whose operations have not been material to the financial results of Microsoft.

NONCONTINUING ITEMS

During 1995, Microsoft paid a $46 million breakup fee to Intuit Inc. in connection with the termination of a planned merger. During 1994, the Company recorded a net pretax charge of $90 million, reflecting the settlement of patent litigation with Stac Electronics.


COMMITMENTS AND CONTINGENCIES

The Company has operating leases for most U.S. and international sales and support offices and certain equipment. Rental expense for operating leases was $68 million, $86 million, and $92 million in 1994, 1995, and 1996. Future minimum rental commitments under noncancelable leases, in millions of dollars, are: 1997, $89; 1998, $76; 1999, $58; 2000, $28; 2001, $24; and thereafter, $19.

In connection with the Company's communications infrastructure and the operation of The Microsoft Network, Microsoft has certain communication usage commitments. Future related minimum commitments, in millions of dollars, are: 1997, $65; 1998, $78; 1999, $106; 2000, $80; and 2001, $11. Also, Microsoft has committed to certain volumes of outsourced manufacturing of packaged product in the United States and has committed $293 million for constructing new buildings.

During 1996, Microsoft and National Broadcasting Company (NBC) established two MSNBC joint ventures: a 24-hour cable news and information channel and an interactive online news service. Microsoft agreed to pay $220 million over a five-year period for its interest in the cable venture and to pay one-half of operational funding of both joint ventures for a multiyear period.

Microsoft is subject to various legal proceedings and claims that arise in the ordinary course of business. Management currently believes that resolving these matters will not have a material adverse impact on the Company's financial position or its results of operations.

GEOGRAPHIC INFORMATION

                                                        1994         1995         1996
- ----------------------------------------------------------------------------------------
NET REVENUES
  U.S. operations                                      $3,472       $4,495      $ 6,614
  European operations                                   1,401        1,575        2,241
  Other international operations                          375          558          965
  Eliminations                                           (599)        (691)      (1,149)
- ----------------------------------------------------------------------------------------
    Total net revenues                                 $4,649       $5,937      $ 8,671
- ----------------------------------------------------------------------------------------
OPERATING INCOME
  U.S. operations                                      $1,394       $1,709      $ 2,408
  European operations                                     346          412          680
  Other international operations                           31           91          376
  Eliminations                                            (45)        (174)        (386)
- ----------------------------------------------------------------------------------------
    Total operating income                             $1,726       $2,038      $ 3,078
- ----------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS
  U.S. operations                                      $4,397       $5,862      $ 8,193
  European operations                                   1,366        1,806        2,280
  Other international operations                          423          689        1,042
  Eliminations                                           (823)      (1,147)      (1,422)
- ----------------------------------------------------------------------------------------
    Total identifiable assets                          $5,363       $7,210      $10,093
- ----------------------------------------------------------------------------------------

Intercompany sales between geographic areas are accounted for at prices representative of unaffiliated party transactions. "U.S. operations" include shipments to customers in the United States, licensing to OEMs, and exports of finished goods directly to international customers, primarily in Canada, South America, and Asia. Exports and international OEM transactions are primarily in U.S. dollars and totaled $787 million, $1,263 million, and $2,148 million in 1994, 1995, and 1996. "Other international operations" primarily include subsidiaries in Australia, Japan, Korea, and Taiwan. International revenues, which include European operations, other international operations, exports, and OEM distribution, were 54%, 55%, and 60% of total revenues in 1994, 1995, and 1996.

SUBSIDIARIES

Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

GraceMac Corporation (NEVADA)
Microsoft FSC Corp. (U.S. VIRGIN ISLANDS)
Microsoft Manufacturing B.V. (THE NETHERLANDS)
Microsoft Puerto Rico, Inc. (Manufacturing) (DELAWARE)
Vermeer Technologies, Inc. (DELAWARE)
Microsoft de Argentina S.A.
Microsoft Pty Limited (AUSTRALIA)
Microsoft Gesellschaft m.b.H. (AUSTRIA)
Microsoft N.V. (BELGIUM)
Microsoft Informatica Limitada (BRAZIL)
Microsoft Canada Inc.
Softimage, Inc. (CANADA)
Microsoft Chile S.A.
Microsoft Colombia Inc. (DELAWARE)
Microsoft De Centroamerica S.A. (COSTA RICA)
Microsoft s.r.o. (CZECH REPUBLIC)
Microsoft Danmark ApS (DENMARK)
CorporacionMicrosoft Del Ecuador S.A.
Microsoft Corporation (Representative Office) (EGYPT)
Microsoft Oy (FINLAND)
Microsoft France S.A.R.L.
Softimage France S.A.R.L.
Microsoft G.m.b.H. (GERMANY)
Softimage G.m.b.H. (GERMANY)
Microsoft Hellas S.A. (GREECE)
Microsoft De Guatemala, S.A.
Microsoft Hong Kong Limited
Microsoft Kft (HUNGARY)
Microsoft Corporation (India) Private Limited
PT. Microsoft Indonesia
Microsoft Israel Ltd.
Microsoft S.p.A. (ITALY)
Microsoft Company, Limited (JAPAN)
Microsoft CH (KOREA)
Microsoft (Malaysia) Sdn. Bhd.
Microsoft Mexico, S.A. de C.V.
Microsoft Maroc S.A.R.L. (MOROCCO)
Microsoft B.V. (THE NETHERLANDS)
Microsoft International B.V. (THE NETHERLANDS)
Microsoft New Zealand Limited
Microsoft Norge AS (NORWAY)
Microsoft De Panama, S.A.
Microsoft (China) Company Limited (THE PEOPLE'S REPUBLIC OF CHINA)
Microsoft Peru, S.A.
Microsoft Philippines, Inc.
Microsoft sp. z.o.o. (POLAND)
MSFT-Software Para Microcomputadores, LDA (PORTUGAL)
Microsoft Caribbean, Inc. (DELAWARE)
Microsoft Taiwan Corporation (REPUBLIC OF CHINA)
Microsoft A.O. (RUSSIA)
Microsoft Singapore Pte Ltd
Microsoft Slovakia s.r.o. (SLOVAK REPUBLIC)
Microsoft d.o.o., Ljubljana (SLOVENIA)
Microsoft (S.A.) (Proprietary) Limited (SOUTH AFRICA)
Microsoft Iberica S.R.L. (SPAIN)
Microsoft Aktiebolag (SWEDEN)
Microsoft AG (SWITZERLAND)
Microsoft (Thailand) Limited
Microsoft Bilgisayar Yazilim Hizmetleri Limited Sirketi (TURKEY)
Microsoft Corporation (Dubai Branch) (UNITED ARAB EMIRATES)
Microsoft Limited (UNITED KINGDOM)
Softimage U.K. Limited
Microsoft Uruguay S.A.
Corporation MS 90 de Venezuela S.A.
The Resident Representative Office of Microsoft Corporation in Hanoi (VIETNAM) DreamWorks Interactive L.L.C. (WASHINGTON, 50% owned)
The Microsoft Network L.L.C. (DELAWARE, 80% owned)
MSNBC Cable L.L.C. (DELAWARE, 50% owned)
MSNBC Interactive News L.L.C. (DELAWARE, 50% owned)

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Microsoft Corporation:

We have audited the accompanying balance sheets of Microsoft Corporation and subsidiaries as of June 30, 1995 and 1996, and the related statements of income, cash flows, and stockholders' equity for each of the three years ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


In our opinion, such financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years ended June 30, 1996 in conformity with accounting principles generally accepted in the United States and International Accounting Standards.



/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Seattle, Washington
July 22, 1996