Form 10-K, Exhibit 13
period 1997-06-30
MICROSOFT CORP
filed 1997-09-29
CIK 789019

                                                                    Exhibit 13.1


Quarterly Information
(In millions, except per share data) (Unaudited)


                                                Quarter Ended
-------------------------------------------------------------------------------
                                Sept. 30   Dec. 31    Mar. 31   June 30   Year
-------------------------------------------------------------------------------
1995
Revenue                          $1,247    $1,482    $ 1,587   $ 1,621   $5,937
Operating income                    437       520        549       532    2,038
Net income                          316       373        396       368    1,453
Earnings per share                 0.25      0.30       0.32      0.29     1.16
Common stock price per share:
  High                            29.63     32.56      37.06     46.19    46.19
  Low                             23.44     26.94      29.13     34.38    23.44
-------------------------------------------------------------------------------
1996
Revenue                          $2,016    $2,195    $ 2,205   $ 2,255   $8,671
Operating income                    708       786        774       810    3,078
Net income                          499       575        562       559    2,195
Earnings per share                 0.39      0.45       0.44      0.43     1.71
Common stock price per share:
  High                            54.63     51.69      53.53     62.94    62.94
  Low                             42.50     40.19      39.94     49.81    39.94
-------------------------------------------------------------------------------
1997
Revenue                          $2,295    $2,680    $ 3,208   $ 3,175  $11,358
Operating income                    902     1,081      1,568     1,579    5,130
Net income                          614       741      1,042     1,057    3,454
Earnings per share                 0.47      0.57       0.79      0.80     2.63
Common stock price per share:
  High                            69.31     86.13     103.50    134.94   134.94
  Low                             53.75     65.44      80.75     89.75    53.75
-------------------------------------------------------------------------------

The Company's common stock is traded on The Nasdaq Stock Market under the symbol MSFT. On July 31, 1997, there were 53,390 holders of record of the Company's common stock. The Company has not paid cash dividends on its common stock.