Form 10-K, Exhibit 13
period 1997-06-30
MICROSOFT CORP
filed 1997-09-29
CIK 789019

                                                                    Exhibit 13.2


Financial Highlights
(In millions, except earnings per share)


--------------------------------------------------------------------------------
Year Ended June 30                  1993      1994      1995     1996     1997
--------------------------------------------------------------------------------
Revenue                            $3,753    $4,649    $5,937   $ 8,671  $11,358
Net income                            953     1,146     1,453     2,195    3,454
Earnings per share /(1)/             0.79      0.94      1.16      1.71     2.63
Return on revenue                   25.4%     24.7%     24.5%     25.3%    30.4%
Cash and short-term investments    $2,290    $3,614    $4,750   $ 6,940  $ 8,966
Total assets                        3,805     5,363     7,210    10,093   14,387
Stockholders' equity                3,242     4,450     5,333     6,908   10,777
--------------------------------------------------------------------------------

/(1)/ Earnings per share have been restated to reflect a two-for-one stock split in December 1996