Form 10-K, Exhibit 13
period 1997-06-30
MICROSOFT CORP
filed 1997-09-29
CIK 789019

                                                                    Exhibit 13.3

Management's Discussion and Analysis

Results of Operations for 1995, 1996, and 1997
--------------------------------------------------------------------------------

Microsoft develops, manufactures, licenses, sells, and supports a wide range of software products, including scalable operating systems for information appliances, personal computers (PCs), and servers; server applications for client/server environments; business and consumer productivity applications; software development tools; and Internet and intranet software and technologies. The Company has recently expanded its interactive content efforts, including entertainment and information software programs, MSN, The Microsoft Network online service, Internet-based services, and alliances with companies involved with other forms of digital interactivity. Microsoft also sells personal computer input devices and books, and researches and develops advanced technologies for future software products.


Revenue
--------------------------------------------------------------------------------

The Company's revenue grew 46% in the fiscal year ended June 30, 1996 and 31% in fiscal 1997. Revenue growth was particularly strong in 1996 due to the retail introduction of the Microsoft Windows 95 operating system. Software license volume increases have been the principal factor in Microsoft's revenue growth. The average selling price per license has decreased, primarily because of general shifts in the sales mix from retail packaged products to licensing programs, from new products to product upgrades, and from stand-alone desktop applications to integrated product suites. Average revenue per license from original equipment manufacturer (OEM) licenses and corporate and organization license programs, such as Microsoft Select, is lower than average revenue per license from retail versions. Likewise, product upgrades have lower prices than new products. Also, prices of integrated suites, such as Microsoft Office, are less than the sum of the prices for the individual programs included in these suites when such programs are licensed separately. During 1996 and 1997, an increased percentage of products and programs became subject to ratable revenue recognition, such as Windows operating systems, Office 97, maintenance, and other subscription models. (See accompanying notes.)

Product groups. Microsoft has a Platforms Product Group and an Applications & Content Product Group.

Platforms Product Group revenue was $2.36 billion, $4.11 billion, and $5.97 billion in 1995, 1996, and 1997. Platform revenue is primarily from licenses of PC operating systems, business systems with client/server architectures, and software development tools.

The Company's principal desktop platform products in 1996 and 1997 were its 32-bit operating systems, Microsoft Windows 95 and Microsoft Windows NT Workstation. Released in August 1995, Windows 95 was a successor to MS-DOS and Microsoft Windows 3.x operating systems. Windows NT Workstation version 4.0 was released in fiscal 1997. Desktop operating systems increasingly contributed to revenue as shipments of new PCs preinstalled with such systems increased rapidly during the three-year period. Additionally, increased penetration of higher value 32-bit operating systems led to growth in 1996 and 1997. In 1996, retail license sales of Windows 95 were a major factor in the Platforms revenue increase, reflecting the typical sales pattern for major operating system upgrades. Also in 1996, a portion of Windows operating system revenue became subject to ratable recognition.

Business systems products offer an enterprise-wide distributed client/server environment based on the Microsoft Windows NT Server operating system and the server applications in the Microsoft BackOffice family of products. Revenue from these products increased strongly in 1995, 1996, and 1997 due to greater corporate demand, particularly for intranet solutions.

Revenue from developer products increased steadily in all three years, as more independent software vendors, corporate developers, and solutions developers licensed tools such as the Microsoft Visual Basic programming system to develop software for Windows 95 and Windows NT operating systems and the Internet.

Applications & Content Product Group revenue was $3.58 billion, $4.56 billion, and $5.39 billion in 1995, 1996, and 1997. Applications and Content revenue includes primarily licenses of desktop and consumer productivity applications, interactive media programs, and PC input devices. Microsoft Office for Windows 95 was released in fiscal 1996 and Microsoft Office 97 was released in fiscal 1997. Applications and Content revenue grew 27% in 1996 and 18% in 1997. The lower growth rate in 1997 was due to the expected impact of saturation of desktop applications, the continued shift in mix toward corporate licenses from packaged products, and the ratable revenue recognition model for Office 97.

Absolute increases in desktop applications revenue during the three-year period were led by Microsoft Office. The primary programs in Microsoft Office are Microsoft Word word processor, Microsoft Excel spreadsheet, and Microsoft PowerPoint presentation graphics program. Various versions of Office, which are available for the 32-bit version of Windows, the 16-bit version of Windows, and Macintosh operating systems, also include Microsoft Access database management program, Microsoft Outlook desktop information manager, or other programs. Revenue from stand-alone versions of Microsoft Excel, Microsoft Word, and Microsoft PowerPoint continued to decrease as the sales mix shifted to integrated product suites. Microsoft Project scheduling and project management program revenue increased during the three-year period.

Microsoft offers a broad range of interactive media products, which also showed moderate growth. Products include CD-ROM multimedia reference titles and programs for home and small office productivity, children's creativity, and entertainment. In addition to The Microsoft Network, recently introduced online Internet services include travel information and reservations, local event information, and new-car buying.

The Company also markets input devices. Mouse and gaming device sales increased while keyboard revenue was steady during the three-year period.

Sales channels. The Company distributes its products primarily through OEM licenses, corporate and organizational licenses, and retail packaged products. OEM channel revenue represents license fees from original equipment manufacturers. Microsoft has three major geographic sales and marketing organizations: the United States and Canada, Europe, and elsewhere in the world (Other International). Sales of corporate and organization licenses and packaged products in these channels are primarily to distributors and resellers.

OEM channel revenue was $1.65 billion in 1995, $2.50 billion in 1996, and $3.48 billion in 1997. The primary source of OEM revenue is the licensing of desktop operating systems, and OEM revenue is highly dependent on PC shipment volume.

Licensing programs continued to grow in popularity across all geographic areas during the three-year period. Packaged product volume increased in 1996 due to the release of retail upgrade versions of Windows 95. U.S. and Canadian channel revenue was $1.88 billion, $2.68 billion, and $3.41 billion in 1995, 1996, and 1997. Revenue in Europe was $1.49 billion, $2.02 billion, and $2.54 billion in 1995, 1996, and 1997. Growth rates have been lower in Europe than in other geographic areas due to general economic slowness, higher existing market shares, and a more dramatic shift to licensing programs. Other International channel revenue was $924 million in 1995, $1.47 billion in 1996, and $1.93 billion in 1997. Growth rates were higher in the Other International channel due to customers accepting newly localized products, particularly in Japan, and penetration in emerging markets.

The Company's operating results are affected by foreign exchange rates. Approximately 37%, 34%, and 32% of the Company's revenue was collected in foreign currencies during 1995, 1996, and 1997. Since a portion of local currency revenue is hedged and much of the Company's international manufacturing costs and operating expenses are also incurred in local currencies, the impact of exchange rates is partially mitigated.


Operating Expenses
--------------------------------------------------------------------------------


Cost of revenue. As a percentage of revenue, cost of revenue was 14.8% in 1995, 13.7% in 1996, and 9.6% in 1997. The decrease was due to the shifts in mix to CD-ROMs (which carry lower cost of goods than disks), licenses to OEMs and corporations, and higher-margin Windows NT Server and other BackOffice server products.

Research and development. Microsoft invested heavily in the future by funding research and development (R&D). Expense increases of 67% in 1996 and 34% in 1997 resulted primarily from development staff headcount growth and higher levels of third-party development costs in many areas, including continued development efforts for Windows desktop operating systems, Office, BackOffice, and Internet and intranet technologies. R&D costs also increased for development tools, consumer systems, and interactive media initiatives such as MSN and other online services.

Sales and marketing. The increase in the absolute dollar amount of sales and marketing expenses in the three-year period was due primarily to expanded product-specific marketing programs, particularly for Windows 95 during 1996. Sales and marketing costs as a percentage of revenue decreased, particularly in 1997, reflecting moderate headcount growth. Also in 1997, Microsoft brand advertising and product support expenses declined.

General and administrative. Increases in general and administrative expenses were primarily attributable to growth in the number of people and computer systems necessary to support overall increases in the scope of the Company's operations.


Nonoperating Items and Income Taxes
--------------------------------------------------------------------------------

Interest income increased primarily as a result of a larger investment portfolio generated by cash from operations. Other expenses increased due to recognition of Microsoft's share of joint venture activities, including DreamWorks Interactive and the MSNBC entities. During 1995, Microsoft paid a $46 million breakup fee to Intuit Inc. in connection with the termination of a planned merger. The effective income tax rate was 33% in 1995 and 35% in 1996 and 1997.


Net Income
--------------------------------------------------------------------------------
Net income as a percent of revenue increased in 1996 and 1997 due to the lower relative cost of revenue, sales and marketing expenses, and general and administrative expenses, partially offset by investments in research and development and joint ventures.


Financial Condition
--------------------------------------------------------------------------------
Microsoft's cash and short-term investment portfolio totaled $8.97 billion at June 30, 1997. The portfolio is diversified among security types, industries, and individual issuers. Microsoft's investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S. dollar denominated securities, but also includes foreign currency positions in anticipation of continued international expansion. The portfolio is primarily invested in short-term securities to minimize interest rate risk and facilitate rapid deployment in the event of immediate cash needs.

During 1996, Microsoft and National Broadcasting Company (NBC) established two joint ventures: a 24-hour cable news and information channel and an interactive online news service. Microsoft agreed to pay $220 million over a five-year period for its interest in the cable venture and to pay one-half of operational funding of both joint ventures for a multiyear period.

During 1997, Microsoft invested $1.0 billion in Comcast Corporation, a cable television and diversified telecommunications company. Comcast Special Class A common stock of $500 million and convertible preferred stock of $500 million are included in equity investments on the balance sheet.

Microsoft has no material long-term debt and has $70 million of standby multicurrency lines of credit to support foreign currency hedging and cash management. Stockholders' equity at June 30, 1997 was $10.78 billion.

Microsoft will continue to invest in sales, marketing, and product support infrastructure. Additionally, research and development activities will include investments in existing and advanced areas of technology, including using cash to acquire technology and to fund ventures and other strategic opportunities. Additions to property and equipment will continue, including new facilities and computer systems for research and development, sales and marketing, support, and administrative staff. Commitments for constructing new buildings were $300 million on June 30, 1997.

Cash will also be used to repurchase common stock to provide shares for employee stock option and purchase plans. Despite recent increases in stock repurchases, the buyback program has not kept pace with employee stock option grants or exercises. Beginning in fiscal 1990, Microsoft has repurchased 154 million common shares for $6.2 billion while 363 million shares were issued under the Company's employee stock option and purchase plans. The market value of all outstanding stock options was $30.2 billion as of June 30, 1997. Microsoft enhances its repurchase program by selling put warrants. During December 1996, Microsoft issued 12.5 million shares of 2.75% convertible preferred stock. Net proceeds of $980 million were used to repurchase common shares.

Management believes existing cash and short-term investments together with funds generated from operations will be sufficient to meet operating requirements for the next 12 months. Microsoft's cash and short-term investments are available for strategic investments, mergers and acquisitions, other potential large-scale cash needs that may arise, and to fund an increased stock buyback program over historical levels to reduce the dilutive impact of the Company's employee stock option and purchase programs.

Microsoft has not paid cash dividends on its common stock. The preferred stock pays $2.196 per annum per share.


Outlook: Issues and Uncertainties
--------------------------------------------------------------------------------
Microsoft does not provide forecasts of future financial performance. While Microsoft management is optimistic about the Company's long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating its growth outlook.

Rapid technological change and competition. Rapid change, uncertainty due to new and emerging technologies, and fierce competition characterize the PC software industry. The pace of change has recently accelerated due to the Internet and new programming languages, such as Java.

Future initiatives. The Company is expanding its efforts to provide and support mission-critical systems to large enterprises. Scalability of BackOffice server and application products, manageability of Windows- and Office-based systems, and Internet and intranet integration are also major focus areas. Additionally, Microsoft is committed to providing technologies, operating systems, and interactive content for the future convergence of PCs, televisions, and the Internet. Future revenue from these initiatives may not duplicate historical revenue growth rates.

PC growth rates. The underlying PC unit growth rate, which may decrease in the future, directly impacts software revenue growth.

Product ship schedules. Shipments of new versions of major products such as Windows 95 have generally had positive impacts on revenue growth rates. The Company does not currently expect that individual products to be released in 1998 will repeat the financial performance of Windows 95. Also, delays in new-product releases can cause operational inefficiencies that impact manufacturing and distribution logistics, independent software vendor (ISV) and OEM relationships, and telephone support staffing.

Customer acceptance. While the Company performs extensive usability and beta testing of new products, user acceptance and corporate penetration rates ultimately dictate the success of development and marketing efforts.

Prices. Future product prices may decrease from historical levels, depending on competitive market and cost factors. European and Far Eastern software prices vary by country and are generally higher than in the United States to cover localization costs and higher costs of distribution. Increased global license agreements, European monetary unification, or other factors could erode such price uplifts in the future.

Earnings process. An increasingly higher percentage of the Company's revenue is subject to ratable recognition. Subsequent product support and delivery of unspecified enhancements require the applicable portion of revenue for certain products to be recognized over the product's life cycle. This policy may be required for future products, depending on specific license terms and conditions. Also, maintenance and other subscription programs may continue to increase in popularity, particularly with corporations and other large organizations.

Saturation. Product upgrades, which enable users to upgrade from earlier versions of the Company's products or from competitors' products, have lower prices and margins than new products. As the desktop applications market has become saturated, the sales mix has shifted from standard products to upgrade products. This trend is likely to continue.

Corporate licenses. Average revenue per unit from corporate and organization license programs is lower than average revenue per unit from retail versions shipped through the finished goods channels. Unit sales under licensing programs may continue to increase.

Channel mix. Average revenue per license is lower from OEM licenses than from retail versions, reflecting the relatively lower direct costs of operations in the OEM channel. An increasingly higher percentage of revenue was achieved through the OEM channel during 1996 and 1997.

Integrated suites. The price of integrated suites, such as Microsoft Office, is less than the sum of the prices for the individual programs included in these suites when such programs are licensed separately. Revenue from integrated suites may continue to increase as a percentage of total revenue.

Cost of revenue. Although cost of revenue as a percentage of revenue decreased in 1996 and 1997, it varies with channel mix and product mix within channels. The trend of declining cost of revenue as a percentage of revenue is unlikely to continue in 1998.

Pay and participation model. Microsoft employees currently receive salaries, incentive bonuses, other fringe benefits, and stock options. New government regulations, poor stock price performance, or other factors could diminish the value of the option program and force the Company into more of a cash compensation model. Had the Company paid employees in cash the grant date Black-Scholes value of options vested in 1995, 1996, and 1997, the pretax expense would have been approximately $310 million, $450 million, and $620 million.

Long-term research and development investment cycle. Developing and localizing software is expensive and the investment in product development often involves a long payback cycle. The Company plans to continue significant investments in software research and development and related product opportunities from which significant revenue is not anticipated for a number of years. Management expects total spending for research and development in 1998 to increase over spending in 1997.

Sales and marketing and support investments. The Company's plans for 1998 include accelerated investments in its sales and marketing and support groups.

Foreign exchange. A large percentage of the Company's sales, costs of manufacturing, and marketing is transacted in local currencies. As a result, the Company's international results of operations are subject to foreign exchange rate fluctuations.

Interest rate sensitivity. The Company's cash and short-term investment portfolio is subject to interest rate risk. An abrupt increase in interest rates would decrease the market value of the Company's fixed income securities. For example, a 200 basis point increase in short-term treasury security yields would reduce the carrying value of the portfolio at June 30, 1997 by $200 million.

Intellectual property rights. Microsoft diligently defends its intellectual property rights, but unlicensed copying of software represents a loss of revenue to the Company. While this adversely affects U.S. revenue, revenue loss is even more significant outside of the United States, particularly in countries where laws are less protective of intellectual property rights. Throughout the world, Microsoft actively educates consumers on the benefits of licensing genuine products and educates lawmakers on the advantages of a business climate where intellectual property rights are protected. However, continued efforts may not affect revenue positively.

Future growth rate. The revenue growth rate in 1998 may not approach the level attained in 1997, particularly when compared to the second half of 1997. As discussed above, operating expenses are expected to increase in 1998. Because of the fixed nature of a significant portion of such expenses, coupled with the possibility of slower revenue growth, operating margins in 1998 may decrease from those in 1997.

Litigation. Litigation regarding intellectual property rights, patents, and copyrights occurs in the PC software industry. In addition, there are government regulation and investigation risks along with other general corporate legal risks.