Form 10-K, Exhibit 13
period 1997-06-30
MICROSOFT CORP
filed 1997-09-29
CIK 789019

                                                                    Exhibit 13.4



                             Microsoft Corporation


                              Financial Statements



         Income Statements for the three years ended June 30, 1997

         Cash Flows Statements for the three years ended June 30, 1997

         Balance Sheets as of June 30, 1996 and 1997

         Stockholders' Equity Statements for the three years ended June 30, 1997

         Notes to Financial Statements

         Independent Auditors' Report

Income Statements
(In millions, except earnings per share)


-------------------------------------------------------------------------------------------------------------
Year Ended June 30                                                    1995             1996             1997
-------------------------------------------------------------------------------------------------------------
Revenue                                                              $5,937           $8,671          $11,358
Operating expenses:
     Cost of revenue                                                    877            1,188            1,085
     Research and development                                           860            1,432            1,925
     Sales and marketing                                              1,895            2,657            2,856
     General and administrative                                         267              316              362
-------------------------------------------------------------------------------------------------------------
         Total operating expenses                                     3,899            5,593            6,228
-------------------------------------------------------------------------------------------------------------
Operating income                                                      2,038            3,078            5,130
Interest income                                                         191              320              443
Other expenses                                                          (62)             (19)            (259)
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                            2,167            3,379            5,314
Provision for income taxes                                              714            1,184            1,860
-------------------------------------------------------------------------------------------------------------
Net income                                                            1,453            2,195            3,454
Preferred stock dividends                                                --               --               15
-------------------------------------------------------------------------------------------------------------
Net income available for common shareholders                         $1,453           $2,195          $ 3,439
=============================================================================================================
Earnings per share(1)                                                $ 1.16           $ 1.71          $  2.63
=============================================================================================================
Weighted average shares outstanding(1)                                1,254            1,281            1,312
=============================================================================================================

See accompanying notes.

(1) Share and per share amounts have been restated to reflect a two-for-one stock split in December 1996.

Cash Flows Statements
(In millions)

------------------------------------------------------------------------------------------------------------
Year Ended June 30                                                   1995             1996             1997
------------------------------------------------------------------------------------------------------------
Cash flows from operations
     Net income                                                    $ 1,453          $ 2,195          $ 3,454
     Depreciation and amortization                                     269              480              557
     Unearned revenue                                                   69              983            1,601
     Recognition of unearned revenue from prior periods                (54)            (477)            (743)
     Other current liabilities                                         404              584              321
     Accounts receivable                                               (91)             (71)            (336)
     Other current assets                                              (60)              25             (165)
------------------------------------------------------------------------------------------------------------
         Net cash from operations                                    1,990            3,719            4,689
------------------------------------------------------------------------------------------------------------
Cash flows used for financing
     Common stock issued                                               332              504              744
     Common stock repurchased                                         (698)          (1,385)          (3,101)
     Put warrant proceeds                                               49              124               95
     Preferred stock issued                                             --               --              980
     Preferred stock dividends                                          --               --              (15)
     Stock option income tax benefits                                  179              352              796
------------------------------------------------------------------------------------------------------------
         Net cash used for financing                                  (138)            (405)            (501)
------------------------------------------------------------------------------------------------------------
Cash flows used for investments
     Additions to property, plant, and equipment                      (495)            (494)            (499)
     Equity investments and other                                     (230)            (625)          (1,669)
     Short-term investments                                           (651)          (1,551)            (921)
------------------------------------------------------------------------------------------------------------
         Net cash used for investments                              (1,376)          (2,670)          (3,089)
------------------------------------------------------------------------------------------------------------
Net change in cash and equivalents                                     476              644            1,099
Effect of exchange rates on cash and equivalents                         9               (5)               6
Cash and equivalents, beginning of year                              1,477            1,962            2,601
------------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                    1,962            2,601            3,706
Short-term investments                                               2,788            4,339            5,260
------------------------------------------------------------------------------------------------------------
Cash and short-term investments                                    $ 4,750          $ 6,940          $ 8,966
============================================================================================================

See accompanying notes.

Balance Sheets
(In millions)

---------------------------------------------------------------------------------------------------------
June 30                                                                              1996           1997
---------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and short-term investments                                                  $ 6,940        $ 8,966
  Accounts receivable                                                                  639            980
  Other                                                                                260            427
---------------------------------------------------------------------------------------------------------
    Total current assets                                                             7,839         10,373
Property, plant, and equipment                                                       1,326          1,465
Equity investments                                                                     675          2,346
Other assets                                                                           253            203
---------------------------------------------------------------------------------------------------------
      Total assets                                                                 $10,093        $14,387
=========================================================================================================

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                                                 $   808        $   721
  Accrued compensation                                                                 202            336
  Income taxes payable                                                                 484            466
  Unearned revenue                                                                     560          1,418
  Other                                                                                371            669
---------------------------------------------------------------------------------------------------------
    Total current liabilities                                                        2,425          3,610
---------------------------------------------------------------------------------------------------------
Minority interest                                                                      125             --
---------------------------------------------------------------------------------------------------------
Put warrants                                                                           635             --
---------------------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock--shares authorized 0 and 100;
    shares issued and outstanding 0 and 13                                              --            980
  Common stock and paid-in capital--shares authorized 4,000;
    shares issued and outstanding 1,194 and 1,204                                    2,924          4,509
  Retained earnings                                                                  3,984          5,288
---------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                       6,908         10,777
---------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                   $10,093        $14,387
=========================================================================================================

See accompanying notes.

Stockholders' Equity Statements
(In millions)

------------------------------------------------------------------------------------------------------------
Year Ended June 30                                                     1995             1996            1997
------------------------------------------------------------------------------------------------------------
Convertible preferred stock
  Convertible preferred stock issued                                     --               --         $   980
------------------------------------------------------------------------------------------------------------
    Balance, end of year                                                 --               --             980
------------------------------------------------------------------------------------------------------------
Common stock and paid-in capital
  Balance, beginning of year                                         $1,500          $ 2,005           2,924
  Common stock issued                                                   332              504             744
  Common stock repurchased                                              (30)             (41)            (91)
  Proceeds from sale of put warrants                                     49              124              95
  Reclassification of put warrant obligation                            (25)             (20)             45
  Stock option income tax benefits                                      179              352             792
------------------------------------------------------------------------------------------------------------
    Balance, end of year                                              2,005            2,924           4,509
------------------------------------------------------------------------------------------------------------
Retained earnings
  Balance, beginning of year                                          2,950            3,328           3,984
  Net income                                                          1,453            2,195           3,454
  Preferred stock dividends                                              --               --             (15)
  Common stock repurchased                                             (668)          (1,344)         (3,010)
  Reclassification of put warrant obligation                           (380)            (210)            590
  Net unrealized investment gains and other                             (27)              15             285
------------------------------------------------------------------------------------------------------------
    Balance, end of year                                              3,328            3,984           5,288
------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                     $5,333          $ 6,908         $10,777
============================================================================================================

See accompanying notes.

Notes to Financial Statements
(In millions, except per share amounts)
--------------------------------------------------------------------------------
Significant Accounting Policies

Accounting principles. The financial statements are prepared on a basis consistent with U.S. generally accepted accounting principles and International Accounting Standards formulated by the International Accounting Standards Committee (IASC).

Principles of consolidation. The financial statements include the accounts of Microsoft and its subsidiaries. Significant intercompany transactions and balances have been eliminated. Investments in 50% owned joint ventures are accounted for using the equity method; the Company's share of joint ventures' activities is reflected in other expenses.

Estimates and assumptions. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples include provisions for returns and bad debts and the length of product life cycles and buildings' lives. Actual results may differ from these estimates.

Foreign currencies. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to equity. Revenue, costs, and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses.

Revenue recognition. Revenue is recognized when earned. Revenue from products licensed to original equipment manufacturers is recorded when OEMs ship licensed products while revenue from corporate and organization license programs is recorded when the user installs the product. Revenue from packaged product sales to distributors and resellers is recorded when related products are shipped. Maintenance and subscription revenue is recognized ratably over the contract period. Revenue attributable to significant support (technical support and unspecified enhancements such as service packs and Internet browser updates) is based on the price charged or derived value of the undelivered elements and is recognized ratably on a straight-line basis over the product's life cycle. Costs related to insignificant obligations, which include telephone support for certain products, are accrued. Provisions are recorded for returns and bad debts.

Research and development. Research and development costs are expensed as incurred. The current U.S. accounting rule, Statement of Financial Accounting Standards (SFAS) 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, does not materially affect the Company.

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

Earnings per share. Earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options using the "treasury stock" method and preferred shares using the "if-converted" method. Beginning in the second quarter of 1998, Microsoft will be required to report earnings per outstanding common share in addition to diluted earnings per share. Earnings per common share computed under the new pronouncement would have been $1.25, $1.85, and $2.87 while reported diluted earnings per share were $1.16, $1.71, and $2.63 in 1995, 1996, and 1997.

Stock split. In December 1996, outstanding shares of common stock were split two-for-one. All share and per share amounts have been restated.

Financial instruments. The Company considers all liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments generally mature between three months and five years from the purchase date. All cash and short-term investments are classified as available for sale and are recorded at market. Cost approximates market for all classifications of cash and short-term investments; realized and unrealized gains and losses were not material.

Publicly tradeable equity securities are recorded at market; unrealized gains and losses are reflected in stockholders' equity.

Property, plant, and equipment. Property, plant, and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated life of the asset or the lease term, ranging from one to 30 years.

Reclassifications. Certain reclassifications have been made for consistent presentation.

Unearned Revenue

In fiscal 1996, Microsoft committed to integrating its Internet technologies, such as the Company's Internet browser, Microsoft Internet Explorer, into existing products at no additional cost to its customers. Given this strategy and other support commitments such as telephone support, Internet-based technical support, and unspecified product enhancements, Microsoft recognizes approximately 20% of Windows operating systems revenue over the product life cycles, currently estimated at two years. The unearned portion of revenue from Windows operating systems was $425 million and $860 million at June 30, 1996 and 1997.

Since Office 97 is also tightly integrated with the rapidly evolving Internet, and subsequent delivery of new Internet technologies, enhancements, and other support is likely to be more than minimal, a ratable revenue recognition policy became effective for Office 97 licenses beginning in 1997. Approximately 20% of Office 97 revenue is recognized ratably over the estimated 18-month product life cycle. Unearned revenue associated with Office 97 totaled $300 million at June 30, 1997.

Unearned revenue also includes maintenance and other subscription contracts, including custom corporate license agreements.

Financial Risks

The Company's investment portfolio is diversified and consists primarily of short-term investment grade securities. At June 30, 1996 and 1997, approximately 38% and 31% of accounts receivable represented amounts due from 10 channel purchasers. One customer accounted for approximately 12%, 13%, and 12% of revenue while another customer accounted for approximately 12%, 8%, and 5% of revenue in 1995, 1996, and 1997.

Finished goods sales to international customers in Europe, Japan, and Australia are primarily billed in local currencies. Payment cycles are relatively short, generally less than 90 days. European manufacturing costs and international selling, distribution, and support costs are generally disbursed in local currencies. Local currency cash balances in excess of short-term operating needs are generally converted into U.S. dollar cash and short-term investments on receipt. Therefore, foreign exchange rate fluctuations generally do not create a risk of material balance sheet gains or losses. As a result, Microsoft's hedging activities for balance sheet exposures have been minimal.

At June 30, 1997, the Company had contracts to deliver $500 million in a foreign currency, expiring July 1998, which hedge foreign exchange rate risk related to a foreign currency denominated investment.

Foreign exchange rates affect the translated results of operations of the Company's foreign subsidiaries. The Company hedges a percentage of planned international revenue with purchased options. The notional amount of the options outstanding at June 30, 1997 was $2.1 billion. At June 30, 1997, the fair value and premiums paid for the options were not material.

Cash and Short-Term Investments


-----------------------------------------------------------------
June 30                                        1996         1997
-----------------------------------------------------------------
Cash and equivalents:
  Cash                                        $   64       $  246
  Commercial paper                             1,664        1,660
  Money market preferreds                        105          946
  Certificates of deposit                        768          854
-----------------------------------------------------------------
    Cash and equivalents                       2,601        3,706
-----------------------------------------------------------------
Short-term investments:
  Municipal securities                         1,357          571
  Corporate notes and bonds                    1,125        1,907
  U.S. Treasury securities                     1,591        1,513
  Certificates of deposit                        266        1,269
-----------------------------------------------------------------
    Short-term investments                     4,339        5,260
-----------------------------------------------------------------
      Cash and short-term investments         $6,940       $8,966
=================================================================

Property, Plant, and Equipment


------------------------------------------------------------------
June 30                                        1996          1997
------------------------------------------------------------------
Land                                         $   183       $   183
Buildings                                        787         1,027
Computer equipment                               885         1,064
Other                                            491           503
------------------------------------------------------------------
Property, plant, and equipment--at cost        2,346         2,777
Accumulated depreciation                      (1,020)       (1,312)
------------------------------------------------------------------
Property, plant, and equipment--net          $ 1,326       $ 1,465
==================================================================

During 1996 and 1997, depreciation expense, of which the majority related to computer equipment, was $363 million and $353 million; disposals were immaterial.

Income Taxes

The provision for income taxes consisted of:

----------------------------------------------------------------------
Year Ended June 30                    1995         1996          1997
----------------------------------------------------------------------
Current taxes:
  U.S. and state                      $ 518       $1,139        $1,710
  International                         151          285           412
----------------------------------------------------------------------
    Current taxes                       669        1,424         2,122
Deferred taxes                           45         (240)         (262)
----------------------------------------------------------------------
  Provision for income taxes          $ 714       $1,184        $1,860
======================================================================

U.S. and international components of income before income taxes were:

--------------------------------------------------------------------
Year Ended June 30                   1995         1996         1997
--------------------------------------------------------------------
U.S.                                $1,549       $2,356       $3,775
International                          618        1,023        1,539
--------------------------------------------------------------------
  Income before income taxes        $2,167       $3,379       $5,314
====================================================================

Income taxes payable were:

------------------------------------------------------------------
June 30                                        1996          1997
------------------------------------------------------------------
Deferred income tax assets:
  Revenue items                                $ 193         $ 474
  Expense items                                  322           505
------------------------------------------------------------------
    Deferred income tax assets                   515           979
------------------------------------------------------------------
Deferred income tax liabilities:
  International earnings                        (261)         (465)
  Other                                           (6)           (4)
------------------------------------------------------------------
    Deferred income tax liabilities             (267)         (469)
------------------------------------------------------------------
Current income tax liabilities                  (732)         (976)
------------------------------------------------------------------
    Income taxes payable                       $(484)        $(466)
==================================================================

Income taxes have been settled with the Internal Revenue Service for all years through 1989. The IRS has assessed taxes for 1990 and 1991 that the Company is contesting in Tax Court. The IRS is examining the Company's U.S. income tax returns for 1992 through 1994. Management believes any related adjustments that might be required will not be material to the financial statements. Income taxes paid were $430 million, $758 million, and $1.1 billion in 1995, 1996, and 1997.

Convertible Preferred Stock

During December 1996, Microsoft issued 12.5 million shares of 2.75% convertible exchangeable principal-protected preferred stock. Dividends are payable quarterly in arrears. Preferred shareholders have preference over common stockholders in dividends and liquidation rights. In December 1999, each preferred share is convertible into common shares or an equivalent amount of cash determined by a formula that provides a floor price of $79.875 and a cap of $102.24 per preferred share. Net proceeds of $980 million were used to repurchase common shares.

Common Stock

Shares of common stock outstanding were as follows:

----------------------------------------------------------------------
Year Ended June 30                   1995          1996          1997
----------------------------------------------------------------------
Balance, beginning of year           1,162         1,176         1,194
  Issued                                38            44            47
  Repurchased                          (24)          (26)          (37)
----------------------------------------------------------------------
Balance, end of year                 1,176         1,194         1,204
======================================================================

The Company repurchases its common stock in the open market to provide shares for issuing to employees under stock option and stock purchase plans. The Company's Board of Directors authorized continuation of this program in 1998.

Put Warrants

To enhance its stock repurchase program, the Company sells put warrants to independent third parties. These put warrants entitle the holders to sell shares of Microsoft common stock to the Company on certain dates at specified prices. On June 30, 1996 and 1997, 13.0 million and 3.0 million warrants were outstanding. Outstanding put warrants at June 30, 1997 expire in September 1997 and have strike prices of $105 per share. At June 30, 1996, the outstanding put warrants were settleable in cash at Microsoft's option thus resulting in a reclassification of the maximum potential repurchase obligation of $635 million from stockholders' equity to put warrants. The outstanding put warrants at June 30, 1997 permitted a net-share settlement at the Company's option and did not result in a put warrant liability on the balance sheet.

Employee Stock and Savings Plans

Employee stock purchase plan. The Company has an employee stock purchase plan for all eligible employees. Under the plan, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or the last day of each six-month period. Employees may purchase shares having a value not exceeding 10% of their gross compensation during an offering period. During 1995, 1996, and 1997, employees purchased 2.1 million, 1.8 million, and 1.4 million shares at average prices of $23.38, $37.72, and $59.64 per share. At June 30, 1997, 19.4 million shares were reserved for future issuance.

Savings plan. The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may defer up to 15% of pretax salary, but not more than statutory limits. The Company contributes fifty cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings. Matching contributions were $12 million, $15 million, and $28 million in 1995, 1996, and 1997.

Stock option plans. The Company has stock option plans for directors, officers, and all employees, which provide for nonqualified and incentive stock options. The option exercise price is the fair market value at the date of grant.
Options granted prior to 1995 generally vest over four and one-half years and expire 10 years from the date of grant. Options granted during and after 1995 generally vest over four and one-half years and expire seven years from the date of grant, while certain options vest over seven and one-half years and expire after 10 years. At June 30, 1997, options for 113 million shares were vested and 290 million shares were available for future grants under the plans.

Stock options outstanding were as follows:


                                               Price per Share
                                        -----------------------------
                                                            Weighted
                             Shares         Range           Average
---------------------------------------------------------------------
Balance, June 30, 1994         228     $ 0.16 - $ 25.07        $11.65
  Granted                       44      23.88 -   41.57         25.25
  Exercised                    (35)      0.16 -   23.88          7.91
  Canceled                      (9)      2.56 -   37.50         17.70
                               ---
Balance, June 30, 1995         228       0.77 -   41.57         14.56
  Granted                       57      40.10 -   58.94         44.99
  Exercised                    (40)      0.77 -   45.25         10.75
  Canceled                      (7)      2.59 -   55.44         27.85
                               ---
Balance, June 30, 1996         238       1.10 -   58.94         22.07
  Granted                       55      55.31 -  119.19         58.29
  Exercised                    (45)      1.10 -   58.94         13.27
  Canceled                      (9)     17.00 -   97.13         38.83
                               ---
Balance, June 30, 1997         239       2.24 -  119.19         31.43
=====================================================================

For various price ranges, weighted average characteristics of outstanding stock options at June 30, 1997 were as follows:

                               Outstanding options     Exercisable options
                              --------------------------------------------
    Range of       Shares     Remaining    Weighted    Shares    Weighted
 exercise prices                life        average               average
                               (years)       price                 price
--------------------------------------------------------------------------
  $2.24-$17.00       65          3.5        $ 9.64       64       $ 9.63
  17.01-24.00        65          5.4         20.81       39        20.10
  24.01-55.00        56          5.8         43.13       10        41.02
  55.01-119.19       53          6.6         58.47       --           --
==========================================================================

The Company follows APB Opinion 25, Accounting for Stock Issued to Employees, to account for stock option and employee stock purchase plans. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant. Had compensation cost for these plans been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS Statement 123, Accounting for Stock-Based Compensation, pro forma net income and earnings per share would have been:

--------------------------------------------------------------------
Year Ended June 30                  1995         1996         1997
--------------------------------------------------------------------

Pro forma net income               $1,243       $1,902      $3,053
Pro forma earnings per share       $ 0.99       $ 1.48      $ 2.32
====================================================================

The pro forma disclosures above include the amortization of the fair value of all options vested during 1995, 1996, and 1997. If only options granted during 1996 and 1997 were valued, as prescribed by SFAS 123, pro forma net income would have been $2,073 million and $3,179 million, and earnings per share would have been $1.62 and $2.42 for 1996 and 1997.

The weighted average Black-Scholes value of options granted under the stock option plans during 1995, 1996, and 1997 was $10.46, $17.72, and $23.43. Value
was estimated using an expected life of five years, no dividends, volatility of
 .30, and risk-free interest rates of 7.0%, 6.0%, and 6.5% in 1995, 1996, and 1997.

MSN, The Microsoft Network

During October 1996, Microsoft and a subsidiary of Tele-Communications, Inc.
(TCI) terminated a partnership under which TCI owned a 20% minority interest in The Microsoft Network, LLC, owner of the business assets of MSN, an online service. Due to the evolving nature of the online industry and the move by MSN to a Web-based offering, the original direction of the partnership changed and both Microsoft and TCI agreed to terminate this partnership focused exclusively on MSN. In return for approximately $125 million of TCI securities, Microsoft became the sole owner of MSN and the minority interest on the accompanying balance sheet was eliminated. There was no other material financial impact of the dissolution.

Acquisition

On August 1, 1997, the Company acquired WebTV Networks, Inc. (WebTV), an online service that enables consumers to experience the Internet through their televisions via set-top terminals based on proprietary technologies. A director of the

Company owned 10% of WebTV. Microsoft paid $425 million in stock and cash for WebTV. The Company expects to record an in-process R&D write-off of $300 million in the first quarter of 1998.

Commitments and Contingencies

The Company has operating leases for most U.S. and international sales and support offices and certain equipment. Rental expense for operating leases was $86 million, $92 million, and $92 million in 1995, 1996, and 1997. Future minimum rental commitments under noncancelable leases, in millions of dollars, are: 1998, $67; 1999, $54; 2000, $43; 2001, $30; 2002, $12; and thereafter, $16.

In connection with the Company's communications infrastructure and the operation of MSN, Microsoft has certain communication usage commitments. Future related minimum commitments, in millions of dollars, are: 1998, $133; 1999, $119; 2000, $92; and 2001, $20. Also, Microsoft has committed to certain volumes of outsourced telephone support and manufacturing of packaged product and has committed $300 million for constructing new buildings.

During 1996, Microsoft and National Broadcasting Company (NBC) established two MSNBC joint ventures: a 24-hour cable news and information channel and an interactive online news service. Microsoft agreed to pay $220 million over a five-year period for its interest in the cable venture, to pay one-half of operational funding of both joint ventures for a multiyear period, and to guarantee a portion of MSNBC debt.

In an ongoing investigation, the Antitrust Division of the U.S. Department of Justice requested information from Microsoft concerning various issues. Microsoft is also subject to various legal proceedings and claims that arise in the ordinary course of business. Management currently believes that resolving these matters will not have a material adverse impact on the Company's financial position or its results of operations.

Geographic Information

Year Ended June 30                    1995           1996          1997
------------------------------------------------------------------------
Revenue
U.S. operations                    $ 4,495         $ 6,739       $ 8,877
European operations                  1,607           2,215         2,770
Other international operations         821           1,267         1,757
Eliminations                          (986)         (1,550)       (2,046)
------------------------------------------------------------------------
  Total revenue                    $ 5,937         $ 8,671       $11,358
------------------------------------------------------------------------
Operating income
U.S. operations                    $ 1,414         $ 2,137       $ 3,733
European operations                    444             649         1,013
Other international operations         163             297           469
Eliminations                            17              (5)          (85)
------------------------------------------------------------------------
  Total operating income           $ 2,038         $ 3,078       $ 5,130
------------------------------------------------------------------------
Identifiable assets
U.S. operations                    $ 5,862         $ 8,193       $11,630
European operations                  1,806           2,280         3,395
Other international operations         689           1,042           705
Eliminations                        (1,147)         (1,422)       (1,343)
------------------------------------------------------------------------
  Total identifiable assets          $ 7,210       $10,093       $14,387
------------------------------------------------------------------------

Intercompany sales between geographic areas are accounted for at prices representative of unaffiliated party transactions. "U.S. operations" include shipments to customers in the United States, licensing to OEMs, and exports of finished goods directly to international customers, primarily in Asia, South America, and Canada. Exports and international OEM transactions are primarily in U.S. dollars and totaled $1.3 billion, $2.1 billion, and $2.5 billion in 1995, 1996, and 1997.

"Other international operations" primarily include subsidiaries in Japan, Canada, Australia, and Brazil. International revenue, which includes European operations, other international operations, exports, and OEM distribution, was 55%, 56%, and 56% of total revenue in 1995, 1996, and 1997. Most international identifiable assets are U.S. dollar denominated investment securities.

Subsidiaries

Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399
Microsoft FSC Corp. (U.S. VIRGIN ISLANDS)
Microsoft Investments, Inc. (NEVADA)
Microsoft Licensing, Inc. (NEVADA)
Microsoft Manufacturing B.V. (THE NETHERLANDS)
Microsoft Puerto Rico, Inc. (Manufacturing) (DELAWARE)
Microsoft Research Limited (United Kingdom)
The Microsoft Network L.L.C. (DELAWARE)
GraceMac Corporation (NEVADA)
Vermeer Technologies, Inc. (DELAWARE)
Microsoft de Argentina S.A.
Microsoft Pty. Limited (AUSTRALIA)
Microsoft Gesellschaft m.b.H. (AUSTRIA)
Microsoft N.V.  (BELGIUM)
Microsoft Informatica Limitada (BRAZIL)
Microsoft Canada Co.
SOFTIMAGE, Inc. (CANADA)
Microsoft Chile S.A.
Microsoft Colombia Inc. (DELAWARE)
Microsoft de Centroamerica S.A. (COSTA RICA)
Microsoft Hrvatska d.o.o. (CROATIA)
Microsoft s.r.o. (CZECH REPUBLIC)
Microsoft Danmark ApS (DENMARK)
Microsoft Del Ecuador S.A.
Microsoft Corporation (Representative Office) (EGYPT)
Microsoft Oy (FINLAND)
Microsoft France S.A.R.L.
Microsoft G.m.b.H. (GERMANY)
SOFTIMAGE G.m.b.H. (GERMANY)
Microsoft Hellas S.A. (GREECE)
Microsoft de Guatemala, S.A.
Microsoft Hong Kong Limited
Microsoft Hungary Kft.
Microsoft Corporation (India) Private Limited
PT. Microsoft Indonesia
Microsoft Israel Ltd.
Microsoft S.p.A. (ITALY)
Microsoft Cote d'Ivoire (IVORY COAST)
Microsoft Company, Limited (JAPAN)
East Africa Software Limited (KENYA)
Microsoft CH (KOREA)
Microsoft (Malaysia) Sdn. Bhd.
Microsoft Mexico, S.A. de C.V.
Microsoft Maroc S.A.R.L. (MOROCCO)

Microsoft B.V. (THE NETHERLANDS)
Microsoft International B.V. (THE NETHERLANDS)
Microsoft New Zealand Limited
Microsoft Norge AS (NORWAY)
Microsoft de Panama, S.A.
Microsoft (China) Company Limited (THE PEOPLE'S REPUBLIC OF CHINA)
Microsoft Peru, S.A.
Microsoft Philippines, Inc.
Microsoft sp. z.o.o. (POLAND)
MSFT-Software Para Microcomputadores, LDA (PORTUGAL)
Microsoft Caribbean, Inc. (PUERTO RICO) (DELAWARE)
Microsoft Romania SRL
Microsoft ZAO (RUSSIA)
Microsoft Singapore Pte Ltd
Microsoft Slovakia s.r.o.
Microsoft d.o.o., Ljubljana (SLOVENIA)
Microsoft (S.A.) (Proprietary) Limited (SOUTH AFRICA)
Microsoft Iberica S.R.L. (SPAIN)
Microsoft Aktiebolag (SWEDEN)
Microsoft AG (SWITZERLAND)
Microsoft Taiwan Corporation
Microsoft (Thailand) Limited
Microsoft Bilgisayar Yazilim Hizmetleri Limited Sirketi (TURKEY)
Microsoft Corporation (UNITED ARAB EMIRATES)
Microsoft Limited (UNITED KINGDOM)
SOFTIMAGE U.K. Limited
Microsoft Uruguay S.A.
Corporation MS 90 de Venezuela S.A.
The Resident Representative Office of MICROSOFT Corporation in Hanoi (VIETNAM) DreamWorks Interactive L.L.C. (WASHINGTON, 50% owned)
MSBET L.L.C. (DELAWARE, 50% owned)
MSFDC, L.L.C. (DELAWARE, 50% owned)
MSNBC Cable, L.L.C. (DELAWARE, 50% owned)
MSNBC Interactive News, L.L.C. (DELAWARE, 50% owned)

Independent Auditors' Report
-------------------------------------------------------------------------------
To the Board of Directors and Stockholders of Microsoft Corporation:

We have audited the accompanying balance sheets of Microsoft Corporation and subsidiaries as of June 30, 1996 and 1997, and the related statements of income, cash flows, and stockholders' equity for each of the three years ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years ended June 30, 1997 in conformity with accounting principles generally accepted in the United States and International Accounting Standards.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Seattle, Washington
July 17, 1997 (August 1, 1997 as to Acquisition Note)