Form 10-K, Exhibit 13
period 1998-06-30
MICROSOFT CORP
filed 1998-09-25
CIK 789019

                                                                    EXHIBIT 13.1

QUARTERLY INFORMATION
(In millions, except per share amounts) (Unaudited)

                                                       Quarter Ended
------------------------------------------------------------------------------------------------------
                                       Sept. 30      Dec. 31       Mar. 31       June 30          Year
------------------------------------------------------------------------------------------------------
1996
Revenue                                  $2,016       $2,195        $2,205       $ 2,255       $ 8,671
Operating income                            704          809           778           768         3,059
Net income                                  499          575           562           559         2,195
Basic earnings per share                   0.21         0.24          0.24          0.23          0.93
Diluted earnings per share                 0.19         0.23          0.22          0.22          0.86
Common stock price per share:
  High                                    27.32        25.85         26.77         31.47         31.47
  Low                                     21.25        20.10         19.97         24.91         19.97
------------------------------------------------------------------------------------------------------
1997
Revenue                                  $2,295       $2,680        $3,208       $ 3,175       $11,358
Operating income                            853        1,035         1,484         1,499         4,871
Net income                                  614          741         1,042         1,057         3,454
Basic earnings per share                   0.26         0.31          0.43          0.44          1.44
Diluted earnings per share                 0.24         0.28          0.40          0.40          1.32
Common stock price per share:
  High                                    34.66        43.07         51.75         67.47         67.47
  Low                                     26.88        32.72         40.38         44.88         26.88
------------------------------------------------------------------------------------------------------
1998
Revenue                                  $3,130       $3,585        $3,774       $ 3,995       $14,484
Operating income                          1,060        1,613         1,867         1,874         6,414
Net income                                  663        1,133         1,337         1,357         4,490
Basic earnings per share                   0.27         0.47          0.55          0.55          1.83
Diluted earnings per share                 0.25         0.42          0.50          0.50          1.67
Common stock price per share:
  High                                    75.38        73.31         90.94        108.56        108.56
  Low                                     61.63        59.00         62.19         81.88         59.00
------------------------------------------------------------------------------------------------------

The Company's common stock is traded on The Nasdaq Stock Market under the symbol MSFT. On July 31, 1998, there were 70,491 registered holders of record of the Company's common stock. The Company has not paid cash dividends on its common stock.