Form 10-K, Exhibit 13
period 1998-06-30
MICROSOFT CORP
filed 1998-09-25
CIK 789019

                                                                    EXHIBIT 13.2

FINANCIAL HIGHLIGHTS
(In millions, except earnings per share)

------------------------------------------------------------------------------------------------------
Year Ended June 30                     1994         1995          1996          1997          1998
------------------------------------------------------------------------------------------------------
Revenue                                  $4,649       $5,937       $ 8,671       $11,358       $14,484
Net income                                1,146        1,453         2,195         3,454         4,490
Diluted earnings per share (1)             0.47         0.58          0.86          1.32          1.67
Cash and short-term investments           3,614        4,750         6,940         8,966        13,927
Total assets                              5,363        7,210        10,093        14,387        22,357
Stockholders' equity                      4,450        5,333         6,908        10,777        16,627
------------------------------------------------------------------------------------------------------

(1) Diluted earnings per share have been restated to reflect a two-for-one stock split in February 1998.

                                       1