Form 10-K, Exhibit 13
period 1998-06-30
MICROSOFT CORP
filed 1998-09-25
CIK 789019

                                                                    EXHIBIT 13.3

MANAGEMENT'S DISCUSSION AND ANALYSIS
RESULTS OF OPERATIONS FOR 1996, 1997, AND 1998
--------------------------------------------------------------------------------
Microsoft develops, manufactures, licenses, and supports a wide range of software products, including scalable operating systems for intelligent devices, personal computers (PCs), and servers; server applications for client/server environments; business and consumer productivity applications; software development tools; and Internet and intranet software and technologies. The Company's interactive efforts include entertainment and information software programs; MSN, the Microsoft Network online service; Internet-based services; and alliances with companies involved with various forms of digital interactivity. Microsoft also sells personal computer input devices and books, and researches and develops advanced technologies for future software products.

                                                                         REVENUE
--------------------------------------------------------------------------------
The Company's revenue growth rate continued to slow, from 46% in the fiscal year ended June 30, 1996 and 31% in fiscal 1997 to 28% in fiscal 1998. Revenue growth was particularly strong in 1996 due to the retail introduction of the Microsoft Windows 95 operating system. The 1997 and 1998 growth rates, although slower than that of 1996, reflected the continued adoption of Windows 32-bit operating systems and Microsoft Office 97, particularly as Microsoft software is deployed across entire corporate, academic, and governmental organizations. Software license volume increases have been the principal factor in Microsoft's revenue growth. The average selling price per license has decreased, primarily because of general shifts in the sales mix from retail packaged products to licensing programs, from new products to product upgrades, and from stand-alone desktop applications to integrated product suites. Average revenue per license from original equipment manufacturer (OEM) licenses and organization license programs is lower than average revenue per license from retail versions. Likewise, product upgrades have lower prices than new products. Also, prices of integrated suites, such as Microsoft Office, are less than the sum of the prices for the individual programs included in these suites when such programs are licensed separately. During each of the three years an increased percentage of products and programs included elements which were billed but unearned and recognized ratably, such as Windows operating systems, Office 97, maintenance, and other subscription models. See accompanying notes.

PRODUCT GROUPS. Platform product revenue was $4.11 billion, $5.97 billion, and $7.64 billion in 1996, 1997, and 1998. Platform revenue is primarily licenses of PC operating systems; business systems with client/server, Internet, and intranet architectures; and software development tools.

The Company's principal desktop platform products are its 32-bit operating systems: Windows 95, Windows 98, and Windows NT Workstation. Released in August 1995, Windows 95 was a successor to the MS-DOS(R) and Microsoft Windows 3.x operating systems. Windows NT Workstation version 4.0 was released in fiscal 1997. Windows 98 became available at the end of fiscal 1998. Although the growth rate of new PC shipments slowed, desktop operating systems contributed to revenue growth as shipments of new PCs preinstalled with such systems increased during the three-year period. Additionally, increased penetration of higher value 32-bit operating systems, particularly Windows NT Workstation, led to growth in 1996, 1997, and 1998. In 1996, retail license sales of Windows 95 were a major factor in the Platform revenue increase, reflecting the typical sales pattern for major operating system upgrades. Also in 1996, a portion of Windows operating system revenue became subject to ratable recognition.

Business systems products offer an enterprise-wide distributed client/server, Internet, and intranet environment based on the Microsoft Windows NT Server operating system, Microsoft Exchange Server, Microsoft SQL Server, and other server applications in the Microsoft BackOffice (R) family of products. Revenue from these products increased strongly due to greater corporate demand, particularly for intranet solutions, although the growth rate slowed in 1998.

Although revenue was not significant, sales of WebTV terminals and service and preinstallations of Windows CE by OEMs on intelligent devices were strong in 1998.

Independent software vendors, corporate developers, and solutions developers license tools such as the Microsoft Visual Basic(R) development system to develop software for Windows operating systems and the Internet. Revenue from developer products increased steadily in 1996 and 1997 and was flat in 1998.

Applications and Content revenue was $4.56 billion, $5.39 billion, and $6.84 billion in 1996, 1997, and 1998. Applications and Content revenue includes primarily licenses of desktop and consumer productivity applications, interactive media programs, and PC input devices. Microsoft Office for Windows 95 was released in fiscal 1996 and Microsoft Office 97 was released in fiscal 1997. Applications and Content revenue grew 27% in 1996, 18% in 1997, and 27% in 1998. The lower growth rate in 1997 was due primarily to the application of the ratable revenue recognition model for Office 97.

Absolute increases in desktop applications revenue during the three-year period were led by the various Microsoft Office integrated suites, including Standard, Professional, and Small Business Editions. The primary programs in Microsoft Office are the word processor Microsoft Word, Microsoft Excel spreadsheet, and Microsoft PowerPoint(R) presentation graphics program. Various versions of Office, which are available for the 32-bit version of Windows, the 16-bit version of Windows, and Macintosh operating systems, also include Microsoft Access database management program, Microsoft Outlook(TM) messaging and collaboration client, or other programs. Revenue from stand-alone versions of Microsoft Excel, Word, and PowerPoint continued to decrease as the sales mix shifted to integrated product suites. Microsoft Project scheduling and project management program revenue increased during the three-year period.

Microsoft offers a broad range of interactive media products, which also showed moderate growth. Products include CD-ROM multimedia reference titles and programs for home and small office productivity, children's creativity, and entertainment. In addition to the Microsoft Network, online Internet services include travel information and reservations, local event information, and car buying information.

The Company also markets input devices. Mouse and gaming device sales increased while keyboard revenue was steady during the three-year period.

SALES CHANNELS. The Company distributes its products primarily through OEM licenses, organization licenses, and retail packaged products. OEM channel revenue represents license fees from original equipment manufacturers.
Microsoft has three major sales and marketing geographies: the United States and Canada, Europe, and elsewhere in the world (Other International). Sales of organization licenses and packaged products in these channels are primarily to distributors and resellers. The trend has continued toward a higher percentage of organization licensing versus packaged products.

OEM channel revenue was $2.50 billion in 1996, $3.48 billion in 1997, and $4.72 billion in 1998. The primary source of OEM revenue is the licensing of desktop operating systems, and OEM revenue is highly dependent on PC shipment volume.

U.S. and Canadian channel revenue was $2.68 billion, $3.41 billion, and $4.36 billion in 1996, 1997, and 1998. Revenue in Europe was $2.02 billion, $2.54 billion, and $3.15 billion in 1996, 1997, and 1998. Growth rates have been lower in Europe than in other geographic areas due to higher existing market shares and a more dramatic shift to licensing programs. Other International channel revenue was $1.47 billion in 1996, $1.93 billion in 1997, and $2.26 billion in 1998. Growth rates were higher in the Other International channel in 1996 and 1997 due to customers accepting newly localized products, particularly in Japan, and penetration in emerging markets. However, revenue was relatively flat in Japan and Southeast Asia in 1998 due to economic issues and weak currencies.

The Company's operating results are affected by foreign exchange rates. Approximately 34%, 32%, and 34% of the Company's revenue was collected in foreign currencies during 1996, 1997, and 1998. Since a portion of local currency revenue is hedged and much of the Company's international manufacturing costs and operating expenses are also incurred in local currencies, the impact of exchange rates is partially mitigated.

                                                              OPERATING EXPENSES
--------------------------------------------------------------------------------
COST OF REVENUE. As a percentage of revenue, cost of revenue was 13.7% in 1996, 9.6% in 1997, and 8.3% in 1998. The decrease was due to the shifts in mix to CD-ROMs (which carry lower cost of goods than disks), licenses to OEMs and organizations, and higher-margin Windows NT Server, other servers, and client access licenses in the BackOffice product family. In 1998, the decrease was offset somewhat by costs of WebTV.

RESEARCH AND DEVELOPMENT. Microsoft continued to invest heavily in the future by funding research and development (R&D). Expense increases of 67% in 1996, 34% in 1997, and 30% in 1998 resulted primarily from development staff headcount growth and higher levels of third-party development costs in many areas, particularly Windows-based platforms, including desktop operating systems, server systems, and consumer appliances, along with Internet and intranet technologies. R&D costs also increased for desktop and server applications, development tools, and interactive media initiatives such as MSN and other online services.

In August 1997, the Company acquired WebTV Networks, Inc., an online service that enables consumers to experience the Internet through their televisions via set-top terminals. Microsoft paid $425 million in stock and cash. The accompanying income statement reflects a one-time write-off of in-process technologies under development by WebTV Networks of $296 million.

SALES AND MARKETING. The increase in the absolute dollar amount of sales and marketing expenses in the three-year period was due primarily to expanded product-specific marketing programs, such as Windows 95 in 1996, Office 97 in 1997, and Windows 98 in 1998. Sales and marketing costs as a percentage of revenue decreased due to moderate headcount growth. Microsoft brand advertising and product support expenses declined in 1997, but rose slightly in 1998.

GENERAL AND ADMINISTRATIVE. Increases in general and administrative expenses were attributable to higher legal costs and growth in the number of people and computer systems necessary to support overall increases in the scope of the Company's operations.

OTHER EXPENSES. Other expenses increased due to recognition of Microsoft's share of joint venture activities, including DreamWorks Interactive and the MSNBC entities.

                                                INTEREST INCOME AND INCOME TAXES
--------------------------------------------------------------------------------
Interest income increased primarily as a result of a larger investment portfolio generated by cash from operations. The effective income tax rate was 35.0% in 1996 and 1997. The effective income tax rate increased to 36.9% in 1998 due to the nondeductible write-off of WebTV in-process technologies.

                                                                      NET INCOME
--------------------------------------------------------------------------------
Net income as a percent of revenue increased in 1996, 1997, and 1998 due to the lower relative cost of revenue, sales and marketing expenses, and general and administrative expenses, partially offset by investments in research and development, joint ventures, and WebTV.


FINANCIAL CONDITION
--------------------------------------------------------------------------------
Microsoft's cash and short-term investment portfolio totaled $13.93 billion at June 30, 1998. The portfolio is diversified among security types, industries, and individual issuers. Microsoft's investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S. dollar denominated securities, but also includes foreign currency positions in anticipation of continued international expansion. The portfolio is primarily invested in short-term securities to minimize interest rate risk and facilitate rapid deployment in the event of immediate cash needs.

Microsoft also invests in equities, including financial investments and strategic technology companies in many areas. During 1997, Microsoft invested $1.0 billion in Comcast Corporation, a cable television and diversified telecommunications company. Comcast Special Class A common stock and convertible preferred stock are included in equity investments at fair market value on the balance sheet.

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

Microsoft has no material long-term debt and has $100 million of standby multicurrency lines of credit to support foreign currency hedging and cash management. Stockholders' equity at June 30, 1998 was $16.63 billion.

Microsoft will continue to invest in sales, marketing, and product support infrastructure. Additionally, research and development activities will include investments in existing and advanced areas of technology, including using cash to acquire technology and to fund ventures and other strategic opportunities. Additions to property and equipment will continue, including new facilities and computer systems for research and development, sales and marketing, support, and administrative staff. Commitments for constructing new buildings were $420 million on June 30, 1998.

Cash will also be used to repurchase common stock to provide shares for employee stock option and purchase plans. The buyback program has not kept pace with employee stock option grants or exercises. Beginning in fiscal 1990, Microsoft has repurchased 347 million common shares while 807 million shares were issued under the Company's employee stock option and purchase plans. The market value of all outstanding stock options was $48 billion as of June 30, 1998. Microsoft enhances its repurchase program by selling put warrants. During December 1996, Microsoft issued 12.5 million shares of 2.75% convertible preferred stock. Net proceeds of $980 million were used to repurchase common shares.

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

FUTURE INITIATIVES. The Company is expanding its efforts to provide and support mission-critical systems to large enterprises. Scalability of BackOffice server and application products, total cost of ownership of Windows- and Office-based systems, information storage unification, user interface simplification, and Internet and intranet integration are also major focus areas. Additionally, Microsoft is committed to providing technologies, operating systems, and interactive content for the future convergence of PCs, televisions, and the Internet. Future revenue from these initiatives may not duplicate historical revenue growth rates.

PC GROWTH RATES. The underlying PC unit growth rate and percentage of new PCs acquired as replacement units directly impact the Company's software revenue growth. The PC shipment growth rate may continue to decrease and the replacement rate may continue to increase, reducing future software revenue opportunity.

PRODUCT SHIP SCHEDULES. Delays in new-product releases dampen revenue growth rates and can cause operational inefficiencies that impact manufacturing and distribution logistics, independent software vendor (ISV) and OEM relationships, and customer support expenses.

CUSTOMER ACCEPTANCE. While the Company performs extensive usability and beta testing of new products, user acceptance and corporate penetration rates ultimately dictate the success of development and marketing efforts.

PRICES. Future product prices may decrease from historical levels, depending on competitive market and cost factors. European and Asian software prices vary by country and are generally higher than in the United States to cover localization costs and higher costs of distribution. Increased global license agreements, European monetary unification, or other factors could erode such price uplifts in the future.

EARNINGS PROCESS. An increasingly higher percentage of the Company's revenue is subject to ratable recognition. Subsequent product support and delivery of unspecified enhancements require the applicable portion of revenue for certain products to be recognized over the product's life cycle. This policy may be required for additional products, depending on specific license terms and conditions. Also, maintenance and other subscription programs may continue to increase in popularity, particularly with organizations.

SATURATION. Product upgrades, which enable users to upgrade from earlier versions of the Company's products or from competitors' products, have lower prices and margins than new products. As the desktop applications market has become saturated, the sales mix has shifted from standard products to upgrade products. This trend is likely to continue.

ORGANIZATION LICENSES. Average revenue per unit from organization license programs is lower than average revenue per unit from retail versions shipped through the finished goods channels. Unit sales under licensing programs may continue to increase.

CHANNEL MIX. Average revenue per license is lower from OEM licenses than from retail versions, reflecting the relatively lower direct costs of operations in the OEM channel. An increasingly higher percentage of revenue was achieved through the OEM channel during 1997 and 1998.

COST OF REVENUE. Although cost of revenue as a percentage of revenue decreased in 1997 and 1998, it varies with channel mix, product mix within channels, and usage of online operations. The trend of declining cost of revenue as a percentage of revenue is unlikely to continue in 1999.

PAY AND PARTICIPATION MODEL. Microsoft employees currently receive salaries, incentive bonuses, other fringe benefits, and stock options. New government regulations, poor stock price performance, or other factors could diminish the value of the option program to current and prospective employees and force the Company into more of a cash compensation model. Had the Company paid employees in cash the grant date Black-Scholes value of options vested in 1996, 1997, and 1998, the pretax expense would have been approximately $450 million, $620 million, and $850 million.

LONG-TERM RESEARCH AND DEVELOPMENT INVESTMENT CYCLE. Developing and localizing software is expensive and the investment in product development often involves a long payback cycle. The Company plans to continue significant investments in software research and development and related product opportunities from which significant revenue is not anticipated for a number of years. Management expects total spending for research and development in 1999 to increase over spending in 1998.

SALES, MARKETING, AND SUPPORT INVESTMENTS. The Company's plans for 1999 include accelerated investments in its sales, marketing, and support groups.

FOREIGN EXCHANGE. A large percentage of the Company's sales, costs of manufacturing, and marketing is transacted in local currencies. As a result, the Company's international results of operations are subject to foreign exchange rate fluctuations.

INVESTMENTS VALUE SENSITIVITY. The Company's investment portfolio is subject to interest rate and market price risk. A 10% increase in treasury security yields would reduce the carrying value of interest-sensitive securities at June 30, 1998 by $128 million, and a 10% decrease in market values would reduce the carrying value of the Company's publicly traded equity securities by $300 million. Many of these equity securities are highly volatile stocks.

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

FUTURE GROWTH RATE. The revenue growth rate in 1999 may not approach the level attained in prior years. As discussed previously, operating expenses are expected to increase in 1999. Because of the fixed nature of a significant portion of such expenses, coupled with the possibility of slower revenue growth, operating margins in 1999 may decrease from those in 1998.

LITIGATION. Litigation regarding intellectual property rights, patents, and copyrights occurs in the PC software industry. In addition, there are government regulation and investigation risks along with other general corporate legal risks.

YEAR 2000. The Year 2000 presents potential concerns for business and consumer computing. The consequences of this issue may include systems failures and business process interruption. It may also include additional business and competitive differentiation. Aside from the well-known calculation problems with the use of 2-digit date formats as the year changes from 1999 to 2000, the Year 2000 is a special case leap year and in many organizations using older technology, dates were used for special programmatic functions.

The problem exists for many kinds of software and hardware, including mainframes, mini computers, PCs, and embedded systems. Microsoft is in the process of gathering, testing, and producing information about Microsoft technologies impacted by the Year 2000 transition. First, Microsoft classified its core products into categories of compliance: compliant, compliant with minor issues, and not compliant. Second, if a product is stated to be non-compliant, Microsoft will provide information as to how an organization could bring that product into compliance. Microsoft is issuing patches and/or workarounds at no additional charge for most issues. Third, Microsoft is working to help organizations find solutions to Year 2000 problems. The technologies and services offered by Microsoft and companies it works with can be components in overall Year 2000 solutions. Microsoft is assisting companies with the task of recognizing how disparate technologies can fit together to create a viable solution set.

Current information about the Company's product, business, and technical concerns is available at the Microsoft Year 2000 Resource Center Web site (www.microsoft.com/year2000). The Web site also contains information about obtaining software patches to resolve various Year 2000 issues in certain

Microsoft products. Information on the Company's Web site is provided to customers for the sole purpose of assisting in planning for the transition to the Year 2000. Such information is the most currently available concerning the behavior of the Company's products in the next century and is provided "as is" without warranty of any kind. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware, and hardware will likely lead to lawsuits against the Company. The outcome of such lawsuits and the impact on the Company are not estimable at this time.

The Year 2000 issue also affects the Company's internal systems, including information technology (IT) and non-IT systems. Microsoft is assessing the readiness of its systems for handling the Year 2000. Although the assessment is still underway, management currently believes that all material systems will be compliant by the Year 2000 and that the cost to address the issues is not material. Nevertheless, Microsoft is creating contingency plans for certain internal systems.

All organizations dealing with the Year 2000 must address the effect this issue will have on their third-party supply chain. Microsoft is undertaking steps to identify its vendors and to formulate a system of working with key third-parties to understand their ability to continue providing services and products through the change to 2000. Microsoft will work directly with its key vendors, distributors, and resellers, and partner with them if necessary, to avoid any business interruptions in 2000. For these key third-parties, contingency plans will be developed.

Resolving Year 2000 issues is a worldwide phenomenon that will likely absorb a substantial portion of IT budgets and attention in the near term. Certain industry analysts believe the Year 2000 issue will accelerate the trend toward distributed PC-based systems from mainframe systems, while others believe a majority of IT resources will be devoted to fixing older mainframe software in lieu of large-scale transitions to systems based on software such as that sold by Microsoft. The impact of the Year 2000 on future Microsoft revenue is difficult to discern but is a risk to be considered in evaluating future growth of the Company.