Form 10-K, Exhibit 13
period 1998-06-30
MICROSOFT CORP
filed 1998-09-25
CIK 789019

                                                                    EXHIBIT 13.4




                             MICROSOFT CORPORATION

                              FINANCIAL STATEMENTS



        Income Statements for the three years ended June 30, 1998

        Cash Flows Statements for the three years ended June 30, 1998

        Balance Sheets as of June 30, 1997 and 1998

        Stockholders' Equity Statements for the three years ended June 30, 1998

        Notes to Financial Statements

        Independent Auditors' Report

INCOME STATEMENTS
(In millions, except earnings per share)


-------------------------------------------------------------------------------------------------------------
Year Ended June 30                                                         1996          1997         1998
-------------------------------------------------------------------------------------------------------------
Revenue                                                                     $8,671       $11,358      $14,484
Operating expenses:
     Cost of revenue                                                         1,188         1,085        1,197
     Research and development                                                1,432         1,925        2,502
     Acquired in-process technology                                             --            --          296
     Sales and marketing                                                     2,657         2,856        3,412
     General and administrative                                                316           362          433
     Other expenses                                                             19           259          230
-------------------------------------------------------------------------------------------------------------
         Total operating expenses                                            5,612         6,487        8,070
-------------------------------------------------------------------------------------------------------------
Operating income                                                             3,059         4,871        6,414
Interest income                                                                320           443          703
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   3,379         5,314        7,117
Provision for income taxes                                                   1,184         1,860        2,627
-------------------------------------------------------------------------------------------------------------
Net income                                                                   2,195         3,454        4,490
Preferred stock dividends                                                       --            15           28
-------------------------------------------------------------------------------------------------------------
Net income available for common shareholders                                $2,195       $ 3,439      $ 4,462
-------------------------------------------------------------------------------------------------------------
Earnings per share (1):
     Basic                                                                  $ 0.93       $  1.44      $  1.83
-------------------------------------------------------------------------------------------------------------
     Diluted                                                                $ 0.86       $  1.32      $  1.67
-------------------------------------------------------------------------------------------------------------

(1) Earnings per share have been restated to reflect a two-for-one stock split in February 1998.

See accompanying notes.

CASH FLOWS STATEMENTS
(In millions)

--------------------------------------------------------------------------------------------------------
Year Ended June 30                                               1996            1997           1998
--------------------------------------------------------------------------------------------------------
Operations
     Net income                                                   $ 2,195         $ 3,454        $ 4,490
     Depreciation and amortization                                    480             557          1,024
     Write-off of acquired in-process technology                       --              --            296
     Unearned revenue                                                 983           1,601          3,268
     Recognition of unearned revenue from prior periods              (477)           (743)        (1,798)
     Other current liabilities                                        584             321            208
     Accounts receivable                                              (71)           (336)          (520)
     Other current assets                                              25            (165)           (88)
--------------------------------------------------------------------------------------------------------
         Net cash from operations                                   3,719           4,689          6,880
--------------------------------------------------------------------------------------------------------
Financing
     Common stock issued                                              504             744            959
     Common stock repurchased                                      (1,385)         (3,101)        (2,468)
     Put warrant proceeds                                             124              95            538
     Preferred stock issued                                            --             980             --
     Preferred stock dividends                                         --             (15)           (28)
     Stock option income tax benefits                                 352             796          1,553
--------------------------------------------------------------------------------------------------------
         Net cash from (used for) financing                          (405)           (501)           554
--------------------------------------------------------------------------------------------------------
Investments
     Additions to property and equipment                             (494)           (499)          (656)
     Cash portion of WebTV purchase price                              --              --           (190)
     Equity investments and other                                    (625)         (1,669)        (1,598)
     Short-term investments                                        (1,551)           (921)        (4,828)
--------------------------------------------------------------------------------------------------------
         Net cash used for investments                             (2,670)         (3,089)        (7,272)
--------------------------------------------------------------------------------------------------------
Net change in cash and equivalents                                    644           1,099            162
Effect of exchange rates on cash and equivalents                       (5)              6            (29)
Cash and equivalents, beginning of year                             1,962           2,601          3,706
--------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                   2,601           3,706          3,839
Short-term investments                                              4,339           5,260         10,088
--------------------------------------------------------------------------------------------------------
Cash and short-term investments                                   $ 6,940         $ 8,966        $13,927
--------------------------------------------------------------------------------------------------------

See accompanying notes.

BALANCE SHEETS
(In millions)

-------------------------------------------------------------------------------------------------------
June 30                                                                          1997          1998
-------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and short-term investments                                                 $ 8,966       $13,927
  Accounts receivable                                                                 980         1,460
  Other                                                                               427           502
-------------------------------------------------------------------------------------------------------
    Total current assets                                                           10,373        15,889
Property and equipment                                                              1,465         1,505
Equity investments                                                                  2,346         4,703
Other assets                                                                          203           260
-------------------------------------------------------------------------------------------------------
      Total assets                                                                $14,387       $22,357
-------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                $   721       $   759
  Accrued compensation                                                                336           359
  Income taxes payable                                                                466           915
  Unearned revenue                                                                  1,418         2,888
  Other                                                                               669           809
-------------------------------------------------------------------------------------------------------
    Total current liabilities                                                       3,610         5,730
-------------------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock--shares authorized 100;
    shares issued and outstanding 13                                                  980           980
  Common stock and paid-in capital--shares authorized 8,000;
    shares issued and outstanding 2,408 and 2,470                                   4,509         8,025
  Retained earnings                                                                 5,288         7,622
-------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                     10,777        16,627
-------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                  $14,387       $22,357
-------------------------------------------------------------------------------------------------------

  See accompanying notes.

STOCKHOLDERS' EQUITY STATEMENTS
(In millions)

---------------------------------------------------------------------------------------------------------
Year Ended June 30                                                 1996           1997           1998
---------------------------------------------------------------------------------------------------------
CONVERTIBLE PREFERRED STOCK
  Balance, beginning of year                                             --             --        $   980
  Convertible preferred stock issued                                     --        $   980             --
---------------------------------------------------------------------------------------------------------
    Balance, end of year                                                 --            980            980
---------------------------------------------------------------------------------------------------------
COMMON STOCK AND PAID-IN CAPITAL
  Balance, beginning of year                                        $ 2,005          2,924          4,509
  Common stock issued                                                   504            744          1,262
  Common stock repurchased                                              (41)           (91)          (165)
  Structured repurchases price differential                              --             --            328
  Proceeds from sale of put warrants                                    124             95            538
  Reclassification of put warrant obligation                            (20)            45             --
  Stock option income tax benefits                                      352            792          1,553
---------------------------------------------------------------------------------------------------------
    Balance, end of year                                              2,924          4,509          8,025
---------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance, beginning of year                                          3,328          3,984          5,288
  Net income                                                          2,195          3,454          4,490
  Preferred stock dividends                                              --            (15)           (28)
  Common stock repurchased                                           (1,344)        (3,010)        (2,631)
  Reclassification of put warrant obligation                           (210)           590             --
  Net unrealized investment gains and other                              15            285            503
---------------------------------------------------------------------------------------------------------
    Balance, end of year                                              3,984          5,288          7,622
---------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                    $ 6,908        $10,777        $16,627
---------------------------------------------------------------------------------------------------------

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS

ACCOUNTING POLICIES
--------------------------------------------------------------------------------

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

REVENUE RECOGNITION. Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with American Institute of Certified Public Accountants Statements of Position 97-2 and 98-4, Software Revenue Recognition. Revenue from products licensed to original equipment manufacturers is recorded when OEMs ship licensed products while revenue from organization license programs is recorded when the software has been delivered and the customer is invoiced. Revenue from packaged product sales to distributors and resellers is recorded when related products are shipped. Maintenance and subscription revenue is recognized ratably over the contract period. Revenue attributable to significant support (technical support and unspecified enhancements such as service packs and Internet browser updates) is based on the price charged or derived value of the undelivered elements and is recognized ratably on a straight-line basis over the product's life cycle. Costs related to insignificant obligations, which include telephone support for certain products, are accrued. Provisions are recorded for returns and bad debts.

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

STOCK SPLIT. In February 1998, outstanding shares of common stock were split two-for-one. All share and per share amounts have been restated.

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

Publicly tradeable equity securities are recorded at market; unrealized gains and losses are reflected in stockholders' equity. The pretax unrealized gain was $1.4 billion at June 30, 1998.

PROPERTY AND EQUIPMENT. Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated life of the asset or the lease term, ranging from one to 30 years.

RECLASSIFICATIONS. Certain reclassifications have been made for consistent presentation.

UNEARNED REVENUE

Microsoft believes that Internet technologies are integral to its products and has committed to integrating these technologies, such as its browser software, Microsoft Internet Explorer, into existing products at no additional cost to its customers. Given this strategy and other commitments such as telephone support, Internet-based technical support, and unspecified product enhancements, Microsoft recognizes approximately 20% of Windows operating systems OEM revenue and approximately 35% of retail versions revenue over the product life cycles, currently estimated at two years. The unearned portion of revenue from Windows operating systems was $860 million and $1.19 billion at June 30, 1997 and 1998.

Since Office 97 is also tightly integrated with the Internet, and in the view of subsequent delivery of new Internet technologies, enhancements, and other support, a ratable revenue recognition policy was implemented for Office 97. Approximately 20% of Office 97 revenue is recognized ratably over the estimated 18-month product life cycle. Unearned revenue associated with Office 97 totaled $300 million and $770 million at June 30, 1997 and 1998.

Unearned revenue also includes maintenance and other subscription contracts, including organization license agreements.

FINANCIAL RISKS

The Company's investment portfolio is diversified and consists primarily of short-term investment grade securities. Interest rate fluctuations impact the carrying value of the portfolio. While no hedge was in place on June 30, 1998, the Company routinely hedges the portfolio in case of a catastrophic increase in interest rates. At June 30, 1997 and 1998, approximately 31% and 40% of accounts receivable represented amounts due from ten customers. One customer accounted for approximately 13%, 12%, and 8% of revenue in 1996, 1997, and 1998.

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

Foreign exchange rates affect the translated results of operations of the Company's foreign subsidiaries. The Company hedges a percentage of planned international revenue with purchased options. The notional amount of the options outstanding at June 30, 1998 was $2.1 billion. At June 30, 1998, the fair value and premiums paid for the options were not material.

CASH AND SHORT-TERM INVESTMENTS

---------------------------------------------------------------
June 30                                    1997        1998
---------------------------------------------------------------
Cash and equivalents:
  Cash                                      $  246      $   195
  Commercial paper                           1,660        2,771
  Money market preferreds                      946          454
  Certificates of deposit                      854          419
---------------------------------------------------------------
    Cash and equivalents                     3,706        3,839
---------------------------------------------------------------
Short-term investments:
  Commercial paper                             261          868
  Municipal securities                         571        1,361
  Corporate notes and bonds                  1,907        3,998
  U.S. government and agency securities      1,513        3,511
  Certificates of deposit                    1,008          350
---------------------------------------------------------------
    Short-term investments                   5,260       10,088
---------------------------------------------------------------
      Cash and short-term investments       $8,966      $13,927
---------------------------------------------------------------

PROPERTY AND EQUIPMENT

----------------------------------------------------------------
June 30                                     1997         1998
----------------------------------------------------------------
Land                                        $   183      $   183
Buildings                                     1,027        1,259
Computer equipment                            1,064        1,182
Other                                           503          428
----------------------------------------------------------------
  Property and equipment--at cost             2,777        3,052
Accumulated depreciation                     (1,312)      (1,547)
----------------------------------------------------------------
    Property and equipment--net             $ 1,465      $ 1,505
----------------------------------------------------------------

During 1997 and 1998, depreciation expense, of which the majority related to computer equipment, was $353 million and $528 million; disposals were immaterial.

INCOME TAXES

The provision for income taxes consisted of:

-----------------------------------------------------------------------
Year Ended June 30                    1996         1997         1998
-----------------------------------------------------------------------
Current taxes:
  U.S. and state                       $1,139       $1,710       $2,518
  International                           285          412          526
-----------------------------------------------------------------------
    Current taxes                       1,424        2,122        3,044
Deferred taxes                           (240)        (262)        (417)
-----------------------------------------------------------------------
      Provision for income taxes       $1,184       $1,860       $2,627
-----------------------------------------------------------------------

U.S. and international components of income before income taxes were:

-----------------------------------------------------------------
Year Ended June 30                1996        1997        1998
-----------------------------------------------------------------
U.S.                               $2,356      $3,775      $5,072
International                       1,023       1,539       2,045
-----------------------------------------------------------------
  Income before income taxes       $3,379      $5,314      $7,117
-----------------------------------------------------------------

The effective income tax rate was 35.0% in 1996 and 1997. The effective tax rate increased to 36.9% in 1998 due to the nondeductible write-off of WebTV in-process technologies.

Income taxes payable were:

-----------------------------------------------------------------
June 30                                     1997          1998
-----------------------------------------------------------------
Deferred income tax assets:
  Revenue items                               $ 474       $   713
  Expense items                                 505           613
-----------------------------------------------------------------
    Deferred income tax assets                  979         1,326
-----------------------------------------------------------------
Deferred income tax liabilities:
  Unrealized gain on investments                             (479)
  International earnings                       (465)         (373)
  Other                                          (4)          (26)
-----------------------------------------------------------------
    Deferred income tax liabilities            (469)         (878)
-----------------------------------------------------------------
Current income tax liabilities                 (976)       (1,363)
-----------------------------------------------------------------
  Income taxes payable                        $(466)      $  (915)
-----------------------------------------------------------------

Income taxes have been settled with the Internal Revenue Service (IRS) for all years through 1989. The IRS has assessed taxes for 1990 and 1991 which the Company is contesting in Tax Court. The IRS is examining the Company's U.S. income tax returns for 1992 through 1994. Management believes any related adjustments that might be required will not be material to the financial statements. Income taxes paid were $758 million in 1996, $1.1 billion in 1997, and $1.1 billion in 1998.


CONVERTIBLE PREFERRED STOCK

During 1996, Microsoft issued 12.5 million shares of 2.75% convertible exchangeable principal-protected preferred stock. Dividends are payable quarterly in arrears. Preferred shareholders have preference over common stockholders in dividends and liquidation rights. In December 1999, each preferred share is convertible into common shares or an equivalent amount of cash determined by a formula that provides a floor price of $79.875 and a cap of $102.24 per preferred share. Net proceeds of $980 million were used to repurchase common shares.


COMMON STOCK

ISSUED AND OUTSTANDING  Shares of common stock outstanding were as follows:

-------------------------------------------------------------------
Year Ended June 30                1996         1997         1998
-------------------------------------------------------------------
Balance, beginning of year          2,352        2,388        2,408
Issued                                 88           94          101
Repurchased                           (52)         (74)         (39)
-------------------------------------------------------------------
  Balance, end of year              2,388        2,408        2,470
-------------------------------------------------------------------

REPURCHASE PROGRAM The Company repurchases its common stock in the open market to provide shares for issuing to employees under stock option and stock purchase plans. The Company's Board of Directors authorized continuation of this program in 1999.

In addition, under structured repurchases with an independent third-party, the Company executed two forward purchases totaling 21 million shares of stock. Under these arrangements, a portion of the purchase price will be paid in the next five or six years and determined based upon the price of Microsoft common stock at that time. The timing and method of payment (net share or cash) is at the discretion of the Company. The differential between the cash paid and the price of Microsoft common stock on the two dates of agreement is reflected in common stock and paid-in capital.

PUT WARRANTS

To enhance its stock repurchase program, the Company sells put warrants to independent third-parties. These put warrants entitle the holders to sell shares of Microsoft common stock to the Company on certain dates at specified prices. On June 30, 1998, 60 million warrants were outstanding. The outstanding put warrants at June 30, 1998 expire between November 1998 and June 2000 and have strike prices ranging from $72 to $77 per share. The outstanding put warrants permit a net-share settlement at the Company's option and do not result in a put warrant liability on the balance sheet.

EMPLOYEE STOCK AND SAVINGS PLANS

EMPLOYEE STOCK PURCHASE PLAN The Company has an employee stock purchase plan for all eligible employees. Under the plan, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or the last day of each six-month period. Employees may purchase shares having a value not exceeding 10% of their gross compensation during an offering period. During 1996, 1997, and 1998, employees purchased 3.6 million, 2.8 million, and 2.2 million shares at average prices of $18.86, $29.82, and $54.42 per share. At June 30, 1998, 36.8 million shares were reserved for future issuance.

SAVINGS PLAN The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may defer up to 15% of pretax salary, but not more than statutory limits. The Company contributes fifty cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings. Matching contributions were $15 million, $28 million, and $39 million in 1996, 1997, and 1998.

STOCK OPTION PLANS The Company has stock option plans for directors, officers, and employees, which provide for nonqualified and incentive stock options. The option exercise price is the fair market value at the date of grant. Options granted prior to 1995 generally vest over four and one-half years and expire 10 years from the date of grant. Options granted during and after 1995 generally vest over four and one-half years and expire seven years from the date of grant, while certain options vest over seven and one-half years and expire after 10 years. At June 30, 1998, options for 222 million shares were vested and 523 million shares were available for future grants under the plans.

Stock options outstanding were as follows:

                                                      Price per Share
                                              --------------------------------
                                                                   Weighted
                                      Shares        Range           Average
------------------------------------------------------------------------------
Balance, June 30, 1995                  456      $ 0.39 - $20.79        $ 7.28


  Granted                               114       20.05 -  29.47         22.50
  Exercised                             (80)       0.39 -  22.63          5.38
  Canceled                              (14)       1.30 -  27.72         13.93
                                        ---
Balance, June 30, 1996                  476        0.55 -  29.47         11.04
  Granted                               110       27.66 -  59.60         29.15
  Exercised                             (90)       0.55 -  29.47          6.64
  Canceled                              (18)       8.50 -  48.57         19.42
                                        ---
Balance, June 30, 1997                  478        1.12 -  59.60         15.72
  GRANTED                                69       33.12 -  87.25         62.56
  EXERCISED                             (88)       1.12 -  62.47          9.27
  CANCELED                              (13)       1.32 -  83.88         29.37
                                        ---
BALANCE, JUNE 30, 1998                  446        1.12 -  87.25         23.87
------------------------------------------------------------------------------

For various price ranges, weighted average characteristics of outstanding stock options at June 30, 1998 were as follows:

                                 Outstanding options             Exercisable options
                         -----------------------------------------------------------------
    Range of      Shares    Remaining    Weighted average   Shares     Weighted average
 exercise prices           life (years)       price                          price
------------------------------------------------------------------------------------------
  $1.12-$8.50          85          2.7              $ 5.06       84                 $ 5.07
   8.51-11.94         100          4.4               10.47       83                  10.19
  11.95-27.25          97          4.9               21.62       38                  21.14
  27.26-59.60         100          5.6               29.81       17                  28.99
  59.61-87.25          64          6.5               64.00       --                     --
------------------------------------------------------------------------------------------

The Company follows Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, to account for stock option and employee stock purchase plans. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant.

An alternative method of accounting for stock options is SFAS 123, Accounting for Stock-Based Compensation. Under SFAS 123, employee stock options are valued at grant date using the Black-Scholes valuation model and compensation cost is recognized ratably over the vesting period. Had compensation cost for the Company's stock option and employee stock purchase plans been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS 123, pro forma income statements for 1996, 1997, and 1998 would have been as follows:

Year Ended June 30                                             1996                        1997                     1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                   Reported     Pro forma      Reported     Pro forma      REPORTED     PRO FORMA
                                                -----------------------------------------------------------------------------------
Revenue                                                $8,671        $8,671       $11,358       $11,358       $14,484       $14,484
Operating expenses:
     Cost of revenue                                    1,188         1,204         1,085         1,107         1,197         1,227
     Research and development                           1,432         1,655         1,925         2,230         2,502         2,924
     Acquired in-process technology                        --            --            --            --           296           296
     Sales and marketing                                2,657         2,823         2,856         3,082         3,412         3,725
     General and administrative                           316           362           362           424           433           520
     Other expenses                                        19            19           259           259           230           230
-----------------------------------------------------------------------------------------------------------------------------------
          Total operating expenses                      5,612         6,063         6,487         7,102         8,070         8,922
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                        3,059         2,608         4,871         4,256         6,414         5,562
Interest income                                           320           320           443           443           703           703
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                              3,379         2,928         5,314         4,699         7,117         6,265
Provision for income taxes                              1,184         1,026         1,860         1,646         2,627         2,325
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                              2,195         1,902         3,454         3,053         4,490         3,940
Preferred stock dividends                                  --            --            15            15            28            28
-----------------------------------------------------------------------------------------------------------------------------------
Net income available for common shareholders           $2,195        $1,902       $ 3,439       $ 3,038       $ 4,462       $ 3,912
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                             $ 0.86        $ 0.74       $  1.32       $  1.16       $  1.67       $  1.47
-----------------------------------------------------------------------------------------------------------------------------------

The pro forma disclosures in the previous table include the amortization of the fair value of all options vested during 1996, 1997, and 1998, regardless of the grant date. If only options granted after 1996 were valued, as prescribed by SFAS 123, pro forma net income would have been $2,073 million, $3,179 million, and $4,019 million, and earnings per share would have been $0.81, $1.21, and $1.50 for 1996, 1997, and 1998.

The weighted average Black-Scholes value of options granted under the stock option plans during 1996, 1997, and 1998 was $8.86, $11.72, and $23.62. Value
was estimated using an expected life of five years, no dividends, volatility of
 .32 in 1998 and .30 in prior years, and risk-free interest rates of 6.0%, 6.5%, and 5.7% in 1996, 1997, and 1998.

EARNINGS PER SHARE

Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding preferred shares using the "if-converted" method, assumed net-share settlement of common stock structured repurchases, and outstanding stock options using the "treasury stock" method.

The components of basic and diluted earnings per share were as follows:

------------------------------------------------------------------------------------------
Year Ended June 30                                          1996       1997        1998
------------------------------------------------------------------------------------------
Net income                                                   $2,195     $3,454      $4,490
Preferred stock dividends                                        --         15          28
------------------------------------------------------------------------------------------
Net income available for  common shareholders                $2,195     $3,439      $4,462
------------------------------------------------------------------------------------------

Average outstanding shares of common stock                    2,368      2,391       2,432
Dilutive effect of:
   Common stock under structured repurchases                     --         --           3
   Preferred stock                                               --         13          17
   Employee stock options                                       193        218         229
------------------------------------------------------------------------------------------
Common stock and common stock equivalents                     2,561      2,622       2,681
------------------------------------------------------------------------------------------

Earnings per share:
   Basic                                                     $ 0.93     $ 1.44      $ 1.83
------------------------------------------------------------------------------------------
   Diluted                                                   $ 0.86     $ 1.32      $ 1.67
------------------------------------------------------------------------------------------

ACQUISITION

In August 1997, Microsoft acquired WebTV Networks, Inc., an online service that enables consumers to experience the Internet through their televisions via set-top terminals based on proprietary technologies. A director of the Company owned 10% of WebTV. Microsoft paid $425 million in stock and cash for WebTV. The Company recorded an in-process technologies write-off of $296 million in the first quarter of 1998.

SUBSEQUENT SALE

In August 1998, the Company sold a wholly-owned subsidiary, Softimage, Inc. to Avid Technology, Inc. A pretax gain of $160 million will be recognized in the first quarter of 1999. As part of a transitional service agreement, Microsoft agreed to make certain development tools and management systems available to Avid for use in the Softimage business.

COMMITMENTS

The Company has operating leases for most U.S. and international sales and support offices and certain equipment. Rental expense for operating leases was $92 million, $92 million, and $95 million in 1996, 1997, and 1998. Future minimum rental commitments under noncancelable leases, in millions of dollars, are: 1999, $85; 2000, $72; 2001, $52; 2002, $25; 2003, $17; and thereafter, $17.

In connection with the Company's communications infrastructure and the operation of online services, Microsoft has certain communication usage commitments. Future related minimum commitments, in millions of dollars, are: 1999, $184; 2000, $100; and

2001, $30. Also, Microsoft has committed to certain volumes of outsourced telephone support and manufacturing of packaged product and has committed $420 million for constructing new buildings.

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

CONTINGENCIES

On October 7, 1997, Sun Microsystems, Inc. brought suit against Microsoft in the U.S. District Court for the Northern District of California. Sun's Complaint alleges several claims against Microsoft, all related to the parties' relationship under a March 11, 1996 Technology License and Distribution Agreement (Agreement) concerning certain Java programming language technology. The Complaint seeks: a preliminary and permanent injunction against Microsoft distributing certain products with the Java Compatibility logo, and against distributing Internet Explorer 4.0 unless certain alleged obligations are met; an order compelling Microsoft to perform certain alleged obligations; an accounting; termination of the Agreement; and an award of damages, including compensatory, exemplary and punitive damages, and liquidated damages of $35 million for the alleged source code disclosure.

On March 24, 1998, the court entered an order enjoining Microsoft from using the Java Compatibility logo on Internet Explorer 4.0 and the Microsoft Software Developers Kit for Java 2.0. Microsoft has taken steps to fully comply with the order.

On May 12, 1998, Sun filed companion motions seeking a preliminary injunction based on allegations of copyright infringement and unfair competition. Sun requested an order enjoining Microsoft from distributing any Java-based technology in any operating system, browser, or developers tools, including Windows 98, Internet Explorer 4.0 software, and the Visual J++(TM) 6.0 development system for Java, unless and until Microsoft includes with each such product an implementation of the Java run-time environment that passes Sun's compatibility test suite or an operable implementation of Sun's current Java run-time environment. The hearing for these motions is set for September 4, 1998.

On October 20, 1997, the Antitrust Division of the U.S. Department of Justice
(DOJ) filed a Petition for An Order To Show Cause in United States District Court for the District of Columbia. In its petition, the DOJ contends that Microsoft has violated a 1994 consent decree by including Internet Explorer technology in Windows 95, and by preventing OEMs from removing Internet Explorer functionality from versions of Windows 95 the OEMs are licensed to install on computer systems they sell.

On December 11, 1997, the district court entered two orders. In the first order, Judge Thomas Penfield Jackson denied the DOJ's contempt petition, and dismissed the DOJ's request for relief concerning Microsoft's non-disclosure agreements because the DOJ had failed to present evidence that the agreements had interfered with any DOJ investigation. In addition, however, the court ruled that there were disputed issues of fact regarding Microsoft's violation of the consent decree, and concluded that the DOJ was likely to prevail on its claim that a violation had occurred. The court entered a preliminary injunction sua sponte requiring Microsoft not to condition the licensing of Windows 95 or
----------
any successor desktop operating system on a computer manufacturer also licensing any Microsoft browser software, including Internet Explorer 3.0 or 4.0. In the second order, the court appointed Harvard Law Professor Lawrence Lessig as a special master, to whom the court delegated the authority to conduct discovery, take evidence, and make proposed findings of fact and conclusions of law on all issues in the case by May 31, 1998.

Microsoft immediately appealed the preliminary injunction to the District of Columbia Circuit Court of Appeals. On May 5, 1998, Microsoft also sought a stay of the District Court's injunction insofar as it applied to Windows 98. On May 12, 1998, the Court of Appeals granted Microsoft's request for a stay. The Court of Appeals issued an opinion on Microsoft's appeal on June 23, 1998. It unanimously reversed the trial court, both as to the entry of the injunction and the reference to the special master. The opinion both cited procedural errors in the issuance of the injunction and errors of substantive law in the interpretation of the consent decree. The court remanded the case to Judge Jackson for further proceedings consistent with the Court's opinion. There has been no further action in that case since the Court of Appeals' decision.

Although the Court of Appeals could have reversed the district court solely on procedural grounds, it chose to address at length the central issue in both the consent decree case and in the new Sherman Act case brought by the DOJ and 20 state Attorneys General: whether Microsoft is unlawfully "tying" a "separate product" known as Microsoft Internet Explorer to the Windows operating system. Two members of the Court rejected the DOJ's main argument that Internet Explorer constitutes a separate product because Microsoft treats it separately in some circumstances. (One judge dissented in part from the reasoning in this part of the opinion.) The Court's discussion of antitrust tying law, although made in the context of the consent decree case, clearly provides guidance on many of the issues raised in the new Sherman Act case.

On May 18, 1998, the DOJ and a group of 20 state Attorneys General filed two antitrust cases against Microsoft in the U.S. District Court for the District of Columbia. The DOJ complaint alleges violations of Sections 1 and 2 of the Sherman Act. The DOJ complaint seeks declaratory relief as to the violations it asserts and preliminary and permanent injunctive relief regarding: the inclusion of Internet browsing software (or other software products) as part of Windows; the terms of agreements regarding non-Microsoft Internet browsing software (or other software products); taking or threatening "action adverse" in consequence of a person's failure to license or distribute Microsoft Internet browsing software (or other software product) or distributing competing products or cooperating with the government; and restrictions on the screens, boot-up sequence, or functions of Microsoft's operating system products. The state Attorneys General allege largely the same claims, and various pendent state claims. The states seek declaratory relief, and preliminary and permanent injunctive relief similar to that sought by the DOJ, together with statutory penalties under the state law claims. The foregoing description is qualified in its entirety by reference to the full text of the complaints and other papers on file in those actions, case numbers 98-1232 and 98-1233.

On May 22, 1998, Judge Jackson consolidated the two actions. Hearings for the plaintiffs' motion for a preliminary injunction, Microsoft's motion for summary judgment, and a trial on the merits are scheduled to begin in September 1998. Microsoft believes that the claims are without merit and intends to defend against them vigorously. In other ongoing investigations, the DOJ and several state Attorneys General have requested information from Microsoft concerning various issues.

Caldera, Inc. filed a lawsuit against Microsoft in July 1996. It alleges Sherman Act violations relating to Microsoft licensing practices of MS-DOS and Windows in the late 80's and early 90's--essentially the same complaints that resulted in the 1994 consent decree. Caldera claims to own the rights of Novell, Inc. and Digital Research Inc. relating to DR-DOS and Novell DOS products. It also asserts a claim that Windows 95 is a technological tie of Windows and MS-DOS. Fact discovery is scheduled to end in October 1998, and trial is scheduled for June 1999. Microsoft is vigorously defending the case.

Microsoft is also subject to various legal proceedings and claims that arise in the ordinary course of business.

Management currently believes that resolving these matters will not have a material adverse impact on the Company's financial position or its results of operations.

GEOGRAPHIC INFORMATION

Year Ended June 30                     1996          1997         1998
-------------------------------------------------------------------------
REVENUE
  U.S. operations                      $ 6,739       $ 8,877      $11,331
  European operations                    2,215         2,770        3,719
  Other international operations         1,267         1,757        1,776
  Eliminations                          (1,550)       (2,046)      (2,342)
-------------------------------------------------------------------------
    Total revenue                      $ 8,671       $11,358      $14,484
-------------------------------------------------------------------------
OPERATING INCOME
  U.S. operations                      $ 2,118       $ 3,474      $ 4,591
  European operations                      649         1,013        1,470
  Other international operations           297           469          423
  Eliminations                              (5)          (85)         (70)
-------------------------------------------------------------------------
    Total operating income             $ 3,059       $ 4,871      $ 6,414
-------------------------------------------------------------------------
IDENTIFIABLE ASSETS
  U.S. operations                      $ 8,193       $11,630      $18,294
  European operations                    2,280         3,395        5,052
  Other international operations         1,042           705        1,113
  Eliminations                          (1,422)       (1,343)      (2,102)
-------------------------------------------------------------------------
    Total identifiable assets          $10,093       $14,387      $22,357
-------------------------------------------------------------------------

Intercompany sales between geographic areas are accounted for at prices representative of unaffiliated party transactions. "U.S. operations" include shipments to customers in the United States, licensing to OEMs, and exports of finished goods directly to international customers, primarily in Asia, South America, and Canada. Exports and international OEM transactions are primarily in U.S. dollars and totaled $2.1 billion, $2.3 billion, and $2.9 billion in 1996, 1997, and 1998.

"Other international operations" primarily include subsidiaries in Japan, Canada, Australia, and Brazil. International revenue, which includes European operations, other international operations, exports, and OEM distribution, was 56%, 56%, and 53% of total revenue in 1996, 1997, and 1998. Most international identifiable assets are U.S. dollar denominated investment securities.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

We have audited the accompanying balance sheets of Microsoft Corporation and subsidiaries as of June 30, 1997 and 1998, and the related statements of income, cash flows, and stockholders' equity for each of the three years ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years ended June 30, 1998 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
July 16, 1998
(August 3, 1998 as to Subsequent Sale Note)