Form 10-K, Exhibit 13
period 1999-06-30
MICROSOFT CORP
filed 1999-09-28
CIK 789019

                                                                    Exhibit 13.1

Quarterly Information
(In millions, except per share data) (Unaudited)

                                                              Quarter Ended
-------------------------------------------------------------------------------------------------------
                                        Sept. 30      Dec. 31      Mar. 31       June 30         Year
-------------------------------------------------------------------------------------------------------
1997
Revenue                                  $2,405       $2,808        $3,365        $3,358        $11,936
Gross profit                              1,923        2,250         2,782         2,811          9,766
Net income                                  614          741         1,042         1,057          3,454
Basic earnings per share                   0.13         0.15          0.22          0.22           0.72
Diluted earnings per share                 0.12         0.14          0.20          0.20           0.66
Common stock price per share:
  High                                    17.33        21.54         25.88         33.74          33.74
  Low                                     13.44        16.36         20.19         22.44          13.44
-------------------------------------------------------------------------------------------------------
1998
Revenue                                  $3,334       $3,792        $3,984        $4,152        $15,262
Gross profit                              2,800        3,179         3,344         3,479         12,802
Net income                                  663        1,133         1,337         1,357          4,490
Basic earnings per share                   0.14         0.24          0.27          0.27           0.92
Diluted earnings per share                 0.13         0.21          0.25          0.25           0.84
Common stock price per share:
  High                                    37.69        36.66         45.47         54.28          54.28
  Low                                     30.82        29.50         31.10         40.94          29.50
-------------------------------------------------------------------------------------------------------
1999
Revenue                                  $4,193       $5,195        $4,595        $5,764        $19,747
Gross profit                              3,544        4,407         3,887         5,095         16,933
Net income                                1,683        1,983         1,917         2,202          7,785
Basic earnings per share                   0.34         0.40          0.38          0.43           1.54
Diluted earnings per share                 0.31         0.36          0.35          0.40           1.42
Common stock price per share:
  High                                    59.81        72.00         94.63         95.63          95.63
  Low                                     47.25        48.13         68.00         75.50          47.25
=======================================================================================================

    The Company's common stock is traded on The Nasdaq Stock Market under the symbol MSFT. On July 31, 1999, there were 92,169 registered holders of record of the Company's common stock. The Company has not paid cash dividends on its common stock.