Form 10-K, Exhibit 13
period 1999-06-30
MICROSOFT CORP
filed 1999-09-28
CIK 789019

                                                                    Exhibit 13.2

Financial Highlights
(In millions, except earnings per share)


---------------------------------------------------------------------------------------------------
Year Ended June 30                     1995         1996          1997          1998          1999
---------------------------------------------------------------------------------------------------
Revenue                              $6,075      $ 9,050       $11,936       $15,262       $19,747
Net income                            1,453        2,195         3,454         4,490         7,785
Diluted earnings per share (1)         0.29         0.43          0.66          0.84          1.42
Cash and short-term investments      $4,750      $ 6,940       $ 8,966       $13,927       $17,236
Total assets                          7,210       10,093        14,387        22,357        37,156
Stockholders' equity                  5,333        6,908        10,777        16,627        28,438
===================================================================================================

(1) Diluted earnings per share have been restated to reflect a two-for-one stock split in March 1999.