Form 10-K, Exhibit 13
period 1999-06-30
MICROSOFT CORP
filed 1999-09-28
CIK 789019

                                                                    Exhibit 13.3

Management's Discussion and Analysis

Results of Operations for 1997, 1998, and 1999
--------------------------------------------------------------------------------
Microsoft develops, manufactures, licenses, and supports a wide range of software products for a multitude of computing devices. Microsoft software includes scalable operating systems for intelligent devices, personal computers
(PCs), and servers; server applications for client/server environments; knowledge worker productivity applications; and software development tools. The Company's online efforts include the MSN network of Internet products and services; e-commerce platforms; and alliances with companies involved with broadband access and various forms of digital interactivity. Microsoft also licenses consumer software programs; sells PC input devices; trains and certifies system integrators; and researches and develops advanced technologies for future software products.

                                                                         Revenue
--------------------------------------------------------------------------------
The Company's revenue growth rate was 32% in fiscal 1997, 28% in fiscal 1998, and 29% in fiscal 1999. Revenue growth rates reflected the continued adoption of Windows operating systems and Microsoft Office, particularly as Microsoft software is deployed across entire corporate, academic, and governmental organizations. Software license volume increases have been the principal factor in the Company's revenue growth. The average selling price per license has decreased, primarily because of general shifts in the sales mix from retail packaged products to licensing programs, from new products to product upgrades, and from stand-alone desktop applications to integrated product suites. Average revenue per license from original equipment manufacturer (OEM) licenses and organizational license programs is lower than average revenue per license from retail versions. Likewise, product upgrades have lower prices than new products. Also, prices of integrated suites, such as Microsoft Office and BackOffice, are less than the sum of the prices for the individual programs included in these suites when such programs are licensed separately. During each of the three years, an increased percentage of products and programs included elements that were billed but unearned and recognized ratably, such as Microsoft Windows, Microsoft Office, maintenance, and other subscription models. See accompanying notes to financial statements.

As noted above, the Company's business model continues to evolve from selling packaged products to licensing organizational licenses and subscriptions. The Company's products are generally delivered to customers through a multi-tiered channel of distributors and resellers, but the distribution model is also changing for selected retail products that are now being shipped straight to resellers and other selected products that are now being shipped straight to customers. Due to these changes in channel mechanics and the business model, the risk of returns of product from distributors and resellers has declined. Accordingly, the estimate for future product returns was reduced by $250 million in the fourth quarter of fiscal 1999.

The Company changed the way it reports revenue and costs associated with product support, consulting, MSN Internet access, and training and certification of system integrators. Amounts received from customers for these activities have been classified as revenue in a manner more consistent with Microsoft's primary businesses. These amounts had been previously netted in sales and marketing expenses, except for MSN access fees, which had been netted in research and development expenses. Direct costs of these activities are classified as cost of revenue. Prior financial statements and disclosures have been reclassified for consistent presentation. Revenue from these activities was $578 million, $778 million, and $1.06 billion in 1997, 1998, and 1999.

Microsoft also made two changes related to the ratable recognition of revenue for a portion of its revenue for certain products. A new accounting rule that interprets American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, requires companies to use the average sales price of each undelivered element of software arrangements. Prior authoritative guidance allowed a comparison of the total price differential between a licensed product sold through different channels of distribution to derive the value of undelivered elements offered to customers acquiring product from one channel but not the other. Upon adoption of this new rule in the fourth quarter of fiscal 1999, the percentages of the total arrangement treated as unearned decreased. This change in the timing of revenue recognition reduced the amount of Microsoft Windows and Microsoft Office sales treated as unearned and increased the amount of revenue recognized upon shipment. Additionally, as part of the Company's long range planning process and a review of product shipment cycles, it was determined that the life cycle of Windows should be extended from two years to three years. The net impact of these changes was to increase reported revenue $80 million in the fourth quarter of 1999.

Business Divisions. Microsoft has three major segments: Windows Platforms; Productivity Applications and Developer; and Consumer, Commerce, and Other.

Windows Platforms revenue was $4.92 billion, $6.28 billion, and $8.50 billion in 1997, 1998, and 1999. Platform revenue is primarily licenses of PC operating systems and business and enterprise server systems with client/server, Internet, and intranet architectures.

The Company's principal PC operating systems are Windows 95, Windows 98, and Windows NT(R) Workstation. Windows 95 was released in August 1995, while its successor, Windows 98, became available at the end of fiscal 1998. Windows NT Workstation version 4.0 was released in fiscal 1997. Although the growth rate of new PC shipments slowed, PC operating systems contributed to revenue growth as shipments of new PCs preinstalled with such systems increased during the three-year period. Additionally, increased penetration of the higher value Windows NT Workstation led to growth in all three years.

Windows NT Server is a comprehensive business and enterprise server operating system, combining application, file and print, communication, and Web services. Windows NT Server version 4.0 was released in fiscal 1997. Revenue from Windows NT Server increased strongly during each of the three years due to greater corporate demand, particularly for intranet computing solutions.

Productivity Applications and Developer revenue was $5.62 billion, $7.04 billion, and $8.82 billion in 1997, 1998, and 1999. Products include primarily desktop applications, server applications, and software developer tools.

Microsoft Office integrated suites, including the Standard, Small Business, Professional, and Premium Editions, are the Company's principal desktop applications and a key driver of revenue growth. Microsoft Office 97 was released in fiscal 1997 and Microsoft Office 2000 was released at the end of fiscal 1999. The primary programs in Microsoft Office are the word processor Microsoft Word, Microsoft Excel spreadsheet, and Microsoft Outlook(R) messaging and collaboration client. Various versions of Office, which are available for the Windows and Macintosh operating systems, also include Microsoft Access database management program, Microsoft PowerPoint(R) presentation graphics program, Microsoft FrontPage(R) Web site creation and management program, or other programs. Revenue from stand-alone versions of Microsoft Excel, Word, and PowerPoint continued to decrease as the sales mix shifted to integrated product suites.

Server applications, based on Microsoft Windows NT Server, offer an enterprise-wide distributed client/server, Internet, and intranet environment. Products include Microsoft Exchange Server, Microsoft SQL Server, and other server applications in the Microsoft BackOffice family of products. Microsoft Exchange is an enterprise messaging and collaboration server while Microsoft SQL Server is a scalable database and data warehouse platform. Revenue from these products increased strongly over the three-year period, albeit with slowing growth rates in 1998 and 1999.

Independent software vendors, corporate developers, and solutions developers license tools such as the Microsoft Visual Studio(R) development system, which includes the Microsoft Visual Basic(R) development system, to develop software for the Windows operating systems and the Internet. Revenue from developer products increased moderately in 1997, was flat in 1998, and increased strongly in 1999.

Although revenue was not significant, preinstallations of Windows CE by OEMs on intelligent devices were strong in 1998 and 1999.

Consumer, Commerce, and Other revenue was $1.40 billion, $1.94 billion, and $2.43 billion in 1997, 1998, and 1999. This category of product revenue includes learning and entertainment software; PC input devices; training and certification fees; consulting; and the online services. The Company's Internet services include the MSN portal, MSN access, WebTV(R), and vertical properties such as MSN Hotmail Web-based email service, Expedia.com(TM) travel site, CarPoint car buying site, and MoneyCentral personal finance site.

Learning and entertainment revenue was relatively flat in all three years. Mouse, gaming device, and keyboard sales increased in 1997 and 1998, but were steady in 1999. Training and certification fees from system integrators, along with consulting services to large enterprise customers and technology solution providers, increased strongly in all three years. Revenue from MSN Internet access fees and WebTV services increased due to higher subscriber levels. Advertising revenue, although relatively small in amount, increased exceptionally well in 1999 for the online portal and vertical properties.

Sales channels. Microsoft distributes its products primarily through OEM licenses, organizational licenses, and retail packaged products. OEM channel revenue represents license fees from original equipment manufacturers who preinstall Microsoft products, primarily on PCs. Microsoft has three major geographic sales and marketing organizations: the South Pacific and Americas Region; the Europe, Middle East, and Africa Region; and the Asia Region. Sales of organizational licenses and packaged products via these channels are primarily to and through distributors and resellers.

OEM channel revenue was $3.49 billion in 1997, $4.72 billion in 1998, and $6.40 billion in 1999. The primary source of OEM revenue is the licensing of desktop operating systems, and OEM revenue is highly dependent on PC shipment volume. Growth was also enhanced by increased penetration of higher-value Windows NT Workstation licenses.

Revenue in the South Pacific and Americas Region was $4.39 billion, $5.57 billion, and $7.25 billion in 1997, 1998, and 1999. Revenue in the Europe, Middle East, and Africa Region was $2.77 billion, $3.50 billion, and $4.33 billion for the three years. Growth rates have been lower in Europe than in other geographic areas due to higher existing market shares and a faster shift to licensing programs. Asia Region revenue was $1.29 billion in 1997, $1.48 billion in 1998, and $1.78 billion in 1999. After strong growth in prior years, revenue was relatively flat in Japan and Southeast Asia in 1998 and the first half of fiscal 1999 due to economic issues and weak currencies.

The Company's operating results are affected by foreign exchange rates. Approximately 32%, 32%, and 29% of the Company's revenue was collected in foreign currencies during 1997, 1998, and 1999. Since a portion of local currency revenue is hedged and much of the Company's international manufacturing costs and operating expenses are also incurred in local currencies, the impact of exchange rates is partially mitigated.

                                                              Operating Expenses
--------------------------------------------------------------------------------
Microsoft encourages broad-based employee ownership of Microsoft stock through an employee stock option (ESO) program in which most employees are eligible to participate. Historically, exercise prices of grants of ESOs were struck at the lowest price in the 30 days following July 1 for annual grants and the 30 days after the start date for new employees. In connection with this practice, which is no longer employed, a charge of $217 million was recorded in the fourth quarter for fiscal 1999 compensation expense, calculated under the provisions of Accounting Principles Board Opinion 25 (APB 25). Charges related to ESO compensation were reflected in 1999 operating expenses as follows (in millions):

               Cost of revenue               $ 44
               Research and development       105
               Sales and marketing             46
               General and administrative      22
                                             ----
               Total                         $217
                                             ====

Cost of revenue. Cost of revenue as a percent of revenue was 18.2% in 1997, 16.1% in 1998, and 14.3% in 1999. The percentage decreases resulted primarily from the trend in mix shift to OEM and organizational licenses. The decrease was also due to the shifts in mix to CD-ROMs (which carry lower cost of goods than disks) and higher-margin Windows NT Server, other servers, and client access licenses in the BackOffice product family. Additionally, cost of revenue in 1999 was positively impacted by a reduction in estimates of obsolete inventory and other manufacturing costs of $67 million. As discussed above, the Company's business model continues to evolve toward licensing from sales of packaged products through distribution channels. Consequently, risks associated with manufacturing and holding physical product have declined.

Research and development. Microsoft continued to invest heavily in the future by funding research and development (R&D). Expense increases in 1997, 1998, and 1999 resulted primarily from development staff headcount growth in many areas, particularly Windows platforms, including PC operating systems, servers, and Internet and intranet technologies. R&D costs also increased for productivity applications, development tools, and online services.

In 1998, the Company acquired WebTV Networks, Inc., an online service that enables consumers to experience the Internet through their televisions via set-top terminals. Microsoft paid $425 million in stock and cash. The accompanying income statement reflects a one-time write-off of in-process technologies under development by WebTV Networks of $296 million.

Sales and marketing. The increase in the absolute dollar amount of sales and marketing expenses in the three-year period was due primarily to expanded product-specific marketing programs, such as Office 97 in 1997, Windows 98 in 1998, and Office 2000 in 1999. Sales and marketing costs as a percentage of revenue decreased primarily due to moderate headcount growth. Microsoft brand advertising expenses rose slightly in 1998, but declined in 1999.

General and administrative. Increases in general and administrative expenses were attributable to higher legal fees, litigation costs, and growth in the number of people and computer systems necessary to support overall increases in the scope of the Company's operations.

Other expenses. Other expenses include the recognition of Microsoft's share of joint venture activities, including DreamWorks Interactive and the MSNBC entities.

                               Investment Income, Gain on Sale, and Income Taxes
--------------------------------------------------------------------------------
Investment income increased primarily as a result of a larger investment portfolio generated by cash from operations in 1997, 1998, and 1999, coupled with realized gains from the sale of certain bond and equity securities in 1999.

In fiscal 1999, Microsoft sold its Softimage, Inc. subsidiary to Avid Technology, Inc. for a pretax gain of $160 million.

The effective income tax rate was 35.0% in 1997. The effective income tax rate increased to 36.9% in 1998 due to the nondeductible write-off of WebTV in-process technologies. Excluding the impact of the gain on the sale of Softimage, Inc., the effective tax rate for fiscal 1999 was 35.0%.

                                                                      Net Income
--------------------------------------------------------------------------------
Net income as a percent of revenue increased in 1997, 1998, and 1999 due primarily to the lower relative cost of revenue and sales and marketing expenses, combined with greater investment income.

Financial Condition
--------------------------------------------------------------------------------
The Company's cash and short-term investment portfolio totaled $17.24 billion at June 30, 1999. The portfolio is diversified among security types, industries, and individual issuers. Microsoft's investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S. dollar denominated securities, but also includes foreign currency positions in anticipation of continued international expansion. The portfolio is primarily invested in short-term securities to minimize interest rate risk and facilitate rapid deployment in the event of immediate cash needs.

Microsoft also invests in equities, primarily strategic technology companies. The Company has made large-scale investments in access providers, including cable, telephony, and wireless communications companies. During 1999, the Company purchased $5.0 billion of AT&T convertible preferred securities and warrants, $600 million of Nextel Communications, Inc. common stock, $500 million of NTL, Inc. convertible preferred stock, $330 million of United Pan-Europe Communications common stock, and $200 million of Qwest Communications International Inc. common stock. In connection with AT&T's proposed merger with MediaOne Group, Inc., the Company agreed to acquire MediaOne's interest in Telewest Communications plc, a leading provider of cable television and residential and business cable telephony services in the United Kingdom, subject to certain regulatory approvals and other conditions. During 1997, Microsoft purchased $1.0 billion of Special Class A common stock and convertible preferred stock of Comcast Corporation. Microsoft also owns an interest in MCI WorldCom, Inc.

Microsoft and National Broadcasting Company (NBC) operate two MSNBC joint ventures: a 24-hour cable news and information channel, and an interactive online news service. Microsoft is paying $220 million over a five-year period that ends in 2001 for its interest in the cable venture and one-half of the operational funding of both joint ventures. Microsoft guarantees a portion of MSNBC debt.

Microsoft has no material long-term debt and has $100 million of standby multicurrency lines of credit to support foreign currency hedging and cash management. Stockholders' equity at June 30, 1999 was $28.44 billion.

Microsoft will continue to invest in sales, marketing, and product support infrastructure. Additionally, research and development activities will include investments in existing and advanced areas of technology, including using cash to acquire technology. Additions to property and equipment will continue, including new facilities and computer systems for R&D, sales and marketing, support, and administrative staff. Commitments for constructing new buildings were $275 million on June 30, 1999. Cash will also be used to fund ventures and other strategic opportunities.

In addition, cash will be used to repurchase common stock to provide shares for employee stock option and purchase plans. The buyback program has not kept pace with employee stock option grants or exercises. Beginning in fiscal 1990, Microsoft has repurchased 710 million common shares while 1.79 billion shares were issued under the Company's employee stock option and purchase plans. The market value of all outstanding stock options was $69 billion as of June 30, 1999. Microsoft enhances its repurchase program by selling put warrants.
During December 1996, Microsoft issued 12.5 million shares of 2.75% convertible exchangeable preferred stock. Net proceeds of $980 million were used to repurchase common shares. In

December 1999, each preferred share is convertible into common shares or an equivalent amount of cash determined by a formula that provides a floor price of $79.875 and a cap of $102.24 per preferred share, equivalent to $19.97 and $25.56 per common share.

Management believes existing cash and short-term investments together with funds generated from operations will be sufficient to meet operating requirements for the next 12 months. The Company's cash and short-term investments are available for strategic investments, mergers and acquisitions, other potential large-scale cash needs that may arise, and to fund an increased stock buyback program over historical levels to reduce the dilutive impact of the Company's employee stock option and purchase programs.

Microsoft has not paid cash dividends on its common stock. The preferred stock pays $2.196 per annum per share.

Issues and Uncertainties
--------------------------------------------------------------------------------
While Microsoft management is optimistic about the Company's long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating its growth outlook.

Rapid technological change and competition Rapid change, uncertainty due to new and emerging technologies, and fierce competition characterize the PC software industry. The pace of change continues to accelerate, including "open source" software, new computing devices, new microprocessor architectures, the Internet, and Web-based computing models.

Future initiatives The Company continues to expand its efforts to provide and support mission-critical systems to large enterprises. Microsoft is also developing a Windows Web-centric platform and simpler and new natural interfaces for PC users. Additionally, Microsoft is committed to providing technologies, operating systems, and online services for all types of computing devices, including PCs, televisions, and intelligent appliances. Future revenue from these initiatives may not duplicate historical revenue growth rates.

PC growth rates The underlying PC unit growth rate and percentage of new PCs acquired as replacement units directly impact the Company's software revenue growth. Additionally, inexpensive PCs and specialty devices create less demand for Microsoft software than traditional PCs. The PC shipment growth rate may continue to decrease, the replacement rate may continue to increase, and limited-use PC growth may increase, reducing future software revenue opportunity.

Product ship schedules Potential delays in new product releases, including seminal products such as Windows 2000, could dampen revenue growth rates and cause operational inefficiencies that impact manufacturing and distribution logistics and relationships with customers, OEMs, and independent software vendors.

Customer acceptance While the Company performs extensive usability and beta testing of new products, user acceptance and corporate penetration rates ultimately dictate the success of development and marketing efforts.

Prices Future product prices may decrease from historical levels, depending on competitive market and cost factors. European and Asian software prices vary by country and are generally higher than in the United States to cover localization costs and higher costs of distribution. Increased global license agreements, European monetary unification, or other factors could erode such price uplifts in the future.

Saturation Product upgrades, which enable users to upgrade from earlier versions of the Company's products or from competitors' products, have lower prices and margins than new products. Also, penetration of the Company's desktop applications into large organizations is becoming saturated. These factors are likely to depress future desktop applications revenue growth.

Organizational licenses Average revenue per unit from organizational license programs is lower than average revenue per unit from retail versions shipped through the finished goods channels. Unit sales under licensing programs may continue to increase.

Earnings process An increasingly higher percentage of the Company's revenue is subject to ratable recognition, which impacts the timing of revenue and earnings recognition. This policy may be required for additional products, depending on specific license terms and conditions. Also, maintenance and other subscription programs may continue to increase in popularity, particularly with organizations.

Channel mix Average revenue per license is lower from OEM licenses than from retail versions, reflecting the relatively lower direct costs of operations in the OEM channel. An increasingly higher percentage of revenue was achieved through the OEM channel during 1998 and 1999.

Cost of revenue Decreases in cost of revenue as a percentage of revenue in 1998 and 1999 were due to general shifts from packaged products to OEM and organizational licenses, from lower-margin products to higher-margin products, and from disks to CD-ROMs. These shifts may not continue. Direct costs of product support; services such as consulting and training and certification of system integrators; and online operations comprise the majority of cost of revenue and are not likely to decrease. The trend of declining cost of revenue as a percentage of revenue is unlikely to continue in 2000.

Employee compensation Microsoft employees currently receive salaries, incentive bonuses, other benefits, and stock options. Fiscal 2000 salaries will be enhanced, with the mid-point salary range raised from the 50th to the 65th percentile of competitive positions. Additionally, new government regulations, poor stock price performance, or other factors could diminish the value of the option program to current and prospective employees and force the Company into more of a cash compensation model. Had the Company paid employees in cash the equivalent of the Black-Scholes value of options vested in 1997, 1998, and 1999, the incremental pretax expense would have been approximately $620 million, $850 million, and $1.10 billion.

Long-term R&D investment cycle Developing and localizing software is expensive, and the investment in product development often involves a long payback cycle. The Company plans to continue significant investments in software research and development, including online initiatives. Significant revenue from these product opportunities is not anticipated for a number of years. Total spending for R&D in 2000 will increase over spending in 1999.

Sales and marketing investments The Company's plans for 2000 include accelerated investments in its sales groups, customer satisfaction, and marketing activities.

International operations Much of the Company's operations are conducted outside of the United States, and a large percentage of sales, costs of manufacturing, and marketing is transacted in local currencies. As a result, the Company's international results of operations are subject to local economic environments and foreign exchange rate fluctuations.

Market risk The Company is exposed to foreign currency, interest rate, and equity price risks. A portion of these risks is hedged, but fluctuations could impact the Company's results of operations and financial position. The Company hedges the exposure of accounts receivable and a portion of anticipated revenue to foreign currency fluctuations, primarily with option contracts. The Company monitors its foreign currency exposures daily to ensure the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the Japanese yen, British pound, German mark, French franc, and Canadian dollar. Fixed income securities are subject to interest rate risk. The portfolio is diversified and consists primarily of investment grade securities to minimize credit risk. The Company routinely hedges its exposure to interest rate risk with options in the event of a catastrophic increase in interest rates. Many securities held in the Company's equity and other investments portfolio are subject to equity price risk. The Company hedges its equity price risk on certain highly volatile equity securities with options.

The Company used a value-at-risk (VAR) model to estimate and quantify its market risks. The VAR model is not intended to represent actual losses in fair value, but is used as a risk estimation and management tool. Assumptions applied to the VAR model at June 30, 1999 include the following: normal market conditions; Monte Carlo modeling with 10,000 simulated market price paths; a 97.5% confidence interval; and a 20-day estimated loss in fair value for each market risk category. Accordingly, 97.5% of the time the estimated 20-day loss in fair value would be nominal for foreign currency denominated investments and accounts receivable, and would not exceed $95 million for interest-sensitive investments or $1.38 billion for equity securities.

Previously, the Company used a sensitivity analysis to estimate interest rate and equity price risk. A 10% increase in interest rates would have reduced the carrying value of interest-sensitive securities by $128 million and $101 million at June 30, 1998 and 1999. A 10% decrease in market values would have reduced the carrying value of the Company's equity securities by $300 million and $1.37 billion at June 30, 1998 and 1999.

Intellectual property rights Microsoft diligently defends its intellectual property rights, but unlicensed copying of software represents a loss of revenue to the Company. While this adversely affects U.S. revenue, revenue loss is even more significant outside of the United States, particularly in countries where laws are less protective of intellectual property rights. Throughout the world, Microsoft actively educates consumers on the benefits of licensing genuine products and educates lawmakers on the advantages of a business climate where intellectual property rights are protected. However, continued efforts may not affect revenue positively.

Litigation Litigation regarding intellectual property rights, patents, and copyrights occurs in the PC software industry. In addition, there are government regulation and investigation risks along with other general corporate legal risks.

Year 2000 The Year 2000 presents potential concerns for business and consumer computing. In addition to the well-known calculation problems with the use of 2-digit date formats as the year changes from 1999 to 2000, the Year 2000 is a special case leap year and in many organizations using older technology, dates were used for special programmatic functions. The problem exists for many kinds of software and hardware, including mainframes, mini computers, PCs, and embedded systems. The consequences of this issue may include systems failures and business process interruption.

Microsoft has tested more than 3000 versions/languages of its products. The vast majority of these tested products are Year 2000 compliant, as defined by Microsoft. There are a small number of older products that are identified as being non-compliant, and Microsoft will provide recommendations regarding these products. Not all versions of products or all products will be tested. All Year 2000 software updates, resources, and tools are available to customers at no charge from the Microsoft Year 2000 Portal Page or Microsoft Year 2000 Resource CD.

Current information needed to evaluate the impact of the Year 2000 on organizational and home computing environments is available at the Microsoft Year 2000 Portal Page (www.microsoft.com/year2000) and the Microsoft Year 2000 Resource CD, which is released on a quarterly basis. The Web site and Microsoft Year 2000 Resource CD detail specific Year 2000 information concerning Microsoft products and technologies for large organizations. The detailed information available on the Web site and Microsoft Year 2000 Resource CD is presented to assist information technology (IT) professionals in planning their transition to the Year 2000. The Microsoft Year 2000 Portal Page also contains information for small business and home PC users, including in-depth product information, answers to frequently asked questions, and links to other Year 2000 sites.

Variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware, and hardware will likely lead to lawsuits against the Company. The outcome of such lawsuits and the impact on the Company are not estimable at this time.

The Year 2000 issue also affects the Company's internal systems, including IT and non-IT systems. Microsoft has assessed the readiness of its mission-critical systems for handling the Year 2000. Although testing and remediation of all systems have not been completed, management currently believes that all mission critical-systems will be compliant by the Year 2000 and that the cost to address the issues is not material. Nevertheless, Microsoft is creating contingency plans for certain internal systems.

Microsoft is addressing the effect this issue will have on its third-party supply chain and has undertaken steps to formulate a system of working with key third parties to understand their ability to continue providing services and products through the change to 2000. Microsoft is working directly with its key vendors, distributors, and resellers to avoid material business interruptions in 2000. Contingency plans are being developed where practicable for these key third parties.

Resolving Year 2000 issues is a worldwide phenomenon that is absorbing a substantial portion of IT budgets and attention. Certain industry analysts believe the Year 2000 issue will accelerate the trend toward distributed PC-based systems from mainframe systems, while others believe a majority of IT resources will be devoted to fixing older mainframe software in lieu of large-scale transitions to systems based on software such as that developed by Microsoft. The impact of the Year 2000 on future Microsoft revenue is difficult to discern, but is a risk to be considered in evaluating the future growth of the Company.

Future growth rate The revenue growth rate in 2000 may not approach the level attained in prior years. As discussed previously, operating expenses are expected to increase in 2000. Because of the fixed nature of a significant portion of such expenses, coupled with the possibility of slower revenue growth, operating margins in 2000 may decrease from those in 1999.