Form 10-K, Exhibit 13
period 1999-06-30
MICROSOFT CORP
filed 1999-09-28
CIK 789019

                                                                    Exhibit 13.4

                             Microsoft Corporation

                             Financial Statements


           Income Statements for the three years ended June 30, 1999

           Cash Flows Statements for the three years ended June 30, 1999

           Balance Sheets as of June 30, 1998 and 1999

           Stockholders' Equity Statements for the three years ended June 30,
                1999

           Notes to Financial Statements

           Independent Auditors' Report

Income Statements
(In millions, except earnings per share)

--------------------------------------------------------------------------------------------------------
Year Ended June 30                                                      1997          1998         1999
--------------------------------------------------------------------------------------------------------
Revenue                                                              $11,936       $15,262      $19,747
Operating expenses:
  Cost of revenue                                                      2,170         2,460        2,814
  Research and development                                             1,863         2,601        2,970
  Acquired in-process technology                                          --           296           --
  Sales and marketing                                                  2,411         2,828        3,231
  General and administrative                                             362           433          689
  Other expenses                                                         259           230          115
--------------------------------------------------------------------------------------------------------
    Total operating expenses                                           7,065         8,848        9,819
--------------------------------------------------------------------------------------------------------
Operating income                                                       4,871         6,414        9,928
Investment income                                                        443           703        1,803
Gain on sale of Softimage, Inc.                                           --            --          160
--------------------------------------------------------------------------------------------------------
Income before income taxes                                             5,314         7,117       11,891
Provision for income taxes                                             1,860         2,627        4,106
--------------------------------------------------------------------------------------------------------
Net income                                                           $ 3,454       $ 4,490      $ 7,785
========================================================================================================
Earnings per share (1):
  Basic                                                              $  0.72       $  0.92      $  1.54
========================================================================================================
  Diluted                                                            $  0.66       $  0.84      $  1.42
========================================================================================================

(1) Earnings per share have been restated to reflect a two-for-one stock split in March 1999.

See accompanying notes.

Cash Flows Statements
(In millions)

---------------------------------------------------------------------------------------------------------
Year Ended June 30                                                   1997            1998            1999
---------------------------------------------------------------------------------------------------------
Operations
  Net income                                                     $  3,454        $  4,490        $  7,785
  Depreciation and amortization                                       557           1,024           1,010
  Write-off of acquired in-process technology                          --             296              --
  Gain on sale of Softimage, Inc.                                      --              --            (160)
  Unearned revenue                                                  1,601           3,268           5,877
  Recognition of unearned revenue from prior periods                 (743)         (1,798)         (4,526)
  Other current liabilities                                           321             208             966
  Accounts receivable                                                (336)           (520)           (687)
  Other current assets                                               (165)            (88)           (235)
---------------------------------------------------------------------------------------------------------
    Net cash from operations                                        4,689           6,880          10,030
---------------------------------------------------------------------------------------------------------
Financing
  Common stock issued                                                 744             959           1,350
  Common stock repurchased                                         (3,101)         (2,468)         (2,950)
  Put warrant proceeds                                                 95             538             766
  Preferred stock issued                                              980              --              --
  Preferred stock dividends                                           (15)            (28)            (28)
  Stock option income tax benefits                                    796           1,553           3,107
---------------------------------------------------------------------------------------------------------
    Net cash from (used for) financing                               (501)            554           2,245
---------------------------------------------------------------------------------------------------------
Investing
  Additions to property and equipment                                (499)           (656)           (583)
  Cash portion of WebTV purchase price                                 --            (190)             --
  Cash proceeds from sale of Softimage, Inc.                           --              --              79
  Purchases of investments                                        (18,216)        (19,114)        (36,441)
  Maturities of investments                                         1,874           1,890           4,674
  Sales of investments                                             13,752          10,798          21,080
---------------------------------------------------------------------------------------------------------
    Net cash used for investing                                    (3,089)         (7,272)        (11,191)
---------------------------------------------------------------------------------------------------------
Net change in cash and equivalents                                  1,099             162           1,084
Effect of exchange rates on cash and equivalents                        6             (29)             52
Cash and equivalents, beginning of year                             2,601           3,706           3,839
---------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                   3,706           3,839           4,975
Short-term investments                                              5,260          10,088          12,261
---------------------------------------------------------------------------------------------------------
Cash and short-term investments                                  $  8,966        $ 13,927        $ 17,236
=========================================================================================================

See accompanying notes.

Balance Sheets
(In millions)

-------------------------------------------------------------------------------------------------------
June 30                                                                              1998          1999
-------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and short-term investments                                                 $13,927       $17,236
  Accounts receivable                                                               1,460         2,245
  Other                                                                               502           752
-------------------------------------------------------------------------------------------------------
    Total current assets                                                           15,889        20,233
Property and equipment                                                              1,505         1,611
Equity and other investments                                                        4,703        14,372
Other assets                                                                          260           940
-------------------------------------------------------------------------------------------------------
      Total assets                                                                $22,357       $37,156
=======================================================================================================

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                                                $   759       $   874
  Accrued compensation                                                                359           396
  Income taxes payable                                                                915         1,607
  Unearned revenue                                                                  2,888         4,239
  Other                                                                               809         1,602
-------------------------------------------------------------------------------------------------------
    Total current liabilities                                                       5,730         8,718
-------------------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock--shares authorized 100;
    shares issued and outstanding 13                                                  980           980
  Common stock and paid-in capital--shares authorized 12,000;
    shares issued and outstanding 4,940 and 5,109                                   8,025        13,844
  Retained earnings, including other comprehensive income
    of $666 and $1,787                                                              7,622        13,614
-------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                     16,627        28,438
-------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                  $22,357       $37,156
=======================================================================================================

  See accompanying notes.

Stockholders' Equity Statements
(In millions)

------------------------------------------------------------------------------------------------------
Year Ended June 30                                                  1997           1998           1999
------------------------------------------------------------------------------------------------------
Convertible preferred stock
  Balance, beginning of year                                          --        $   980        $   980
  Convertible preferred stock issued                             $   980             --             --
------------------------------------------------------------------------------------------------------
    Balance, end of year                                             980            980            980
------------------------------------------------------------------------------------------------------
Common stock and paid-in capital
  Balance, beginning of year                                       2,924          4,509          8,025
  Common stock issued                                                744          1,262          2,338
  Common stock repurchased                                           (91)          (165)           (64)
  Structured repurchases price differential                           --            328           (328)
  Proceeds from sale of put warrants                                  95            538            766
  Reclassification of put warrant obligation                          45             --             --
  Stock option income tax benefits                                   792          1,553          3,107
------------------------------------------------------------------------------------------------------
    Balance, end of year                                           4,509          8,025         13,844
------------------------------------------------------------------------------------------------------
Retained earnings
  Balance, beginning of year                                       3,984          5,288          7,622
------------------------------------------------------------------------------------------------------
  Net income                                                       3,454          4,490          7,785
  Other comprehensive income:
    Net unrealized investment gains                                  280            627          1,052
    Translation adjustments and other                                  5           (124)            69
------------------------------------------------------------------------------------------------------
      Comprehensive income                                         3,739          4,993          8,906
  Preferred stock dividends                                          (15)           (28)           (28)
  Common stock repurchased                                        (3,010)        (2,631)        (2,886)
  Reclassification of put warrant obligation                         590             --             --
------------------------------------------------------------------------------------------------------
    Balance, end of year                                           5,288          7,622         13,614
------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                 $10,777        $16,627        $28,438
======================================================================================================

     See accompanying notes.

Notes to Financial Statements

Accounting Policies

Accounting principles. The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles.

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

Foreign currencies. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses.

Revenue recognition. Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. Revenue from products licensed to original equipment manufacturers is recorded when OEMs ship licensed products while revenue from certain license programs is recorded when the software has been delivered and the customer is invoiced. Revenue from packaged product sales to and through distributors and resellers is recorded when related products are shipped. Maintenance and subscription revenue is recognized ratably over the contract period. Revenue attributable to undelivered elements, including technical support and Internet browser technologies, is based on the average sales price of those elements and is recognized ratably on a straight-line basis over the product's life cycle. When the revenue recognition criteria required for distributor and reseller arrangements are not met, revenue is recognized as payments are received. Costs related to insignificant obligations, which include telephone support for certain products, are accrued. Provisions are recorded for returns and bad debts.

Cost of revenue. Cost of revenue includes direct costs to produce and distribute product and direct costs to provide online services, consulting, product support, and training and certification of system integrators.

Research and development. Research and development costs are expensed as incurred. Statement of Financial Accounting Standards (SFAS) 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, does not materially affect the Company.

Income taxes. Income tax expense includes U.S. and international income taxes, plus the provision for U.S. taxes on undistributed earnings of international subsidiaries. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of this difference is reported as deferred income taxes. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

Stock split. During March 1999, outstanding shares of common stock were split two-for-one. All share and per share amounts have been restated.

Financial instruments. The Company considers all liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments generally mature between three months and six years from the purchase date. All cash and short-term investments are classified as available for sale and are recorded at market using the specific identification method; unrealized gains and losses are reflected in other comprehensive income. Cost approximates market for all classifications of cash and short-term investments; realized and unrealized gains and losses were not material.

Equity and other investments include debt and equity instruments. Debt securities and publicly traded equity securities are classified as available for sale and are recorded at market using the specific identification method. Unrealized gains and losses are reflected in other comprehensive income. All other investments, excluding joint venture arrangements, are recorded at cost.

Derivative financial instruments are used to hedge certain investments, international revenue, accounts receivable, and interest rate risks, and are, therefore, held primarily for purposes other than trading. These instruments may involve elements of credit and market risk in excess of the amounts recognized in the financial statements. The Company monitors its positions and the credit quality of counter parties, consisting primarily of major financial institutions, and does not anticipate nonperformance by any counter party.

During June 1999, the Financial Accounting Standards Board (FASB) issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement 133. The Statement defers the effective date of SFAS 133 to fiscal 2001. Management is evaluating SFAS 133 and does not believe that adoption of the Statement will have a material impact on its financial statements.

Property and equipment. Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated life of the asset or the lease term, ranging from one to 15 years.

Reclassifications. The Company changed the way it reports revenue and costs associated with product support, consulting, MSN Internet access, and certification and training of system integrators. Amounts received from customers for these activities have been classified as revenue in a manner more consistent with Microsoft's primary businesses. Direct costs of these activities are classified as cost of revenue. Prior financial statements have been reclassified for consistent presentation. Certain other reclassifications have also been made for consistent presentation.

Unearned Revenue

A portion of Microsoft's revenue is earned ratably over the product life cycle or, in the case of subscriptions, over the period of the license agreement.

End users receive certain elements of the Company's products over a period of time. These elements include browser technologies and technical support. Consequently, Microsoft's earned revenue reflects the recognition of the fair value of these elements over the product's life cycle. Upon adoption of SOP 98-9 during the fourth quarter of fiscal 1999, the Company was required to change the methodology of attributing the fair value to undelivered elements. The percentages of undelivered elements in relation to the total arrangement decreased, reducing the amount of Windows and Office revenue treated as unearned, and increasing the amount of revenue recognized upon shipment. The percentage of revenue recognized ratably decreased from a range of 20% to 35% to a range of approximately 15% to 25% of Windows desktop operating systems. For desktop applications, the percentage decreased from approximately 20% to a range of approximately 10% to 20%. The ranges depend on the terms and conditions of the license and prices of the elements. The impact on fiscal 1999 was to increase reported revenue $170 million. In addition, the Company extended the life cycle of Windows from two to three years based upon management's review of product shipment cycles. The impact on fiscal 1999 was to decrease reported revenue $90 million. Product life cycles are currently estimated at 18 months for desktop applications. The Company also sells subscriptions to certain products via maintenance and certain organizational license agreements. At June 30, 1999, Windows platforms products unearned revenue was $2.17 billion and unearned revenue associated with productivity applications and developer products totaled $1.96 billion. Unearned revenue for other miscellaneous programs totaled $116 million at June 30, 1999.

Financial Risks

The Company's cash and short-term investment portfolio is diversified and consists primarily of investment grade securities. Investments are held with high-quality financial institutions, government and government agencies, and corporations, thereby reducing credit risk concentrations. Interest rate fluctuations impact the carrying value of the portfolio. The Company routinely hedges the portfolio's return with options in the event of a catastrophic increase in interest rates. At June 30, 1999, the notional amount of the options outstanding was $4.0 billion. The fair value and premiums paid for the options were not material. Much of the Company's equity security portfolio is highly volatile, so certain positions are hedged.

Finished goods sales to international customers in Europe, Japan, Canada, and Australia are primarily billed in local currencies. Payment cycles are relatively short, generally less than 90 days. Certain international manufacturing and operational costs are disbursed in local currencies. Local currency cash balances in excess of short-term operating needs are generally converted into U.S. dollar cash and short-term investments on receipt. Although foreign exchange rate fluctuations generally do not create a risk of material balance sheet gains or losses, the Company hedges a portion of accounts receivable balances denominated in local currencies, primarily with purchased options. At June 30, 1999, the notional amount of options outstanding was $662 million. The fair value and premiums paid for the options were not material.

Foreign exchange rates affect the translated results of operations of the Company's foreign subsidiaries. The Company hedges a portion of planned international revenue with purchased options. The notional amount of the options outstanding at June 30, 1999 was $2.25 billion. The fair value and premiums paid for the options were not material.

At June 30, 1998 and 1999, approximately 40% and 50% of accounts receivable represented amounts due from 10 customers. One customer accounted for approximately 12%, 8%, and 11% of revenue in 1997, 1998, and 1999.

Microsoft lends certain fixed income and equity securities to enhance investment income. Adequate collateral and/or security interest is determined based upon the underlying security and the credit worthiness of the borrower.

Cash and Short-Term Investments
---------------------------------------------------------------
June 30                                        1998        1999
---------------------------------------------------------------
Cash and equivalents:
  Cash                                      $   195     $   635
  Commercial paper                            2,771       3,805
  Certificates of deposit                       419         522
  Money market preferreds                       454          13
---------------------------------------------------------------
    Cash and equivalents                      3,839       4,975
---------------------------------------------------------------
Short-term investments:
  Commercial paper                              868       1,026
  U.S. government and agency securities       3,511       3,592
  Corporate notes and bonds                   3,998       6,996
  Municipal securities                        1,361         247
  Certificates of deposit                       350         400
---------------------------------------------------------------
    Short-term investments                   10,088      12,261
---------------------------------------------------------------
      Cash and short-term investments       $13,927     $17,236
===============================================================

Property and Equipment
---------------------------------------------------------------
June 30                                        1998        1999
---------------------------------------------------------------
Land                                        $   183     $   158
Buildings                                     1,259       1,347
Computer equipment                            1,182       1,433
Other                                           428         578
---------------------------------------------------------------
  Property and equipment--at cost             3,052       3,516
Accumulated depreciation                     (1,547)     (1,905)
---------------------------------------------------------------
    Property and equipment--net             $ 1,505     $ 1,611
===============================================================

During 1997, 1998, and 1999, depreciation expense, of which the majority related to computer equipment, was $353 million, $528 million, and $483 million; disposals were not material.

Equity and Other Investments
------------------------------------------------------------------------------------------------
                                                                           Net
                                                        Cost            Unrealized      Recorded
June 30, 1999                                          Basis              Gains          Basis
------------------------------------------------------------------------------------------------
Debt securities recorded at market, maturing:
  Within one year                                       $   682            $    8        $   690
  Between 10 and 15 years                                   533                (3)           530
  Beyond 15 years (AT&T)                                  4,731               347          5,078
------------------------------------------------------------------------------------------------
    Debt securities recorded at market                    5,946               352          6,298
------------------------------------------------------------------------------------------------
Equity securities recorded at market:
  Comcast Corporation common stock                          500             1,394          1,894
  MCI Worldcom, Inc. common stock                            14             1,088          1,102
  Other                                                     849             1,102          1,951
  Unrealized hedge loss                                      --              (785)          (785)
------------------------------------------------------------------------------------------------
    Equity securities recorded at market                  1,363             2,799          4,162
------------------------------------------------------------------------------------------------
Equity securities and instruments recorded at cost:
  Nextel Communications, Inc. common stock                  600                --            600
  Comcast Corporation convertible preferred stock           555                --            555
  NTL, Inc. convertible preferred stock                     511                --            511
  Other                                                   2,179                --          2,179
------------------------------------------------------------------------------------------------
    Equity securities and instruments recorded at
     cost                                                 3,845                --          3,845
------------------------------------------------------------------------------------------------
Other investments                                            67                --             67
------------------------------------------------------------------------------------------------
      Equity and other investments                      $11,221            $3,151        $14,372
================================================================================================

Debt securities include corporate and government notes and bonds and derivative securities. Debt securities maturing beyond 15 years are composed entirely of AT&T 5% convertible preferred debt with a contractual maturity of 30 years. The debt is convertible into AT&T common stock on or after December 1, 2000, or may be redeemed by AT&T upon satisfaction of certain conditions on or after June 1, 2002. Unrealized gains on equity securities recorded at market were $1.4 billion on June 30, 1998. Equity securities and instruments recorded at cost include primarily preferred stock, common stock, and warrants that are restricted or not publicly traded. At June 30, 1998 and 1999, the estimated fair value of these investments was $2.4 billion and $6.1 billion, based on publicly available market information or other estimates determined by management. The Company hedges the risk of significant market declines on certain highly volatile equity securities with options. The options are recorded at market, consistent with the underlying equity securities. At June 30, 1999, the notional amount of the options outstanding was $2.1 billion; the fair value was $1.0 billion; and premiums paid for the options were not material. Realized gains and losses of equity and other investments in 1997 and 1998 were not material; realized gains were $623 million and losses were not material in 1999.

Income Taxes

The provision for income taxes consisted of:

Year Ended June 30                       1997         1998         1999
-----------------------------------------------------------------------
Current taxes:
  U.S. and state                       $1,710       $2,518       $4,027
  International                           412          526          281
-----------------------------------------------------------------------
    Current taxes                       2,122        3,044        4,308
Deferred taxes                           (262)        (417)        (202)
-----------------------------------------------------------------------
      Provision for income taxes       $1,860       $2,627       $4,106
=======================================================================

U.S. and international components of income before income taxes were:

Year Ended June 30                   1997        1998        1999
-----------------------------------------------------------------
U.S.                               $3,775      $5,072     $10,649
International                       1,539       2,045       1,242
-----------------------------------------------------------------
  Income before income taxes       $5,314      $7,117     $11,891
=================================================================

The effective income tax rate was 35.0% in 1997 and increased to 36.9% in 1998 due to the nondeductible write-off of WebTV in-process technologies. In 1999, the effective tax rate was 35.0%, excluding the impact of the gain on the sale of Softimage, Inc. The components of the differences between the U.S. statutory tax rate and the Company's effective tax rate were not significant.

Income taxes payable were:

-----------------------------------------------------------------
June 30                                        1998         1999
-----------------------------------------------------------------
Deferred income tax assets:
  Revenue items                              $   713      $ 1,145
  Expense items                                  613          648
-----------------------------------------------------------------
    Deferred income tax assets                 1,326        1,793
-----------------------------------------------------------------
Deferred income tax liabilities:
  Unrealized gain on investments                (479)      (1,046)
  International earnings                        (373)        (647)
  Other                                          (26)         (16)
-----------------------------------------------------------------
    Deferred income tax liabilities             (878)      (1,709)
-----------------------------------------------------------------
Current income tax liabilities                (1,363)      (1,691)
-----------------------------------------------------------------
      Income taxes payable                   $  (915)     $(1,607)
=================================================================

Income taxes have been settled with the Internal Revenue Service (IRS) for all years through 1989. The IRS has assessed taxes for 1990 and 1991, which the Company is contesting in U.S. Tax Court. The IRS is examining the Company's U.S. income tax returns for 1992 through 1994. Management believes any related adjustments that might be required will not be material to the financial statements. Income taxes paid were $1.1 billion in 1997, $1.1 billion in 1998, and $874 million in 1999.

Convertible Preferred Stock

During 1996, Microsoft issued 12.5 million shares of 2.75% convertible exchangeable principal-protected preferred stock. Dividends are payable quarterly in arrears. Preferred stockholders have preference over common stockholders in dividends and liquidation rights. In December 1999, each preferred share is convertible into common shares or an equivalent amount of cash determined by a formula that provides a floor price of $79.875 and a cap of $102.24 per preferred share, equivalent to $19.97 and $25.56 per common share. Net proceeds of $980 million were used to repurchase common shares.

Common Stock
Issued and outstanding. Shares of common stock outstanding were as follows:

Year Ended June 30                   1997         1998         1999
-------------------------------------------------------------------
Balance, beginning of year          4,776        4,816        4,940
Issued                                188          202          213
Repurchased                          (148)         (78)         (44)
-------------------------------------------------------------------
  Balance, end of year              4,816        4,940        5,109
===================================================================

Repurchase program. The Company repurchases its common stock in the open market to provide shares for issuing to employees under stock option and stock purchase plans. The Company's Board of Directors authorized continuation of this program in 2000.

During 1998, the Company executed two forward settlement structured repurchase agreements with an independent third party totaling 42 million shares of stock and paid cash for a portion of the purchase price. In 1999, the Company settled the agreements by returning 28 million shares of stock, based upon the stock price on the date of settlement. The timing and method of settlement were at the discretion of the Company. The differential between the cash paid and the price of Microsoft common stock on the date of the agreement was originally reflected in common stock and paid-in capital.

Put Warrants

To enhance its stock repurchase program, Microsoft sells put warrants to independent third parties. These put warrants entitle the holders to sell shares of Microsoft common stock to the Company on certain dates at specified prices. On June 30, 1999, 163 million warrants were outstanding with strike prices ranging from $59 to $65 per share. The put warrants expire between September 1999 and March 2002. The outstanding put warrants permit a net-share settlement at the Company's option and do not result in a put warrant liability on the balance sheet.

Employee Stock and Savings Plans

Employee stock purchase plan The Company has an employee stock purchase plan for all eligible employees. Under the plan, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or the last day of each six-month period. Employees may purchase shares having a value not exceeding 10% of their gross compensation during an offering period. During 1997, 1998, and 1999, employees purchased 5.6 million, 4.4 million, and 2.7 million shares at average prices of $14.91, $27.21, and $52.59 per share. At June 30, 1999, 70.9 million shares were reserved for future issuance.

Savings plan The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 15% of their pretax salary, but not more than statutory limits. The Company contributes fifty cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings. Matching contributions were $28 million, $39 million, and $49 million in 1997, 1998, and 1999.

Stock option plans The Company has stock option plans for directors, officers, and employees, which provide for nonqualified and incentive stock options. Options granted prior to 1995 generally vest over four and one-half years and expire 10 years from the date of grant. Options granted during and after 1995 generally vest over four and one-half years and expire seven years from the date of grant, while certain options vest over seven and one-half years and expire after 10 years. At June 30, 1999, options for 406 million shares were vested and 998 million shares were available for future grants under the plans.

Stock options outstanding were as follows:

                                                 Price per Share
                                           ---------------------------
                                                             Weighted
                                 Shares          Range        Average
----------------------------------------------------------------------
   Balance, June 30, 1996          952    $ 0.28 - $14.74       $ 5.52
     Granted                       220     13.83 -  29.80        14.58
     Exercised                    (180)     0.28 -  14.74         3.32
     Canceled                      (36)     4.25 -  24.29         9.71
----------------------------------------------------------------------
   Balance, June 30, 1997          956      0.56 -  29.80         7.86
     Granted                       138     16.56 -  43.63        31.28
     Exercised                    (176)     0.56 -  31.24         4.64
     Canceled                      (25)     4.25 -  41.94        14.69
----------------------------------------------------------------------
   Balance, June 30, 1998          893      0.56 -  43.63        11.94
     Granted                        78     45.59 -  83.28        54.62
     Exercised                    (175)     0.56 -  53.63         6.29
     Canceled                      (30)     4.25 -  74.28        21.06
----------------------------------------------------------------------
   Balance, June 30, 1999          766      0.56 -  83.28        17.28
======================================================================

For various price ranges, weighted average characteristics of outstanding stock options at June 30, 1999 were as follows:

                         Outstanding Options                      Exercisable Options
                  ---------------------------------------   ------------------------------
    Range of                Remaining    Weighted Average              Weighted Average
 Exercise Prices  Shares   Life (Years)        Price        Shares           Price
------------------------------------------------------------------------------------------
  $0.56-$5.97      242         2.9            $ 4.31         230            $ 4.24
   5.98-13.62      158         3.9             10.85          89             10.62
  13.63-29.80      173         4.7             14.92          66             14.67
  29.81-43.62      117         5.5             32.06          21             31.83
  43.63-83.28       76         6.2             55.04          --                --
==========================================================================================

The Company follows Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, to account for stock option and employee stock purchase plans. Historically, exercise prices of grants of ESOs were struck at the lowest price in the 30 days following July 1 for annual grants and the 30 days after the start date for new employees. In connection with this practice, which is no longer employed, a charge of $217 million was recorded in the fourth quarter for fiscal 1999 compensation expense.

An alternative method of accounting for stock options is SFAS 123, Accounting for Stock-Based Compensation. Under SFAS 123, employee stock options are valued at grant date using the Black-Scholes valuation model, and compensation cost is recognized ratably over the vesting period. Had compensation cost for the Company's stock option and employee stock purchase plans been determined based on the Black-Scholes value at the grant dates for awards, pro forma income statements for 1997, 1998, and 1999 would have been as follows:

Year Ended June 30                                         1997                        1998                        1999
----------------------------------------------------------------------------------------------------------------------------------
                                                  Reported     Pro forma      Reported     Pro forma      Reported     Pro forma
                                                  --------------------------------------------------------------------------------
Revenue                                              $11,936       $11,936       $15,262       $15,262       $19,747       $19,747
Operating expenses:
  Cost of revenue                                      2,170         2,290         2,460         2,628         2,814         3,024
  Research and development                             1,863         2,168         2,601         3,023         2,970         3,504
  Acquired in-process technology                          --            --           296           296            --            --
  Sales and marketing                                  2,411         2,539         2,828         3,003         3,231         3,448
  General and administrative                             362           424           433           520           689           822
  Other expenses                                         259           259           230           230           115           115
----------------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                           7,065         7,680         8,848         9,700         9,819        10,913
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                       4,871         4,256         6,414         5,562         9,928         8,834
Investment income                                        443           443           703           703         1,803         1,803
Gain on sale of Softimage, Inc.                           --            --            --            --           160           160
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                             5,314         4,699         7,117         6,265        11,891        10,797
Provision for income taxes                             1,860         1,646         2,627         2,325         4,106         3,723
----------------------------------------------------------------------------------------------------------------------------------
Net income                                             3,454         3,053         4,490         3,940         7,785         7,074
Preferred stock dividends                                 15            15            28            28            28            28
----------------------------------------------------------------------------------------------------------------------------------
Net income available for common shareholders         $ 3,439       $ 3,038       $ 4,462       $ 3,912       $ 7,757       $ 7,046
==================================================================================================================================
Diluted earnings per share                           $  0.66       $  0.58       $  0.84       $  0.73       $  1.42       $  1.29
==================================================================================================================================

The pro forma disclosures in the previous table include the amortization of the fair value of all options vested during 1997, 1998, and 1999, regardless of the grant date. If only options granted after 1996 were valued, as prescribed by SFAS 123, pro forma net income would have been $3,179 million, $4,019 million, and $7,109 million, and earnings per share would have been $0.61, $0.75, and $1.30 for 1997, 1998, and 1999.

The weighted average Black-Scholes value of options granted under the stock option plans during 1997, 1998, and 1999 was $5.86, $11.81, and $20.90. Value
was estimated using an expected life of five years, no dividends, volatility of
 .32 in 1999 and 1998 and .30 in 1997, and risk-free interest rates of 6.5%, 5.7%, and 4.9% in 1997, 1998, and 1999.

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

The components of basic and diluted earnings per share were as follows:

------------------------------------------------------------------------------------------
Year Ended June 30                                             1997       1998        1999
------------------------------------------------------------------------------------------
Net income                                                   $3,454     $4,490      $7,785
Preferred stock dividends                                        15         28          28
------------------------------------------------------------------------------------------
Net income available for common shareholders                 $3,439     $4,462      $7,757
==========================================================================================

Weighted average outstanding shares of common stock           4,782      4,864       5,028
Dilutive effect of:
  Common stock under structured repurchases                      --          6          13
  Preferred stock                                                26         34          16
  Employee stock options                                        436        458         425
------------------------------------------------------------------------------------------
Common stock and common stock equivalents                     5,244      5,362       5,482
==========================================================================================

Earnings per share:
  Basic                                                      $ 0.72     $ 0.92      $ 1.54
==========================================================================================
  Diluted                                                    $ 0.66     $ 0.84      $ 1.42
==========================================================================================

Operational Transactions

In August 1997, Microsoft acquired WebTV Networks, Inc., an online service that enables consumers to experience the Internet through their televisions via set-top terminals based on proprietary technologies. A director of the Company owned 10% of WebTV. Microsoft paid $425 million in stock and cash for WebTV. The Company recorded an in-process technologies write-off of $296 million in the first quarter of fiscal 1998.

In August 1998, the Company sold a wholly-owned subsidiary, Softimage, Inc. to Avid Technology, Inc. and recorded a pretax gain of $160 million. As part of a transitional service agreement, Microsoft agreed to make certain development tools and management systems available to Avid for use in the Softimage business.

In November 1998, Microsoft acquired LinkExchange, Inc., a leading provider of online marketing services to Web site owners and small and medium-sized businesses. Microsoft paid $265 million in stock. During fiscal 1999, Microsoft also acquired several other entities primarily providing online technologies and services. The Company did not record significant in-process technology write-offs in connection with these transactions.

In July 1999, Ticketmaster Online CitySearch, Inc. agreed to purchase certain online properties of Sidewalk in exchange for stock and warrants at a price to be determined upon closing.

Commitments

The Company has operating leases for most U.S. and international sales and support offices and certain equipment. Rental expense for operating leases was $92 million, $95 million, and $135 million in 1997, 1998, and 1999. Future minimum rental commitments under noncancelable leases, in millions of dollars, are: 2000, $133; 2001, $121; 2002, $97; 2003, $83; 2004, $75; and thereafter, $194.

In connection with the Company's communications infrastructure and the operation of online services, Microsoft has certain communication usage commitments. Future related minimum commitments, in millions of dollars, are: 2000, $125 and 2001, $22. Also, Microsoft has committed to certain volumes of outsourced telephone support and manufacturing of packaged product and has committed $275 million for constructing new buildings.

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

Contingencies

On October 7, 1997, Sun Microsystems, Inc. brought suit against Microsoft in the U.S. District Court for the Northern District of California. Sun's complaint alleges several claims against Microsoft, all related to the parties' relationship under a March 11, 1996 Technology License and Distribution Agreement (Agreement) concerning certain Java programming language technology. The Complaint seeks: a preliminary and permanent injunction against Microsoft distributing certain products with the Java Compatibility logo, and against distributing Internet Explorer 4.0 browser technology unless certain alleged obligations are met; an order compelling Microsoft to perform certain alleged obligations; an accounting; termination of the Agreement; and an award of damages, including compensatory, exemplary, and punitive damages, and liquidated damages of $35 million for the alleged source code disclosure.

On March 24, 1998, the court entered an order enjoining Microsoft from using the Java Compatibility logo on Internet Explorer 4.0 and the Microsoft Software Developers Kit (SDK) for Java 2.0. Microsoft has taken steps to fully comply with the order.

On November 17, 1998, the court entered an order granting Sun's request for a preliminary injunction, holding that Sun had established a likelihood of success on its copyright infringement claims, because Microsoft's use of Sun's technology in its products was beyond the scope of the parties' license agreement. The court ordered Microsoft to make certain changes in its products that include Sun's Java technology and to make certain changes in its Java software development tools. The court also enjoined Microsoft from entering into any licensing agreements that were conditioned on exclusive use of Microsoft's Java Virtual Machine. Microsoft appealed that ruling to the 9th Circuit on December 16, 1998. Oral argument on that appeal was held on June 16, 1999. In the interim, Microsoft is complying with the ruling and has not sought a stay of the injunction pending appeal. On December 18, 1998, Microsoft filed a motion requesting an extension of the 90-day compliance period for certain Microsoft products, which was granted in part in January 1999. Microsoft filed a motion on February 5, 1999, seeking clarification of the court's order that Microsoft would not be prevented from engaging in independent development of Java technology under the order. The court granted that motion. On July 23, 1999 the court also granted Microsoft's motion to increase the bond on the preliminary injunction from $15 million to $35 million.

On January 22, 1999, Microsoft and Sun filed a series of summary judgment motions regarding the interpretation of the contract and other issues. On May 20, 1999, the court issued tentative rulings on three of the motions. In the preliminary rulings, the court (1) granted Sun's motion for summary judgment that prior versions of Internet Explorer 4.0, Windows 98, Windows NT, Visual J++
(R) 6.0 development system, and the SDK for Java infringe Sun's copyrights, because they contain Sun's program code but do not pass Sun's compatibility tests and, therefore, Microsoft's use of Sun's technology is outside the scope of the Agreement and unlicensed; (2) granted Microsoft's motion that the Agreement authorizes Microsoft to distribute independently developed Java Technology that is not subject to the compatibility obligations in the Agreement; and (3) denied Sun's motion for summary judgment on the meaning of certain provisions of the Agreement, tentatively adopting Microsoft's interpretation that Sun is required to deliver certain new Java Technology, called "Supplemental Java Classes," in working order on Microsoft's then existing and commercially distributed virtual machine. On June 24, 1999, the court heard oral argument on the three tentative rulings. No final orders have been issued. At the hearing, the court also directed the parties to identify other pending summary judgment motions that the court should next consider. There are no other hearing or trial dates set.

On May 18, 1998, the Antitrust Division of the U.S. Department of Justice (DOJ) and a group of 20 state Attorneys General filed two antitrust cases against Microsoft in the U.S. District Court for the District of Columbia. The DOJ complaint alleges violations of Sections 1 and 2 of the Sherman Act. The DOJ complaint seeks declaratory relief as to the violations it asserts and preliminary and permanent injunctive relief regarding: the inclusion of Internet browsing software (or other software products) as part of Windows; the terms of agreements regarding non-Microsoft Internet browsing software (or other software products); taking or threatening "action adverse" in consequence of a person's failure to license or distribute Microsoft Internet browsing software (or other software product) or distributing competing products or cooperating with the government; and restrictions on the screens, boot-up sequence, or functions of Microsoft's operating system products. The state Attorneys General allege largely the same claims and various pendent state claims. The states seek declaratory relief and preliminary and permanent injunctive relief similar to that sought by the DOJ, together with statutory penalties under the state law claims. The foregoing description is qualified in its entirety by reference to the full text of the complaints and other papers on file in those actions, case numbers 98-1232 and 98-1233.

On May 22, 1998, Judge Jackson consolidated the two actions. The judge granted Microsoft's motion for summary judgment as to the states' monopoly leverage claim and permitted the remaining claims to proceed to trial. Trial began on October 19, 1998. Microsoft believes the claims are without merit and is defending against them vigorously. In other ongoing investigations, the DOJ and several state Attorneys General have requested information from Microsoft concerning various issues.

Caldera, Inc. filed a lawsuit against Microsoft in July 1996. It alleges Sherman Act violations relating to Microsoft licensing practices of the MS-DOS(R) operating system and Windows in the late 80s and early 90s --essentially the same complaints that resulted in the 1994 DOJ consent decree. Caldera claims to own the rights of Novell, Inc. and Digital Research, Inc. relating to DR-DOS and Novell DOS products. It also asserts a claim that Windows 95 is a technological tie of Windows and MS-DOS. Trial is scheduled for January 2000. Some partial summary judgment motions are pending. Microsoft believes the claims are without merit and is vigorously defending the case.

The Securities and Exchange Commission is conducting a non-public investigation into the Company's accounting reserve practices. Microsoft is also subject to various legal proceedings and claims that arise in the ordinary course of business.

Management currently believes that resolving these matters will not have a material adverse impact on the Company's financial position or its results of operations.

Segment Information

                                                           Productivity      Consumer,
                                            Windows        Applications    Commerce, and     Reconciling
Year Ended June 30                         Platforms       and Developer       Other           Amounts         Consolidated
---------------------------------------------------------------------------------------------------------------------------
1997
Revenue                                       $5,213           $5,992        $ 1,129           $  (398)           $11,936
===========================================================================================================================
1998
Revenue                                       $6,236           $7,458        $ 1,765           $  (197)           $15,262
Operating income                               3,661            4,824         (1,050)           (1,021)             6,414
===========================================================================================================================
1999
Revenue                                       $8,590           $8,686        $ 1,784           $   687            $19,747
Operating income                               6,007            5,568         (1,072)             (575)             9,928
===========================================================================================================================

The Company's organizational structure and fundamental approach to business reflect the needs of its customers. As such, Microsoft has three major segments:
Windows Platforms; Productivity Applications and Developer; and Consumer, Commerce, and Other. Windows Platforms includes the Business and Enterprise Division, which is primarily responsible for Windows NT and developing Windows 2000. Windows Platforms also includes the Consumer Windows Division, which oversees Windows 98 and Windows 95. Productivity Applications and Developer includes the Business Productivity Division, which is responsible for developing and marketing desktop applications, server applications, and developer tools. Consumer, Commerce, and Other products and services include primarily learning, entertainment, and PC input device products; WebTV and PC online access; and portal and other Internet services. Assets of the segment groups are not relevant for management of the businesses nor for disclosure. In addition, it is not practicable to discern operating income for 1997 for the above segments due to previous internal reorganizations.

Segment information is presented in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and disclosure of revenue and operating income based upon internal accounting methods. The Company's financial reporting systems present various data for management to run the business, including profit and loss statements (P&Ls) prepared on a basis not consistent with generally accepted accounting principles. Reconciling items include certain elements of unearned revenue, the treatment of certain channel inventory amounts and estimates, and revenue from product support, consulting, and training and certification of system integrators. Additionally, the internal P&Ls use accelerated methods of depreciation and amortization, but do not reflect the charge for the ESO exercise price methodology previously employed by the Company.

Revenue attributable to U.S. operations includes shipments to customers in the United States, licensing to OEMs and certain multinational organizations, and exports of finished goods, primarily to Asia, Latin America, and Canada. Revenue from U.S operations totaled $7.8 billion, $10.1 billion, and $13.7 billion in 1997, 1998, and 1999. Revenue from outside the United States, excluding licensing to OEMs and certain multinational organizations and U.S. exports, totaled $4.1 billion, $5.2 billion, and $5.9 billion in 1997, 1998, and 1999.

Long-lived assets totaled $1.2 billion and $1.5 billion in the United States in 1998 and 1999 and $287 million and $154 million in other countries in 1998 and 1999.

Independent Auditors' Report
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders of Microsoft Corporation:

We have audited the accompanying balance sheets of Microsoft Corporation and subsidiaries as of June 30, 1998 and 1999, and the related statements of income, cash flows, and stockholders' equity for each of the three years ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years ended June 30, 1999 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington
July 19, 1999