Form 10-K, Exhibit 13
period 2000-06-30
MICROSOFT CORP
filed 2000-09-28
CIK 789019

                                                                    Exhibit 13.2

Financial Highlights
(In millions, except earnings per share)


------------------------------------------------------------------------------------------------------
Year Ended June 30                         1996         1997          1998          1999          2000
------------------------------------------------------------------------------------------------------
Revenue                                 $ 9,050      $11,936       $15,262       $19,747       $22,956
Net income                                2,195        3,454         4,490         7,785         9,421
Diluted earnings per share                 0.43         0.66          0.84          1.42          1.70
Cash and short-term investments           6,940        8,966        13,927        17,236        23,798
Total assets                             10,093       14,387        22,357        38,625        52,150
Stockholders' equity                      6,908       10,777        16,627        28,438        41,368
------------------------------------------------------------------------------------------------------