Form 10-K, Exhibit 13
period 2000-06-30
MICROSOFT CORP
filed 2000-09-28
CIK 789019

                                                                    Exhibit 13.3

Management's Discussion and Analysis


Results of Operations for 1998, 1999, and 2000
--------------------------------------------------------------------------------
Microsoft develops, manufactures, licenses, and supports a wide range of software products for a multitude of computing devices. Microsoft software includes scalable operating systems for servers, personal computers (PCs), and intelligent devices; server applications for client/server environments; knowledge worker productivity applications; and software development tools. The Company's online efforts include the MSN network of Internet products and services and alliances with companies involved with broadband access and various forms of digital interactivity. Microsoft also licenses consumer software programs; sells hardware devices; provides consulting services; trains and certifies system integrators and developers; and researches and develops advanced technologies for future software products.

This Management's Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will vary because of factors discussed below under "Issues and Uncertainties."

                                                                         Revenue
--------------------------------------------------------------------------------
The Company's revenue growth rate was 28% in fiscal 1998, 29% in fiscal 1999, and 16% in fiscal 2000. Revenue growth in fiscal 2000 was driven by strong licensing of the Microsoft suite of products including Microsoft Windows NT(R) Workstation, Windows 2000 Professional, Windows NT Server, Windows 2000 Server, Microsoft Office 2000, and SQL Server 7.0. Windows 2000, released during fiscal 2000, is the next version of the Windows NT operating system. Consumer revenue, including Internet access, the online properties, entertainment software, and hardware peripherals also grew strongly. Partially offsetting those items was slower growth from Windows operating systems sold through the original equipment manufacturer (OEM) channel due to slow demand for business PCs throughout a significant portion of fiscal 2000. Revenue growth in fiscal 1998 and 1999 reflected the continued adoption of Windows operating systems and Microsoft Office. Software organizational license increases in 1998, 1999, and 2000 have been a significant factor in the Company's revenue growth. The average selling price per license has decreased, primarily because of general shifts in the sales mix from retail packaged products to licensing programs, from new products to product upgrades, and from stand-alone desktop applications to integrated product suites. Average revenue per license from OEM licenses and organizational license programs is lower than average revenue per license from retail versions. Likewise, product upgrades have lower prices than new products. See accompanying notes to financial statements.

The Company's business model continues to evolve from retailing packaged products to licensing organizational licenses and subscriptions. The Company's products are generally delivered to end users through a multi-tiered channel of distributors and resellers, but the distribution model is also changing for selected retail products that are now being shipped straight to resellers and other selected products that are now being shipped straight to end users. Due to these changes in channel mechanics and the business model, the risk of returns of product from distributors and resellers has declined. Accordingly, the estimate for future product returns was reduced by $250 million in the fourth quarter of fiscal 1999.

In fiscal 1999, Microsoft made two changes related to the ratable recognition of revenue for a portion of its revenue for certain products. American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, requires companies to use the average sales price of each undelivered element of software arrangements to unbundle revenue. Prior authoritative guidance allowed a comparison of the total price differential between a licensed product sold through different channels of distribution to derive the value of undelivered elements offered to customers acquiring product from one channel but not the other. Upon adoption of this new rule in the fourth quarter of fiscal 1999, the percentages of the total arrangement treated as unearned decreased. This change reduced the amount of Microsoft Windows and Microsoft Office sales treated as unearned and increased the amount of revenue recognized upon shipment. Additionally, as part of the Company's long range planning process and a review of product shipment cycles, it was determined that the life cycle of Windows should be extended from two years to three years.

Business Divisions
Microsoft has three major segments: Productivity Applications and Developer; Windows Platforms; and Consumer and Other.

Productivity Applications and Developer
Productivity Applications and Developer revenue was $7.04 billion, $8.82 billion, and $10.47 billion in 1998, 1999, and 2000. Productivity Applications and Developer products include desktop applications such as Microsoft Office, server applications such as Microsoft SQL Server and Microsoft Exchange Server, and software developer tools.

In fiscal 2000, revenue growth from Microsoft Office integrated suites, including the Premium, Professional, Small Business, and Standard Editions was very solid. Revenue from server applications grew strongly compared to fiscal 1999, largely due to the strong success of SQL Server 7.0. Software developer tools revenue declined, due to increased suite licensing versus stand-alone licenses, and the lack of a release upgrade of the Visual Studio(R) development system.

In fiscal 1999, revenue growth from Microsoft Office integrated suites was strong. Revenue from server applications also grew strongly, reflecting, in part, the release of SQL Server 7.0. The Visual Studio 6.0 development system drove healthy software developer tools revenue growth. In fiscal 1998, revenue from the various Microsoft Office integrated suites increased strongly, while revenue from stand-alone versions of Microsoft Excel, Microsoft Word, Microsoft Access, and Microsoft PowerPoint(R) presentation graphics program decreased.

Windows Platforms
Windows Platforms revenue was $6.28 billion, $8.50 billion, and $9.38 billion in 1998, 1999, and 2000. Windows Platforms products include primarily Windows 98, Windows 2000 Professional, Windows 2000 Server, Windows NT Workstation, and Windows NT Server.

In fiscal 2000, Windows desktop operating systems revenue growth was modest due to soft demand for business PCs during most of the year; a slowdown in shipments in anticipation of the post mid-year availability of Windows 2000 operating systems; and, as expected, a longer business migration cycle for the newest Windows operating system offerings. In addition, Windows desktop operating systems average earned revenue per licensed operating system decreased compared to fiscal 1999. Windows Platform Server revenue growth over fiscal 1999 was particularly strong led by increased adoption by customers of Windows NT Server and Windows 2000 Server.

In fiscal 1999, Windows units licensed through the OEM channel, particularly Windows NT Workstation, increased strongly over the prior year. Organizational licensing of Windows NT Workstation and Windows 98 also contributed to the growth. The revenue growth rate for Windows NT Server was healthy. In fiscal 1998, Windows units licensed through the OEM channel, including Windows 95, Windows 98, and Windows NT Workstation, exhibited robust growth over the prior year.

Consumer and Other
Consumer and Other revenue was $1.94 billion, $2.43 billion, and $3.11 billion in 1998, 1999, and 2000. Consumer and Other products include Internet access and online services; learning and entertainment software; hardware devices; consulting services; and training and certification.

In fiscal 2000, online revenue growth was very strong and reflected higher subscriber totals, offset by lower net prices for Internet access subscriptions compared to the prior year. Additionally, the continued success of the Company's new hardware device offerings and strong sell-through of entertainment software produced robust revenue growth.

In fiscal 1999, online advertising revenue and consulting services rose substantially and Internet access revenue increased moderately, while revenue from hardware devices, consumer software, and Microsoft Press was relatively flat. In fiscal 1998, online revenue increased due to higher Internet access subscriber levels and hardware and learning and entertainment revenue increased.

Distribution Channels
Microsoft distributes its products primarily through OEM licenses, organizational licenses, online properties, and retail packaged products. OEM channel revenue represents license fees from original equipment manufacturers who preinstall Microsoft products, primarily on PCs. Microsoft has three major geographic sales and marketing organizations: the South Pacific and Americas Region; the Europe, Middle East, and Africa Region; and the Asia Region. Sales of organizational licenses and packaged products via these channels are primarily to and through distributors and resellers.

OEM revenue was $4.72 billion in 1998, $6.40 billion in 1999, and $7.01 billion in 2000. The relatively low growth rate in fiscal 2000 was due to lower business PC shipment growth percentages, especially as a result of the soft demand for business PCs and component shortages for part of the year. These issues combined with post mid-year availability of the newest business operating system, Windows 2000 Professional, resulted in lower revenue growth. Average earned revenue per license also declined compared to the prior year, due in part to a mix shift to the lower-priced Windows 98 operating system reflecting the softness in demand for business PCs and lower prices on operating systems licensed through certain OEM channel sectors. In both fiscal 1999 and 1998, PC shipment growth coupled with an increased penetration of higher value 32-bit operating systems drove the OEM revenue increases.

South Pacific and Americas Region revenue was $5.57 billion, $7.25 billion, and $8.33 billion in 1998, 1999, and 2000. In fiscal 2000, Office 2000 integrated suites, Windows 2000 Server, online revenue, and SQL Server sales were the primary drivers of the revenue growth. Strong retail sales of hardware devices and consumer software also contributed to the growth over the prior year. Revenue growth was particularly strong in Latin America and Australia, moderate in Canada, and modest in the United States. In fiscal 1999, server applications, Windows NT Server, Windows NT Workstation, and Microsoft Office all exhibited solid year-over-year growth rates. Organizational licensing activity was strong. Revenue growth was solid in the United States and moderate in Latin America and the South Pacific. In fiscal 1998, revenue growth reflected strong licensing of Microsoft Office.

Europe, Middle East, and Africa Region revenue was $3.50 billion, $4.33 billion, and $5.02 billion in 1998, 1999, and 2000. In fiscal 2000, retail sales of Windows operating systems and Office licensing produced moderate growth in the region. Growth from SQL Server licensing, new hardware device offerings, and entertainment software was exceptionally strong. Revenue growth, measured in constant dollars, was very healthy in Germany and Italy, robust in the Middle East, and low in the United Kingdom. In fiscal 1999, all major products grew strongly over the prior year. Revenue growth was solid in the United Kingdom, Germany, and France, and was particularly high in Sweden, the Netherlands, and Spain. In fiscal 1998, organizational licensing of desktop applications and business systems grew strongly. Revenue growth was particularly high in the United Kingdom.

Asia Region revenue was $1.48 billion in 1998, $1.78 billion in 1999, and $2.60 billion in 2000. In fiscal 2000, the region's growth rate reflected strong performance resulting from improved local economic conditions. Revenue growth was also influenced by robust growth of localized versions of Microsoft Office 2000, especially the Office Personal Edition sold in Japan; Windows platform and server licensing; and strong adoption of SQL Server. Revenue grew strongly in nearly all countries in the Asia region. In fiscal 1999, Japan, Taiwan, China, Hong Kong, and Southeast Asia had moderate revenue growth, while revenue grew very strongly in Korea. In fiscal 1998, revenue was relatively flat in Japan and Southeast Asia due to economic issues and weak currencies.

The Company's operating results are affected by foreign exchange rates. Approximately 32%, 29%, and 30% of the Company's revenue was collected in foreign currencies during 1998, 1999, and 2000. Since a portion of local currency revenue is hedged and much of the Company's international manufacturing costs and operating expenses are also incurred in local currencies, the impact of exchange rates is partially mitigated.

                                                              Operating Expenses
--------------------------------------------------------------------------------
Cost of Revenue
Cost of revenue as a percent of revenue was 16.1% in 1998, 14.3% in 1999, and 13.1% in 2000. Cost of revenue in fiscal 2000 reflected lower costs associated with WebTV Networks' operations, partially offset by the growth in hardware peripherals costs. The percentage decreases in fiscal 1999 and 1998 resulted primarily from the trend in mix shift to OEM and organizational licenses. The decreases were also due to the shifts in mix to CD-ROMs, which carry lower cost of goods than floppy disks, and higher-margin Windows NT Server, other servers, and client access licenses in the BackOffice(R) product family. Additionally, cost of revenue in 1999 was positively impacted by a reduction in estimates of obsolete inventory and other manufacturing costs of $67 million. As discussed previously, the Company's business model continues to evolve toward licensing from sales of packaged products through distribution channels. Consequently, risks associated with manufacturing and holding physical product have declined.

Research and Development
Microsoft continued to invest heavily in the future by funding research and development (R&D). The increase in fiscal 2000 was driven primarily by higher headcount-related costs. The increase in fiscal 1999 reflected higher development headcount-related costs offset by lower infrastructure and third-party development costs. Fiscal 1998 expenses were driven primarily by higher development headcount-related costs and third-party development costs.

In fiscal 1998, the Company acquired WebTV Networks, Inc., an online service that enables consumers to experience the Internet through their televisions via set-top terminals. Microsoft paid $425 million in stock and cash. The accompanying fiscal 1998 income statement reflects a one-time write-off of in-process technologies under development by WebTV Networks of $296 million.

Sales and Marketing
In fiscal 2000, sales and marketing expenses as a percentage of revenue increased due to higher relative marketing costs associated with new product releases and online marketing. In fiscal 1999, sales and marketing expense as a percentage of revenue decreased due to lower relative sales expenses and lower relative marketing costs. In fiscal 1998, the sales and marketing expense as a percent of revenue decreased due to lower relative sales expenses.

General and Administrative
Fiscal 2000 general and administrative expenses included a charge for the settlement of a lawsuit with Caldera, Inc. and also reflected increased legal fees and certain employee stock option-related expenses. The increase in fiscal years 1999 and 1998 were attributable to higher legal fees, settlement costs, and headcount-related costs necessary to support the Company's expanding operations.

Other Expenses
Other expenses incorporate miscellaneous items, including certain gains; recognition of Microsoft's share of joint venture activities for the MSNBC entities, TransPoint, and other joint venture activities; and charitable contributions and miscellaneous taxes.

                              Investment Income, Gain on Sales, and Income Taxes
--------------------------------------------------------------------------------
Investment income increased primarily as a result of a larger investment portfolio generated by cash from operations in 1998, 1999, and 2000, coupled with realized gains from the sale of securities in 1999 and 2000.

In fiscal 2000, Microsoft sold the entertainment city guide portion of MSN Sidewalk to Ticketmaster Online-CitySearch, Inc. (TMCS) for a combination of TMCS stock and warrants with a value of $223 million. The transaction also included a distribution arrangement. Microsoft recognized a gain of $156 million on the sale and will recognize revenue amounts related to the distribution arrangement over the terms of the agreement. In fiscal 1999, Microsoft sold its Softimage, Inc. subsidiary to Avid Technology, Inc. for a pretax gain of $160 million.

The effective tax rate for fiscal 2000 was 34.0%. Excluding the impact of the gain on the sale of Softimage, Inc., the effective tax rate for fiscal 1999 was 35.0%. The effective income tax rate for fiscal 1998 was 36.9%, reflecting the nondeductible write-off of WebTV in-process technologies.

Financial Condition
--------------------------------------------------------------------------------
The Company's cash and short-term investment portfolio totaled $23.80 billion at June 30, 2000. The portfolio consists primarily of fixed-income securities, diversified among industries and individual issuers. Microsoft's investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S. dollar denominated securities, but also includes foreign currency positions in order to diversify financial risk. The portfolio is primarily invested in short-term securities to minimize interest rate risk and facilitate rapid deployment in the event of immediate cash needs.

Microsoft works with many technology companies and often provides investment funding as part of these alliances. During fiscal 2000, the Company purchased approximately $400 million of Rogers Communications Inc. convertible preferred securities and $200 million of Best Buy Co., Inc. common stock. Also, subsequent to fiscal year-end, Microsoft acquired an additional shareholding in Telewest Communications plc for approximately $2.6 billion. During fiscal 1999, the Company purchased $5.0 billion of AT&T convertible preferred securities and warrants, $600 million of Nextel Communications, Inc. common stock, $500 million of NTL, Inc. convertible preferred stock, $330 million of United Pan-Europe Communications common stock, and $200 million of Qwest Communications International Inc. common stock.

Microsoft and National Broadcasting Company (NBC) operate two MSNBC joint ventures: a 24-hour cable news and information channel, and an online news service. Microsoft is paying $220 million over a five-year period that ends in 2001 for its interest in the cable venture and one-half of the operational funding of both joint ventures. Microsoft guarantees a portion of MSNBC debt.

Microsoft has no material long-term debt and has $164 million of standby multicurrency lines of credit to support foreign currency hedging and cash management. Stockholders' equity at June 30, 2000 was $41.37 billion.

Microsoft will continue to invest in sales, marketing, and product support infrastructure. Additionally, research and development activities will include investments in existing and advanced areas of technology, including using cash to acquire technology. Additions to property and equipment will continue, including new facilities and computer systems for R&D, sales and marketing, support, and administrative staff. Commitments for constructing new buildings were $299 million on June 30, 2000. Cash will also be used to fund ventures and other strategic opportunities.

Since fiscal 1990, Microsoft has repurchased 765 million common shares while
1.99 billion shares were issued under the Company's employee stock option and purchase plans. Microsoft enhanced its repurchase program by selling put warrants. In January 2000, the Company terminated its stock buyback program. Subsequent to fiscal year-end 2000, the Company announced a share repurchase program which will provide shares for issuance to employees under the Company's stock option and stock purchase programs. The market value of all outstanding stock options was $67 billion as of June 30, 2000. During December 1996, Microsoft issued 12.5 million shares of 2.75% convertible exchangeable preferred stock. Net proceeds of $980 million were used to repurchase common shares. The Company's convertible preferred stock matured on December 15, 1999. Each preferred share was converted into 1.1273 common shares.

Management believes existing cash and short-term investments together with funds generated from operations will be sufficient to meet operating requirements.
The Company's cash and short-term investments are available for strategic investments, mergers and acquisitions, and other potential large-scale cash needs that may arise. Microsoft has not paid cash dividends on its common stock.

Recently Issued Accounting Standards
--------------------------------------------------------------------------------
Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of July 1, 2000. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Adoption of these new accounting standards will result in cumulative after-tax reductions in net income of approximately $350 million and other comprehensive income of approximately $50 million in the first quarter of fiscal 2001. The adoption will also impact assets and liabilities recorded on the balance sheet.

The Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin
(SAB) 101, Revenue Recognition in Financial Statements, in December 1999. The SAB summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC issued SAB 101B, which delays the implementation date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company does not believe that adoption of this SAB will have a material impact on its financial statements.

In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) 44, Accounting for Certain Transactions involving Stock Compensation, which clarifies the application of APB 25 for certain issues. The interpretation is effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which are effective after December 15, 1998. The Company does not believe that adoption of FIN 44 will have a material impact on its financial statements.

Issues and Uncertainties
--------------------------------------------------------------------------------
While Microsoft management is optimistic about the Company's long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating its growth outlook.

Rapid Technological Change and Competition
Rapid change, uncertainty due to new and emerging technologies, and fierce competition characterize the software industry, which means that Microsoft's market position is always at risk. Microsoft's ability to maintain its current success is dependent upon the Company's ability to develop and introduce new products and enhance existing products to satisfy consumer demand for new computer technologies. This process is challenging because the pace of change continues to accelerate, creating new opportunities for competitors and subjecting business planning to substantial uncertainty. Competitors, working with new technology, may arrive at a technology that creates a new market altogether and renders the Company's product offerings obsolete. "Open source" software, new computing devices, new microprocessor architectures, the Internet, and Web-based computing models are current examples of the rapid pace of change and intensifying competition. If Microsoft does not successfully identify new product opportunities and develop and bring new products to market in a timely and efficient manner, the Company's business growth will suffer and demand for its products will decrease. Competing operating systems, platforms, and products may gain popularity with customers, computer manufacturers, and developers, reducing Microsoft's future revenue.

Future Initiatives
The Company plans to continue significant investments in software research and development including Microsoft .NET, wireless technologies, digital devices, games, television, and small business. Microsoft is also making significant investments in strategic relationships with third parties, and in online products and services such as MSN, CarPoint(TM) online automotive service, and HomeAdvisor(TM) online real estate service, where the Company has the opportunity to establish leadership in new businesses. It is anticipated that these investments in research and development will increase over historical spending levels without corresponding growth in revenue in the near future. Significant revenue from these product opportunities may not be achieved for a number of years, if at all.

PC Growth Rates
The nature of the PC marketplace is changing in ways that may reduce Microsoft's software sales and revenue growth. Recently, manufacturers have sought to reach more consumers by developing and producing lower cost PCs - PCs that come without pre-installed software or contain software with reduced functionality. In addition to the influx of low-cost PCs, a market for handheld computing and communication devices has developed. While these devices are not as powerful or versatile as PCs, they threaten to erode sales growth in the market for PCs with pre-installed software. This may affect Microsoft's revenue growth because manufacturers may choose not to install Microsoft software in these low-cost PCs or consumers may purchase alternative intelligent devices that do not utilize Microsoft software. These lower-priced devices require Microsoft to provide lower-priced software with a subset of the original functionality. As a result, the Company may generate less revenue from the sale of software produced for these devices than from the sale of software for PCs.

Product Ship Schedules
The PC software industry is inherently complex. New products and product enhancements can require long development and testing periods. Significant delays in new product releases or significant problems in creating new products could damage Microsoft's business.

Saturation
Product upgrades, which enable users to upgrade from earlier versions of the Company's products or from competitors' products, have lower prices and margins than new products. Also, penetration of the Company's desktop applications into large organizations is becoming saturated. These factors are likely to depress future desktop applications revenue growth.

Prices
The competitive factors described above may require Microsoft to lower product prices to meet competition, reducing the Company's net income.

Earnings Process
An increasingly higher percentage of the Company's revenue is subject to ratable recognition, which impacts the timing of revenue and earnings recognition. This policy may be required for additional products, depending on specific license terms and conditions. Also, maintenance and new subscription programs such as the application service provider (ASP) model are increasing in popularity.

Employee Compensation
Microsoft employees currently receive salaries, incentive bonuses, other benefits, and stock options. New government regulations, poor stock price performance, or other factors could diminish the value of the option program to current and prospective employees and force the Company into more of a cash compensation model.

International Operations
Microsoft develops and sells products throughout the world. The prices of the Company's products in countries outside of the United States are generally higher than the Company's prices in the United States because of the costs incurred in localizing software for non-U.S. markets. The costs of producing and selling the Company's products in these countries are also higher. Pressure to globalize Microsoft's pricing structure might require that the Company reduce the sales price of its software in other countries, even though the costs of the software continue to be higher than in the United States. Negative changes in software "piracy" trade protection laws, policies and measures and other regulatory requirements affecting trade and investment; unexpected changes in regulatory requirements for software; social, political, labor or economic conditions in a specific country or region; difficulties in staffing and managing foreign operations; and potential adverse foreign tax consequences; among other factors, could also have an impact on the Company's business and results of operations outside of the United States.

Market Risk
The Company is exposed to foreign currency, interest rate, and securities price risks. A portion of these risks is hedged, but fluctuations could impact the Company's results of operations and financial position. The Company hedges the exposure of accounts receivable and a portion of anticipated revenue to foreign currency fluctuations, primarily with option contracts. The Company monitors its foreign currency exposures daily to maximize the overall effectiveness of its foreign currency hedge positions. Principal currencies hedged include the Euro, Japanese yen, British pound, and Canadian dollar. Fixed income securities are subject to interest rate risk. The portfolio is diversified and consists primarily of investment grade securities to minimize credit risk. The Company routinely uses options to hedge its exposure to interest rate risk in the event of a catastrophic increase in interest rates. Many securities held in the Company's equity and other investments portfolio are subject to price risk. The Company uses options to hedge its price risk on certain highly volatile equity securities.

The Company uses a value-at-risk (VAR) model to estimate and quantify its market risks. The VAR model is not intended to represent actual losses in fair value, but is used as a risk estimation and management tool. Assumptions applied to the VAR model at June 30, 1999 and 2000 include the following: normal market conditions; Monte Carlo modeling with 10,000 simulated market price paths; a 97.5% confidence interval; and a 20-day estimated loss in fair value for each market risk category. Accordingly, 97.5% of the time the estimated 20-day loss in fair value would be nominal for foreign currency denominated investments and accounts receivable at June 30, 1999 and 2000, and would not exceed $95 million and $211 million at June 30, 1999 and 2000 for interest-sensitive investments or $1.38 billion or $1.02 billion at June 30, 1999 and 2000 for equity securities.

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

Litigation
Litigation regarding intellectual property rights, patents, and copyrights occurs in the PC software industry. In addition, there are government regulation and investigation risks along with other general corporate legal risks. The Company is a defendant in a lawsuit filed by the Antitrust Division of the U.S. Department of Justice and a group of nineteen state Attorneys General alleging violations of the Sherman Act and various state antitrust laws. After the trial, the District Court entered Findings of Fact and Conclusions of Law stating that Microsoft had violated sections of the Sherman Act and various state antitrust laws. A Judgment was entered on June 7, 2000 ordering, among other things, the breakup of Microsoft into two companies. On June 20, 2000, the District Court entered an order staying the Judgment of June 7, 2000 in its entirety until the appeal therefrom is heard and decided, unless the stay is earlier vacated by an appellate court. Although Microsoft believes it will obtain ultimate relief from the Judgment, the Company cannot predict with certainty when or the extent to which such relief will be obtained. The failure to obtain relief from certain provisions of the Judgment through the appeal would likely have a material adverse effect on the Company. A large number of antitrust class action lawsuits have been initiated against Microsoft. These cases allege that Microsoft has competed unfairly and unlawfully monopolized alleged markets for operating systems and certain software applications and seek to recover alleged overcharges that the complaints contend Microsoft charged for these products. Although Microsoft believes the claims are without merit and is vigorously defending the cases, the Company cannot predict with certainty the outcome of these lawsuits.

Future Growth Rate
The revenue growth rate in 2001 may not approach the level attained in prior years. As discussed previously, certain operating expenses are expected to increase in 2001. Because of the fixed nature of a significant portion of operating expenses, coupled with the possibility of slower revenue growth, operating margins in 2001 may decrease from those in 2000.