Form 10-K, Exhibit 13
period 2000-06-30
MICROSOFT CORP
filed 2000-09-28
CIK 789019

                                                                    Exhibit 13.4



                             Microsoft Corporation


                              Financial Statements



Income Statements for the three years ended June 30, 2000

Cash Flows Statements for the three years ended June 30, 2000

Balance Sheets as of June 30, 1999 and 2000

Stockholders' Equity Statements for the three years ended June 30, 2000

Notes to Financial Statements

Independent Auditors' Report

Income Statements
(In millions, except earnings per share)

-------------------------------------------------------------------------------------------------------------
Year Ended June 30                                                            1998          1999         2000
-------------------------------------------------------------------------------------------------------------
Revenue                                                                    $15,262       $19,747      $22,956
Operating expenses:
     Cost of revenue                                                         2,460         2,814        3,002
     Research and development                                                2,601         2,970        3,775
     Acquired in-process technology                                            296            --           --
     Sales and marketing                                                     2,828         3,231        4,141
     General and administrative                                                433           689        1,009
     Other expenses                                                            230           115           92
-------------------------------------------------------------------------------------------------------------
         Total operating expenses                                            8,848         9,819       12,019
-------------------------------------------------------------------------------------------------------------
Operating income                                                             6,414         9,928       10,937
Investment income                                                              703         1,803        3,182
Gain on sales                                                                   --           160          156
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   7,117        11,891       14,275
Provision for income taxes                                                   2,627         4,106        4,854
-------------------------------------------------------------------------------------------------------------
Net income                                                                 $ 4,490       $ 7,785      $ 9,421
=============================================================================================================
Earnings per share:
     Basic                                                                 $  0.92       $  1.54      $  1.81
=============================================================================================================
     Diluted                                                               $  0.84       $  1.42      $  1.70
=============================================================================================================

See accompanying notes.

Cash Flows Statements
(In millions)


---------------------------------------------------------------------------------------------------------
Year Ended June 30                                                   1998            1999            2000
---------------------------------------------------------------------------------------------------------
Operations
     Net income                                                  $  4,490        $  7,785        $  9,421
     Depreciation, amortization, and other noncash items            1,024             926             748
     Write-off of acquired in-process technology                      296              --              --
     Gain on sales                                                     --            (160)           (156)
     Stock option income tax benefits                               1,553           3,107           5,535
     Unearned revenue                                               3,268           5,877           6,177
     Recognition of unearned revenue from prior periods            (1,798)         (4,526)         (5,600)
     Other current liabilities                                        208           1,050            (445)
     Accounts receivable                                             (520)           (687)           (944)
     Other current assets                                             (88)           (235)           (775)
---------------------------------------------------------------------------------------------------------
         Net cash from operations                                   8,433          13,137          13,961
---------------------------------------------------------------------------------------------------------
Financing
     Common stock issued                                              959           1,350           2,245
     Common stock repurchased                                      (2,468)         (2,950)         (4,896)
     Put warrant proceeds                                             538             766             472
     Preferred stock dividends                                        (28)            (28)            (13)
---------------------------------------------------------------------------------------------------------
         Net cash used for financing                                 (999)           (862)         (2,192)
---------------------------------------------------------------------------------------------------------
Investing
     Additions to property and equipment                             (656)           (583)           (879)
     Cash portion of WebTV purchase price                            (190)             --              --
     Cash proceeds from sale of Softimage, Inc.                        --              79              --
     Purchases of investments                                     (19,114)        (36,441)        (43,158)
     Maturities of investments                                      1,890           4,674           4,025
     Sales of investments                                          10,798          21,080          28,085
---------------------------------------------------------------------------------------------------------
         Net cash used for investing                               (7,272)        (11,191)        (11,927)
---------------------------------------------------------------------------------------------------------
Net change in cash and equivalents                                    162           1,084            (158)
Effect of exchange rates on cash and equivalents                      (29)             52              29
Cash and equivalents, beginning of year                             3,706           3,839           4,975
---------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                $  3,839        $  4,975        $  4,846
=========================================================================================================

See accompanying notes.

Balance Sheets
(In millions)

-------------------------------------------------------------------------------------------------------
June 30                                                                              1999          2000
-------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and equivalents                                                            $ 4,975       $ 4,846
  Short-term investments                                                           12,261        18,952
-------------------------------------------------------------------------------------------------------
    Total cash and short-term investments                                          17,236        23,798
  Accounts receivable                                                               2,245         3,250
  Deferred income taxes                                                             1,469         1,708
  Other                                                                               752         1,552
-------------------------------------------------------------------------------------------------------
    Total current assets                                                           21,702        30,308
Property and equipment, net                                                         1,611         1,903
Equity and other investments                                                       14,372        17,726
Other assets                                                                          940         2,213
-------------------------------------------------------------------------------------------------------
      Total assets                                                                $38,625       $52,150
=======================================================================================================
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                                                $   874       $ 1,083
  Accrued compensation                                                                396           557
  Income taxes                                                                      1,691           585
  Unearned revenue                                                                  4,239         4,816
  Other                                                                             1,602         2,714
-------------------------------------------------------------------------------------------------------
    Total current liabilities                                                       8,802         9,755
-------------------------------------------------------------------------------------------------------
Deferred income taxes                                                               1,385         1,027
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock--shares authorized 100;
    shares issued and outstanding 13 and 0                                            980            --
  Common stock and paid-in capital--shares authorized 12,000;
    shares issued and outstanding 5,109 and 5,283                                  13,844        23,195
  Retained earnings, including other comprehensive income
    of $1,787 and $1,527                                                           13,614        18,173
-------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                     28,438        41,368
-------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                  $38,625       $52,150
=======================================================================================================

See accompanying notes.

Stockholders' Equity Statements
(In millions)

------------------------------------------------------------------------------------------------------
Year Ended June 30                                                  1998           1999           2000
------------------------------------------------------------------------------------------------------
Convertible preferred stock
  Balance, beginning of year                                     $   980        $   980        $   980
  Conversion of preferred to common stock                             --             --           (980)
------------------------------------------------------------------------------------------------------
    Balance, end of year                                             980            980             --
------------------------------------------------------------------------------------------------------
Common stock and paid-in capital
  Balance, beginning of year                                       4,509          8,025         13,844
  Common stock issued                                              1,262          2,338          3,554
  Common stock repurchased                                          (165)           (64)          (210)
  Structured repurchases price differential                          328           (328)            --
  Proceeds from sale of put warrants                                 538            766            472
  Stock option income tax benefits                                 1,553          3,107          5,535
------------------------------------------------------------------------------------------------------
    Balance, end of year                                           8,025         13,844         23,195
------------------------------------------------------------------------------------------------------
Retained earnings
  Balance, beginning of year                                       5,288          7,622         13,614
------------------------------------------------------------------------------------------------------
  Net income                                                       4,490          7,785          9,421
  Other comprehensive income:
    Net unrealized investment gains/(losses)                         627          1,052           (283)
    Translation adjustments and other                               (124)            69             23
------------------------------------------------------------------------------------------------------
      Comprehensive income                                         4,993          8,906          9,161
  Preferred stock dividends                                          (28)           (28)           (13)
  Immaterial pooling of interests                                     --             --             97
  Common stock repurchased                                        (2,631)        (2,886)        (4,686)
------------------------------------------------------------------------------------------------------
    Balance, end of year                                           7,622         13,614         18,173
------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                  $16,627        $28,438        $41,368
======================================================================================================

See accompanying notes.

Notes to Financial Statements


Accounting Policies

Accounting Principles
The financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States.

Principles of Consolidation
The financial statements include the accounts of Microsoft and its subsidiaries. Significant intercompany transactions and balances have been eliminated. Investments in unconsolidated joint ventures are accounted for using the equity method; the Company's share of joint ventures' activities is reflected in other expenses.

Estimates and Assumptions
Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples include provisions for returns, concessions and bad debts, and the length of product life cycles and buildings' lives. Actual results may differ from these estimates.

Foreign Currencies
Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses.

Revenue Recognition
Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. Revenue from products licensed to original equipment manufacturers is recorded when OEMs ship licensed products while revenue from certain license programs is recorded when the software has been delivered and the customer is invoiced. Revenue from packaged product sales to and through distributors and resellers is recorded when related products are shipped. Maintenance and subscription revenue is recognized ratably over the contract period. Revenue attributable to undelivered elements, including technical support and Internet browser technologies, is based on the average sales price of those elements and is recognized ratably on a straight-line basis over the product's life cycle. When the revenue recognition criteria required for distributor and reseller arrangements are not met, revenue is recognized as payments are received. Costs related to insignificant obligations, which include telephone support for certain products, are accrued. Provisions are recorded for returns, concessions and bad debts.

Cost of Revenue
Cost of revenue includes direct costs to produce and distribute product and direct costs to provide online services, consulting, product support, and training and certification of system integrators.

Research and Development
Research and development costs are expensed as incurred. Statement of Financial Accounting Standards (SFAS) 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, does not materially affect the Company.

Advertising Costs
Advertising costs are expensed as incurred. Advertising expense was $732 million in 1998, $804 million in 1999, and $1.1 billion in 2000.

Income Taxes
Income tax expense includes U.S. and international income taxes, plus the provision for U.S. taxes on undistributed earnings of international subsidiaries. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of this difference is reported as deferred income taxes.

Financial Instruments
The Company considers all liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments generally mature between three months and six years from the purchase date. All cash and short-term investments are classified as available for sale and are recorded at market using the specific identification method; unrealized gains and losses are reflected in other comprehensive income. Cost approximates market for all classifications of cash and short-term investments; realized and unrealized gains and losses were not material.

Equity and other investments include debt and equity instruments.   Debt
securities and publicly traded equity securities are classified as available for sale and are recorded at market using the specific identification method. Unrealized gains and losses are reflected in other comprehensive income. All other investments, excluding joint venture arrangements, are recorded at cost.

Derivative financial instruments are used to hedge certain investments, international revenue, accounts receivable, and interest rate risks, and are, therefore, held primarily for purposes other than trading. These instruments may involve elements of credit and market risk in excess of the amounts recognized in the financial statements. The Company monitors its positions and the credit quality of counter parties, consisting primarily of major financial institutions, and does not anticipate nonperformance by any counter-party.

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of July 1, 2000. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Adoption of these new accounting standards will result in cumulative after-tax reductions in net income of approximately $350 million and other comprehensive income of approximately $50 million in the first quarter of fiscal 2001. The adoption will also impact assets and liabilities recorded on the balance sheet.

Property and Equipment
Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated life of the asset or the lease term, ranging from one to 15 years. As required by SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, Microsoft began capitalizing certain computer software developed or obtained for internal use in fiscal 2000. Capitalized computer software is depreciated using the straight-line method over the shorter of the estimated life of the software or three years.

Reclassifications
As required by Emerging Issues Task Force (EITF) Issue 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option, stock option income tax benefits are classified as cash from operations in the cash flows statement. Prior period cash flows statements have been restated to conform with this presentation. Certain other reclassifications have been made for consistent presentation.

Unearned Revenue
A portion of Microsoft's revenue is earned ratably over the product life cycle or, in the case of subscriptions, over the period of the license agreement.

End users receive certain elements of the Company's products over a period of time. These elements include items such as browser technologies and technical support. Consequently, Microsoft's earned revenue reflects the recognition of the fair value of these elements over the product's life cycle. Upon adoption of SOP 98-9 during the fourth quarter of fiscal 1999, the Company was required to change the methodology of attributing the fair value to undelivered elements. The percentages of undelivered elements in relation to the total arrangement decreased, reducing the amount of Windows and Office revenue treated as unearned, and increasing the amount of revenue recognized upon shipment. The percentage of revenue recognized ratably decreased from a range of 20% to 35% to a range of approximately 15% to 25% of Windows desktop operating systems. For desktop applications, the percentage decreased from approximately 20% to a range of approximately 10% to 20%. The ranges depend on the terms and conditions of the license and prices of the elements. In addition, in the fourth quarter of fiscal 1999, the Company extended the life cycle of Windows from two to three years based upon management's review of product shipment cycles. Product life cycles are currently estimated at 18 months for desktop applications. The Company also sells subscriptions to certain products via maintenance and certain organizational license agreements. At June 30, 1999 and 2000, Windows Platforms products unearned revenue was $2.17 billion and $2.61 billion and unearned revenue associated with Productivity Applications and Developer products totaled $1.96 billion and $1.99 billion. Unearned revenue for other miscellaneous programs totaled $116 million and $210 million at June 30, 1999 and 2000.

Financial Risks

The Company's cash and short-term investment portfolio is diversified and consists primarily of investment grade securities. Investments are held with high-quality financial institutions, government and government agencies, and corporations, thereby reducing credit risk concentrations. Interest rate fluctuations impact the carrying value of the portfolio. The Company routinely hedges the portfolio with options in the event of a catastrophic increase in interest rates. The notional amount of the options outstanding was $4.0 billion and $3.6 billion at June 30, 1999 and 2000. The fair value and premiums paid for the options were not material. Much of the Company's equity security portfolio is highly volatile, so certain positions are hedged.

Finished goods sales to international customers in Europe, Japan, Canada, and Australia are primarily billed in local currencies. Payment cycles are relatively short, generally less than 90 days. Certain international manufacturing and operational costs are incurred in local currencies. Local currency cash balances in excess of short-term operating needs are generally converted into U.S. dollar cash and short-term investments on receipt. Although foreign exchange rate fluctuations generally do not create a risk of material balance sheet gains or losses, the Company hedges a portion of accounts receivable balances denominated in local currencies, primarily with purchased options. The notional amount of options outstanding was $662 million and $1.46 billion at June 30, 1999 and 2000. The fair value and premiums paid for the options were not material.

Foreign exchange rates affect the translated results of operations of the Company's foreign subsidiaries. The Company hedges a portion of planned international revenue with purchased options. The notional amount of the options outstanding was $2.25 billion and $2.08 billion at June 30, 1999 and 2000. The fair value and premiums paid for the options were not material.

At June 30, 1999 and 2000, approximately 50% and 42% of accounts receivable represented amounts due from 10 customers. A single customer accounted for approximately 8%, 11%, and 9% of revenue in 1998, 1999, and 2000.

Microsoft lends certain fixed income and equity securities to enhance investment income. Collateral and/or security interest is determined based upon the underlying security and the credit worthiness of the borrower.

Cash and Short-Term Investments

---------------------------------------------------------------
June 30                                        1999        2000
---------------------------------------------------------------
Cash and equivalents:
  Cash                                      $   635     $   849
  Commercial paper                            3,805       1,986
  Certificates of deposit                       522       1,017
  U.S. government and agency securities          --         729
  Corporate notes and bonds                      --         265
  Money market preferreds                        13          --
---------------------------------------------------------------
    Cash and equivalents                      4,975       4,846
---------------------------------------------------------------
Short-term investments:
  Commercial paper                            1,026         612
  U.S. government and agency securities       3,592       7,104
  Corporate notes and bonds                   6,996       9,473
  Municipal securities                          247       1,113
  Certificates of deposit                       400         650
---------------------------------------------------------------
    Short-term investments                   12,261      18,952
---------------------------------------------------------------
      Cash and short-term investments       $17,236     $23,798
===============================================================

Property and Equipment

----------------------------------------------------------------
June 30                                        1999         2000
----------------------------------------------------------------
Land                                        $   158      $   176
Buildings                                     1,347        1,387
Computer equipment and software               1,433        1,909
Other                                           578          842
----------------------------------------------------------------
  Property and equipment--at cost             3,516        4,314
Accumulated depreciation                     (1,905)      (2,411)
----------------------------------------------------------------
    Property and equipment--net             $ 1,611      $ 1,903
================================================================

During 1998, 1999, and 2000, depreciation expense, of which the majority related to computer equipment, was $528 million, $483 million, and $668 million; disposals were not material.

Equity and Other Investments


---------------------------------------------------------------------------------------------------------------
                                                          Cost           Unrealized     Unrealized     Recorded
June 30, 1999                                            Basis             Gains          Losses         Basis
---------------------------------------------------------------------------------------------------------------
Debt securities recorded at market, maturing:
  Within one year                                       $   682            $    8         $  --         $   690
  Between 10 and 15 years                                   533                30           (33)            530
  Beyond 15 years                                         4,731               347            --           5,078
---------------------------------------------------------------------------------------------------------------
    Debt securities recorded at market                    5,946               385           (33)          6,298
---------------------------------------------------------------------------------------------------------------
Common stock and warrants                                 3,029             3,598          (799)          5,828
Preferred stock                                           2,179                --            --           2,179
Other investments                                            67                --            --              67
---------------------------------------------------------------------------------------------------------------
    Equity and other investments                        $11,221            $3,983         $(832)        $14,372
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                          Cost           Unrealized    Unrealized      Recorded
June 30, 2000                                            Basis             Gains         Losses          Basis
---------------------------------------------------------------------------------------------------------------
Debt securities recorded at market, maturing:
  Within one year                                       $   498            $   27       $    --         $   525
  Between 2 and 10 years                                    388                11            (3)            396
  Between 10 and 15 years                                   775                14           (93)            696
  Beyond 15 years                                         4,745                --          (933)          3,812
---------------------------------------------------------------------------------------------------------------
    Debt securities recorded at market                    6,406                52        (1,029)          5,429
---------------------------------------------------------------------------------------------------------------
Common stock and warrants                                 5,815             5,655        (1,697)          9,773
Preferred stock                                           2,319                --            --           2,319
Other investments                                           205                --            --             205
---------------------------------------------------------------------------------------------------------------
    Equity and other investments                        $14,745            $5,707       $(2,726)        $17,726
---------------------------------------------------------------------------------------------------------------

Debt securities include corporate and government notes and bonds and derivative securities. Debt securities maturing beyond 15 years are composed entirely of AT&T 5% convertible preferred debt with a contractual maturity of 30 years. The debt is convertible into AT&T common stock on or after December 1, 2000, or may be redeemed by AT&T upon satisfaction of certain conditions on or after June 1, 2002. Equity securities that are restricted for more than one year or not publicly traded are recorded at cost. At June 30, 1999 and 2000, the estimated fair value of these investments in excess of their recorded basis was $2.3 billion and $2.7 billion, based on publicly available market information or other estimates determined by management. The Company hedges the risk of significant market declines on certain highly volatile equity securities with options. The options are recorded at market, consistent with the underlying equity securities. At June 30, 1999 and 2000, the notional amount of the options outstanding was $2.1 billion and $4.0 billion; the fair value represents obligations of $1.0 billion and $1.7 billion; and premiums paid for the options were not material. Realized gains and losses of equity and other investments in 1998 were not material; realized gains were $623 million and $1.7 billion in 1999 and 2000 and losses were not material in 1999 and 2000.

Income Taxes

The provision for income taxes consisted of:

Year Ended June 30                       1998         1999         2000
-----------------------------------------------------------------------
Current taxes:
  U.S. and state                       $2,518       $4,027       $4,744
  International                           526          281          535
-----------------------------------------------------------------------
    Current taxes                       3,044        4,308        5,279
Deferred taxes                           (417)        (202)        (425)
-----------------------------------------------------------------------
      Provision for income taxes       $2,627       $4,106       $4,854
=======================================================================

U.S. and international components of income before income taxes were:

Year Ended June 30                   1998         1999        2000
------------------------------------------------------------------
U.S.                               $5,072      $10,649     $11,860
International                       2,045        1,242       2,415
------------------------------------------------------------------
  Income before income taxes       $7,117      $11,891     $14,275
==================================================================

The effective income tax rate increased to 36.9% in 1998 due to the nondeductible write-off of WebTV in-process technologies. In 1999, the effective tax rate was 35.0%, excluding the impact of the gain on the sale of Softimage, Inc. In 2000, the effective tax rate was 34.0%, and included the effect of a 2.5% reduction from the U.S. statutory rate for tax credits and a 1.5% increase for other items. The components of the differences between the U.S. statutory tax rate and the Company's effective tax rate in 1998 and 1999 were not significant.

Deferred income taxes as of June 30 were:

------------------------------------------------------------------
                                                1999          2000
------------------------------------------------------------------
Deferred income tax assets:
  Revenue items                              $ 1,145       $ 1,320
  Expense items                                  648         2,122
------------------------------------------------------------------
    Deferred income tax assets                 1,793         3,442
------------------------------------------------------------------
Deferred income tax liabilities:
  Unrealized gain on investments              (1,046)         (874)
  International earnings                        (647)       (1,766)
  Other                                          (16)         (121)
------------------------------------------------------------------
    Deferred income tax liabilities          $(1,709)      $(2,761)
==================================================================

The Internal Revenue Service (IRS) has assessed taxes for 1990 and 1991, which the Company is contesting in U.S. Tax Court. Income taxes, except for taxes related to the 1990 and 1991 assessments, have been settled with the IRS for all years through 1994. The IRS is examining the Company's U.S. income tax returns for 1995 and 1996. Management believes any related adjustments that might be required will not be material to the financial statements. Income taxes paid were $1.1 billion in 1998, $874 million in 1999, and $800 million in 2000.

Convertible Preferred Stock

During 1996, Microsoft issued 12.5 million shares of 2.75% convertible exchangeable principal-protected preferred stock. Net proceeds of $980 million were used to repurchase common shares. The Company's convertible preferred stock matured on December 15, 1999. Each preferred share was converted into
1.1273 common shares.

Common Stock

Shares of common stock outstanding were as follows:

Year Ended June 30                   1998         1999         2000
-------------------------------------------------------------------
Balance, beginning of year          4,816        4,940        5,109
Issued                                202          213          229
Repurchased                           (78)         (44)         (55)
-------------------------------------------------------------------
Balanced, end of year               4,940        5,109        5,283
===================================================================

Repurchase Program
In January 2000, the Company terminated its stock buyback program. Prior to this termination, the Company periodically repurchased its common shares in the open market to provide shares for issuance to employees under stock option and stock purchase plans. During 1998, the Company executed two forward settlement structured repurchase agreements with an independent third party totaling 42 million shares of stock and paid cash for a portion of the purchase price. In 1999, the Company settled the agreements by returning 28 million shares of stock, based upon the stock price on the date of settlement. The timing and method of settlement were at the discretion of the Company. The differential between the cash paid and the price of Microsoft common stock on the date of the agreement was originally reflected in common stock and paid-in capital.

Put Warrants

Prior to the termination of the stock buyback program, Microsoft enhanced the program by selling put warrants to independent third parties. These put warrants entitle the holders to sell shares of Microsoft common stock to the Company on certain dates at specified prices. On June 30, 2000, warrants to put 157 million shares were outstanding with strike prices ranging from $70 to $78 per share. The put warrants expire between September 2000 and December 2002. The outstanding put warrants permit a net-share settlement at the Company's option and do not result in a put warrant liability on the balance sheet.

Other Comprehensive Income

The changes in the components of other comprehensive income are as follows:

Year Ended June 30                                                                    1998             1999              2000
-----------------------------------------------------------------------------------------------------------------------------
Net unrealized investment gains/(losses):
Unrealized holding gains, net of tax effect of $355 in 1998,
  $772 in 1999, and $248 in 2000                                                     $ 660           $1,432             $ 531
Reclassification adjustment for gains included in
  net income, net of tax effect of $(18) in 1998,
  $(205) in 1999, and $(420) in 2000                                                   (33)            (380)             (814)
-----------------------------------------------------------------------------------------------------------------------------
    Net unrealized investment gains/(losses)                                           627            1,052              (283)
Translation adjustments and other                                                     (124)              69                23
-----------------------------------------------------------------------------------------------------------------------------
      Other comprehensive income/(loss)                                              $ 503           $1,121             $(260)
=============================================================================================================================

Employee Stock and Savings Plans

Employee Stock Purchase Plan
The Company has an employee stock purchase plan for all eligible employees. Under the plan, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or the last day of each six-month period. Employees may purchase shares having a value not exceeding 10% of their gross compensation during an offering period. During 1998, 1999, and 2000, employees purchased 4.4 million, 2.7 million, and 2.5 million shares at average prices of $27.21, $52.59, and $72.38 per share. At June 30, 2000, 68.4 million shares were reserved for future issuance.

Savings Plan
The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 15% of their pretax salary, but not more than statutory limits. The Company contributes fifty cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings. Matching contributions were $39 million, $49 million, and $65 million in 1998, 1999, and 2000.

Stock Option Plans

The Company has stock option plans for directors, officers, and employees, which provide for nonqualified and incentive stock options. Options granted prior to 1995 generally vest over four and one-half years and expire 10 years from the date of grant. Options granted during and after 1995 generally vest over four and one-half years and expire seven years from the date of grant, while certain options vest either over four and one-half years or over seven and one-half years and expire after 10 years. At June 30, 2000, options for 341 million shares were vested and 734 million shares were available for future grants under the plans.

Stock options outstanding were as follows:

                                                 Price per Share
                                          -------------------------------
                                                                 Weighted
                                 Shares           Range           Average
-------------------------------------------------------------------------
Balance, June 30, 1997             956      $ 0.56 - $ 29.80       $ 7.86
  Granted                          138       16.56 -   43.63        31.28
  Exercised                       (176)       0.56 -   31.24         4.64
  Canceled                         (25)       4.25 -   41.94        14.69
                                  ----
Balance, June 30, 1998             893        0.56 -   43.63        11.94
  Granted                           78       45.59 -   83.28        54.62
  Exercised                       (175)       0.56 -   53.63         6.29
  Canceled                         (30)       4.25 -   74.28        21.06
                                  ----
Balance, June 30, 1999             766        0.56 -   83.28        23.87
  Granted                          304       65.56 -  119.13        79.87
  Exercised                       (198)       0.56 -   82.94         9.54
  Canceled                         (40)       4.63 -  116.56        36.50
                                  ----
Balance, June 30, 2000             832        0.56 -  119.13        41.23
=========================================================================

For various price ranges, weighted average characteristics of outstanding stock options at June 30, 2000 were as follows:

                                 Outstanding Options                  Exercisable Options
                     ----------------------------------------------------------------------------
    Range of                       Remaining    Weighted Average               Weighted Average
 Exercise Prices     Shares       Life (Years)       Price           Shares         Price
-------------------------------------------------------------------------------------------------
  $0.56-$5.97         133             2.1           $ 4.57            127           $ 4.53
   5.98-13.62         104             3.0            10.89             84            10.83
  13.63-29.80         135             3.7            14.99             77            14.83
  29.81-43.62          96             4.5            32.08             39            31.98
  43.63-83.28         198             7.3            63.19             14            54.64
  83.29-119.13        166             8.6            89.91             --               --
=================================================================================================

The Company follows Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, to account for stock option and employee stock purchase plans. An alternative method of accounting for stock options is SFAS 123, Accounting for Stock-Based Compensation. Under SFAS 123, employee stock options are valued at grant date using the Black-Scholes valuation model, and this compensation cost is recognized ratably over the vesting period. Had compensation cost for the Company's stock option and employee stock purchase plans been determined as prescribed by SFAS 123, pro forma income statements for 1998, 1999, and 2000 would have been as follows:


Year Ended June 30                                                    1998                        1999                        2000
----------------------------------------------------------------------------------------------------------------------------------
                                                    Reported     Pro Forma      Reported     Pro Forma      Reported     Pro Forma
                                              ------------------------------------------------------------------------------------
Revenue                                              $15,262       $15,262       $19,747       $19,747       $22,956       $22,956
Operating expenses:
     Cost of revenue                                   2,460         2,603         2,814         3,013         3,002         3,277
     Research and development                          2,601         2,963         2,970         3,479         3,775         4,817
     Acquired in-process technology                      296           296            --            --            --            --
     Sales and marketing                               2,828         2,977         3,231         3,438         4,141         4,483
     General and administrative                          433           508           689           815         1,009         1,243
     Other expenses                                      230           230           115           115            92            92
----------------------------------------------------------------------------------------------------------------------------------
          Total operating expenses                     8,848         9,577         9,819        10,860        12,019        13,912
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                       6,414         5,685         9,928         8,887        10,937         9,044
Investment income                                        703           703         1,803         1,803         3,182         3,182
Gain on sales                                             --            --           160           160           156           156
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                             7,117         6,388        11,891        10,850        14,275        12,382
Provision for income taxes                             2,627         2,369         4,106         3,741         4,854         4,210
----------------------------------------------------------------------------------------------------------------------------------
Net income                                           $ 4,490       $ 4,019       $ 7,785       $ 7,109       $ 9,421       $ 8,172
==================================================================================================================================
Diluted earnings per share                           $  0.84       $  0.75       $  1.42       $  1.30       $  1.70       $  1.48
==================================================================================================================================

The weighted average Black-Scholes value of options granted under the stock option plans during 1998, 1999, and 2000 was $11.81, $20.90, and $36.67. Value
was estimated using a weighted average expected life of 5.3 years in 1998, 5.0 years in 1999, and 6.2 years in 2000, no dividends, volatility of .32 in 1998 and 1999 and .33 in 2000, and risk-free interest rates of 5.7%, 4.9%, and 6.2% in 1998, 1999, and 2000.

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

The components of basic and diluted earnings per share were as follows:

------------------------------------------------------------------------------------------
Year Ended June 30                                             1998       1999        2000
------------------------------------------------------------------------------------------
Net income                                                   $4,490     $7,785      $9,421
Preferred stock dividends                                        28         28          13
------------------------------------------------------------------------------------------
Net income available for common shareholders                 $4,462     $7,757      $9,408
==========================================================================================

Weighted average outstanding shares of common stock           4,864      5,028       5,189
Dilutive effect of:
   Common stock under structured repurchases                      6         13          --
   Put warrants                                                  --         --           2
   Preferred stock                                               34         16           7
   Employee stock options                                       458        425         338
------------------------------------------------------------------------------------------
Common stock and common stock equivalents                     5,362      5,482       5,536
==========================================================================================

Earnings per share:
   Basic                                                     $ 0.92     $ 1.54      $ 1.81
==========================================================================================
   Diluted                                                   $ 0.84     $ 1.42      $ 1.70
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

In September 1999, the Company sold the entertainment city guide portion of MSN Sidewalk to Ticketmaster Online-CitySearch, Inc. (TMCS) for a combination of TMCS stock and warrants with a value of $223 million. The transaction also included a distribution agreement. Microsoft recognized a gain of $156 million on the sale and will recognize revenue amounts related to the distribution arrangement over the term of the agreement.

In November 1999, Expedia, Inc. completed an initial public offering of its common stock. Expedia, which is majority-owned by Microsoft, is a leading provider of branded online travel services for leisure and small business travelers. Expedia's financial results and financial condition are consolidated with the operations of Microsoft.

In January 2000, the Company merged with Visio Corporation in a transaction that was accounted for as a pooling of interests. Microsoft issued 14 million shares in the exchange for the outstanding stock of Visio. Visio's assets and liabilities, which were nominal, are included with those of Microsoft as of the merger. Operating results for Visio from periods prior to the merger were not material to the combined results of the two companies. Accordingly, the financial statements for such periods have not been restated.

During fiscal 1999 and 2000, Microsoft also acquired several other entities primarily providing online technologies and services. The Company did not record significant in-process technology write-offs in connection with these transactions.

Commitments

The Company has operating leases for most U.S. and international sales and support offices and certain equipment. Rental expense for operating leases was $95 million, $135 million, and $201 million in 1998, 1999, and 2000. Future minimum rental commitments under noncancelable leases, in millions of dollars, are: 2001, $178; 2002, $172; 2003, $160; 2004, $151; 2005, $139; and thereafter,
$437.

Microsoft has committed $299 million for constructing new buildings and $200 million for the manufacturing of products. During 1996, Microsoft and National Broadcasting Company (NBC) established two MSNBC joint ventures: a 24-hour cable news and information channel and an interactive online news service. Microsoft agreed to pay $220 million over a five-year period for its interest in the cable venture, to pay one-half of operational funding of both joint ventures for a multiyear period, and to guarantee a portion of MSNBC debt.

Contingencies

On October 7, 1997, Sun Microsystems, Inc. ("Sun") brought suit against Microsoft in the U.S. District Court for the Northern District of California. Sun's complaint alleges several claims against Microsoft, all related to the parties' relationship under a March 11, 1996 Technology License and Distribution Agreement (Agreement) concerning certain Java programming language technology.

On March 24, 1998, the Court entered an order enjoining Microsoft from using the Java Compatibility logo on Internet Explorer 4.0 and the Microsoft Software Developers Kit (SDK) for Java 2.0. Microsoft has taken steps to fully comply with the order.

On November 17, 1998, the Court entered an order granting Sun's request for a preliminary injunction, holding that Sun had established a likelihood of success on its copyright infringement claims, because Microsoft's use of Sun's technology in its products was beyond the scope of the parties' license agreement. The Court ordered Microsoft to make certain changes in its products that include Sun's Java technology and to make certain changes in its Java software development tools. The Court also enjoined Microsoft from entering into any licensing agreements that were conditioned on exclusive use of Microsoft's Java Virtual Machine. Microsoft appealed that ruling to the 9th Circuit Court of Appeals on December 16, 1998.

On August 23, 1999 the 9th Circuit Court of Appeals vacated the November 1998 preliminary injunction and remanded the case to the District Court for further proceedings. Sun immediately filed two motions to reinstate and expand the scope of the earlier injunction on the basis of copyright infringement and unfair competition. On January 25, 2000, the Court issued rulings on the two motions, denying Sun's motion to reinstate the preliminary injunction on the basis of copyright infringement and granting, in part, Sun's motion to reinstate the preliminary injunction based on unfair competition. Microsoft is in compliance with the terms of the partially reinstated preliminary injunction and will not need to undertake any further action to comply with the terms of the injunction. No other hearing or trial dates have been set.

The parties have filed multiple summary judgment motions on the interpretation of the Agreement and on Sun's copyright and trademark infringement claims. On February 25, 2000, the Court entered an order denying both parties' motions for summary judgment as to whether the Agreement authorizes Microsoft to distribute independently developed Java Technology. On April 5, 2000, the Trial Court entered an order denying Sun's motion for summary judgment regarding the interpretation of Section 2.7(a), which sets forth certain requirements that Sun must meet when they deliver Java Technology to Microsoft. On May 9, 2000, the Court entered an order granting Microsoft's motion to dismiss Sun's copyright infringement claim and on May 25, 2000, the Court issued a tentative order granting Microsoft's motion to dismiss Sun's claim that it is entitled to liquidated damages based on the alleged improper posting of its source code by Microsoft. The Court has indicated its intention to set a hearing on the remaining motions in September 2000.

On May 18, 1998, the Antitrust Division of the U.S. Department of Justice (DOJ) and a group of state Attorneys General filed two antitrust cases against Microsoft in the U.S. District Court for the District of Columbia. The DOJ complaint alleges violations of Sections 1 and 2 of the Sherman Act. The DOJ complaint seeks declaratory relief as to the violations it asserts and preliminary and permanent injunctive relief regarding: the inclusion of Internet browsing software (or other software products) as part of Windows; the terms of agreements regarding non-

Microsoft Internet browsing software (or other software products); taking or threatening "action adverse" in consequence of a person's failure to license or distribute Microsoft Internet browsing software (or other software product) or distributing competing products or cooperating with the government; and restrictions on the screens, boot-up sequence, or functions of Microsoft's operating system products. The state Attorneys General allege largely the same claims and various pendent state claims. The states seek declaratory relief and preliminary and permanent injunctive relief similar to that sought by the DOJ, together with statutory penalties under the state law claims. The foregoing description is qualified in its entirety by reference to the full text of the complaints and other papers on file in those actions, case numbers 98-1232 and 98-1233.

On May 22, 1998, Judge Jackson consolidated the two actions. The judge granted Microsoft's motion for summary judgment as to the states' monopoly leverage claim and permitted the remaining claims to proceed to trial. Trial began on October 19, 1998 and ended with closing arguments on September 21, 1999. On November 5, 1999, Judge Jackson issued his Findings of Fact. On April 3, 2000 the Court entered its Conclusions of Law, determining that Microsoft "tied" Internet Explorer and Windows 95/98 in violation of Section 1 of the Sherman Act, that Microsoft violated Section 2 of the Sherman Act by taking actions to maintain its monopoly in the desktop-PC operating system market, and that Microsoft attempted to monopolize the Internet browser market in violation of
Section 2 of the Sherman Act. The Court also held that Microsoft did not violate Section 1 of the Sherman Act by entering into a number of contracts challenged by the government. The Court established a schedule for consideration of the remedy to be imposed in a final judgment. On April 28, 2000, the plaintiffs submitted a joint proposed remedy that included a proposed break-up of Microsoft into two companies, an operating systems company, and a company that would own all of Microsoft's other products and businesses. Microsoft submitted its proposed remedy and its proposal for further remedy proceedings on May 10, 2000. On June 7, 2000, Judge Jackson entered the government's proposed order nearly verbatim as his final judgment in the case. That judgment orders a divestiture that will create two separate companies, an "Operating Systems Business" and an "Applications Business," to be implemented one year following a final decision on appeal. It also provides for a broad range of "conduct" remedies that would have gone into effect in 90 days, absent a stay. On June 13, 2000, Microsoft appealed to the United States Court of Appeals. The Court of Appeals immediately entered an order notifying the parties that the Court would hear all matters related to this appeal en banc. The government then asked Judge Jackson to enter an order certifying the case for direct appeal to the Supreme Court. On June 20, 2000, Judge Jackson certified the case for direct appeal to the Supreme Court and simultaneously granted Microsoft's request to stay the entire remedy pending final appeal. The certification divests the Court of Appeals of jurisdiction over the case until the Supreme Court decides whether or not to accept jurisdiction of the case, which is entirely discretionary. The parties have agreed to a briefing schedule on this issue, according to which Microsoft filed its Jurisdictional Statement on July 26, 2000, the government responded on August 15, 2000, and Microsoft replied on August 22, 2000. If the Supreme Court declines to accept jurisdiction, the appeal will return to the Court of Appeals. If the Supreme Court accepts jurisdiction, a schedule will be established for briefing and oral argument on the merits of our appeal.

In other ongoing investigations, the DOJ and several state Attorneys General have requested information from Microsoft concerning various issues. In addition, the European Commission has instituted proceedings in which it alleges that Microsoft has failed to disclose information that Sun claims it needs to interoperate fully with Windows 2000 clients and has engaged in discriminatory licensing of such technology. The remedies sought, though not fully defined, include mandatory disclosure of Microsoft intellectual property concerning Windows operating systems and imposition of fines. Microsoft denies the Commission's allegations and intends to contest the proceedings vigorously.

A large number of antitrust class action lawsuits have been initiated against Microsoft. These cases allege that Microsoft has competed unfairly and unlawfully monopolized alleged markets for operating systems and certain software applications and seek to recover alleged overcharges that the complaints contend Microsoft charged for these products. Microsoft believes the claims are without merit and is vigorously defending the cases.

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

Segment Information

Year Ended June 30

                                                          Productivity
                                           Windows        Applications     Consumer and     Reconciling
                                          Platforms       and Developer       Other           Amounts        Consolidated
-------------------------------------------------------------------------------------------------------------------------
1998
Revenue                                       $6,236          $ 7,458        $ 1,765           $  (197)           $15,262
Operating income                               3,661            4,824         (1,050)           (1,021)             6,414
=========================================================================================================================
1999
Revenue                                       $8,570          $ 8,636        $ 1,854           $   687            $19,747
Operating income                               5,476            4,950         (1,241)              743              9,928
=========================================================================================================================
2000
Revenue                                       $9,265          $10,089        $ 2,718           $   884            $22,956
Operating income                               5,813            4,935         (1,455)            1,644             10,937
=========================================================================================================================

The Company's organizational structure and fundamental approach to business reflect the needs of its customers. As such, Microsoft has three major segments: Windows Platforms; Productivity Applications and Developer; and Consumer and Other. Windows Platforms includes the Windows Division, which is primarily responsible for developing and marketing Windows NT Workstation, Windows 2000 Professional, Windows 98, Windows 95, Windows NT Server, and Windows 2000 Server. Productivity Applications and Developer includes the Business Productivity Division, which is responsible for developing and marketing desktop applications, server applications, and developer tools. Consumer and Other products and services include primarily learning, entertainment, and PC input device products; WebTV and PC online access; and portal and vertical properties. Assets of the segment groups are not relevant for management of the businesses nor for disclosure.

Segment information is presented in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This standard is based on a management approach, which requires segmentation based upon the Company's internal organization and disclosure of revenue and operating income based upon internal accounting methods. The Company's financial reporting systems present various data for management to run the business, including internal profit and loss statements (P&Ls) prepared on a basis not consistent with generally accepted accounting principles. Reconciling items include certain elements of unearned revenue, the treatment of certain channel inventory amounts and estimates, and the classification of revenue from product support and consulting. Additionally, the internal P&Ls use accelerated methods of depreciation and amortization. In fiscal 2000, the Company's internal P&Ls included the Black-Scholes value of employee stock option grants, amortized over the remaining months of the fiscal year of the grant, as well as minor changes to the segments' composition due to various internal reorganizations during the year. Fiscal 1999 disclosures have been restated for consistent presentation. It is not practicable to restate fiscal 1998 for these changes.

Revenue attributable to U.S. operations includes shipments to customers in the United States, licensing to OEMs and certain multinational organizations, and exports of finished goods, primarily to Asia, Latin America, and Canada.
Revenue from U.S operations totaled $10.1 billion, $13.7 billion, and $15.7 billion in 1998, 1999, and 2000. Revenue from outside the United States, excluding licensing to OEMs and certain multinational organizations and U.S. exports, totaled $5.2 billion, $6.0 billion, and $7.3 billion in 1998, 1999, and 2000.

Long-lived assets totaled $1.5 billion and $1.8 billion in the United States in 1999 and 2000 and $154 million and $126 million in other countries in 1999 and 2000.

Independent Auditors' Report
--------------------------------------------------------------------------------
To the Board of Directors and Stockholders of Microsoft Corporation:

We have audited the accompanying consolidated balance sheets of Microsoft Corporation and subsidiaries as of June 30, 1999 and 2000, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP

Seattle, Washington

July 18, 2000